UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Goldman Sachs Group, Inc.

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Proxy Statement 2013 Annual Meeting of Shareholders

The Goldman Sachs Group, Inc.

Notice of 2013 Annual Meeting of Shareholders

Time and Date	9:30 a.m., local time, on Thursday, May 23, 2013

Place	Goldman Sachs offices located at 222 South Main Street, 14th floor, Salt Lake City, Utah 84101

Items of Business	•	Election to our Board of Directors of the 12 director nominees named in the attached Proxy Statement for one-year terms

•	An advisory vote to approve executive compensation (say on pay)

•	Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2013)

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013

•	Consideration of certain shareholder proposals, if properly presented by the relevant shareholder proponents

•	Transaction of such other business as may properly come before our 2013 Annual Meeting of Shareholders

Record Date	The record date for the determination of the shareholders entitled to vote at our Annual Meeting of Shareholders, or any adjournments or postponements thereof, was the close of business on March 25, 2013

Your vote is important to us. Please exercise your shareholder right to vote.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 23, 2013. Our Proxy Statement, 2012 Annual Report to Shareholders and other materials are available on our website at www.gs.com/proxymaterials.

By Order of the Board of Directors,

Beverly L. O’Toole

Assistant Secretary

April 12, 2013

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	i

April 12, 2013

Fellow Shareholders:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of The Goldman Sachs Group, Inc. We will hold the meeting on Thursday, May 23, 2013 at 9:30 a.m., local time, at our offices in Salt Lake City, Utah. We hope that you will be able to attend.

Enclosed you will find a notice setting forth the business expected to come before the meeting, a letter from our Lead Director, the Proxy Statement, a form of proxy and a copy of our 2012 Annual Report to Shareholders.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, we hope that your shares are represented and voted.

While last year certainly presented its own challenges amidst rapidly shifting investor sentiment, we were pleased that our firm performed well relative to our peers, posting solid results. This performance was the result of a competitive position defined by our deep and global client franchise, a mix of core businesses to which we have demonstrated a longstanding commitment, a healthy and resilient balance sheet and the focus and enduring commitment of our people to our client-centered culture.

We never lose sight of the fact that we are stewards of an industry-leading franchise that was built over nearly 145 years. This means that while we have an obligation to meet the near-term demands of the current environment in which we operate, we need not completely surrender to them.

We remain focused on the needs of our clients, committed to prudent risk management, disciplined about our capital and expenses, intent on superior execution and determined to build on our market-leading positions. Our people and the culture they define have positioned us to meet these imperatives, and we have never been more confident in our ability to achieve attractive returns and create long-term value for our shareholders.

Gary Cohn, our President and Chief Operating Officer, and I expand on these and other themes concerning our performance, strategy and outlook in our 2012 Annual Report Letter to Shareholders, which I hope you will read.

In the meantime, I’d like to thank you for your investment in Goldman Sachs. I am optimistic about our future and proud to be part of a firm that has talented and dedicated people thoroughly committed to our success and, as a result, your investment. I look forward to welcoming many of you to our Annual Meeting.

Lloyd C. Blankfein

Chairman and Chief Executive Officer

April 12, 2013

To my fellow shareholders:

It was a privilege to be elected by our independent directors as the Lead Director of our Board of Directors last year, a role that I have embraced wholeheartedly and a responsibility that I take very seriously. I am pleased to write this letter to you to communicate some key areas of focus for our Board over the past year.

We have an active Board with a great diversity of skills, experiences and viewpoints. Our committee structure, with each of our independent directors serving on each of our standing committees, allows each director to be engaged in an efficient, coordinated and thorough manner in all aspects of our Board’s work. This structure provides each of our independent directors with the information and tools needed to understand the risks our firm faces, our financial statements and reporting and how these elements as well as individual performance are woven into our compensation programs and decisions. This common knowledge base, covering all of the key areas of Board oversight, enhances our ability to oversee the management of our firm and to protect the interests of our shareholders.

One of the most important responsibilities we have as independent directors is to carefully evaluate and recommend for nomination new directors who we believe will serve as dedicated stewards of our shareholders’ interests. This past year we created a new approach to evaluating the mix of skills represented on our Board, which we found to be very effective. Two key components of this approach were one-on-one discussions that I held with each of the members of our Corporate Governance, Nominating and Public Responsibilities Committee (Governance Committee), and the development of a skills matrix. Through this process we concluded that international business experience, including financial industry experience, and risk management continue to be of great value to our Board, particularly in light of Stephen Friedman’s retirement next month. We were pleased to welcome three new directors with significant experience in these areas onto our Board. Adebayo Ogunlesi, Chairman and Managing Partner of Global Infrastructure Partners and former Executive Vice Chairman of Credit Suisse, joined our Board in October 2012; Mark Tucker, Executive Director, Group CEO and President of AIA Group Limited, joined our Board in November 2012; and David Viniar, our former Chief Financial Officer with over 30 years of experience at the firm, making him the longest serving CFO of a major financial institution as well as a widely recognized risk manager in the industry, joined our Board in January 2013. Each of them has already made significant contributions to our Board, and we look forward to their continued input in the future. In addition, Mr. Ogunlesi has agreed to become Chair of our Risk Committee when Steve Friedman retires, and we are pleased to have someone with his experience assume this important role. Steve’s judgment, financial acumen and objectivity have been of great value to our Board and our shareholders. We will miss working with him.

Another central focus for the independent directors of our Board is, as always, governance and the related oversight processes and policies. We continually review these processes and policies to ensure that the most effective systems are in place for our Board and our firm at any given time. To this end, our Board enhanced several of our governance practices in 2012, which are discussed below and described in greater detail in our Proxy Statement.

We adopted a new framework relating to both long-term and emergency executive succession planning, which included defining key criteria and responsibilities for certain executive roles and identifying the relevant skill set needed to successfully perform in such roles. Our independent directors held regular and thorough discussions on this topic, which discussions also served as additional background for the CEO evaluation. We found this construct to be effective for succession planning generally, as well as for the recent CFO transition we oversaw.

We clarified that our Governance Committee would take the lead in oversight of our relationships with major external constituencies and of our reputation as well as be responsible for the review of our firm’s philanthropic and educational initiatives. Each of our standing Board committees is required by its charter to take our reputation into account in fulfilling its respective duties and responsibilities, and we continue to be very focused on the reputation of the firm. We expanded the scope of our Governance Committee’s responsibilities specifically to recognize the importance of this. In that connection, we also formed a new subcommittee of our Governance Committee, chaired by Bill George, to focus on these new responsibilities.

In addition, we expanded and revised the format of our Board and Committee evaluations to include both qualitative and quantitative feedback, which resulted in a more robust and thoughtful discussion about our performance. We also implemented for the first time a separate, individual evaluation by the other independent directors of my performance as Lead Director, the feedback from which has proved very helpful to me.

I want you to know that I am acutely aware of the immense responsibility that accompanies the role of Lead Director of a board, particularly at our firm where, over time, we have greatly enhanced this position. Throughout my first year as Lead Director, I have devoted a significant amount of time focusing on my obligations to you, our shareholders, and to our firm. I meet and speak regularly with Lloyd, as well as with other management and non-management employees. In particular, I am very involved in setting the agenda and reviewing and approving the materials for each meeting of our Board and our Governance Committee, as well as approving the agenda for the other standing committees of the Board.

Further, to gain better insight into your views and better serve your interests, I have met with various shareholders representing our diverse shareholder base, as well as with representatives from several of our key constituents. These meetings have provided me, and the other independent directors whom I represent at these meetings, with invaluable information about matters ranging from strategy, regulation and compensation philosophy to board composition and structure. I appreciate the benefits of speaking with, listening to and learning from our shareholders and am committed to continuing this engagement.

In addition to improved communication with shareholders, I am also focused on effective communication among the directors on our Board. I speak regularly with the independent chairs of our other Board committees and with each of our non-employee directors. We hold executive sessions of independent directors without management present at each in-person Board meeting, and the candid exchange of ideas at these sessions is extremely effective. Moreover, this past year I instituted a practice of reaching out to each non-employee director individually in order to obtain feedback and evaluations of both Board and director performance. Each of these conversations has informed the point of view that our directors bring to the boardroom and has contributed to our Board’s ability to actively and effectively oversee the management of our firm.

In the world of rapid change from both a regulatory and business standpoint, we are committed to continuous improvement in our governance and oversight processes. Each director brings a unique perspective that helps create a well-rounded Board that is best able to serve the interests of our shareholders. I am proud to work alongside these men and women who are committed to working tirelessly on your behalf. With your support, I look forward to the opportunity to continue to serve as your Lead Director and contribute to the bright future of this firm.

James J. Schiro

Lead Director

Introduction

Our Proxy Statement contains information about the matters to be voted on at our 2013 Annual Meeting of Shareholders (Annual Meeting) as well as other information about our firm and our corporate governance. Below is an Executive Summary that we hope will be helpful to our shareholders and others who read our Proxy Statement.

We are pleased to be holding our Annual Meeting this year at our offices in Salt Lake City, our second largest location in the United States after our New York/New Jersey campus. Salt Lake City is becoming an increasingly important part of our global operations. We currently have approximately 1,500 employees and other staff there and are continuing to add jobs to this location. We believe that holding our Annual Meeting in Salt Lake City emphasizes the importance of our expanding presence in, and our commitment to, the region and our people there. We will also be providing a live, audio webcast of our Annual Meeting. Details about this webcast can be found on our website at www.gs.com/shareholders.

By April 12, 2013, we will have sent to certain of our shareholders a Notice of Internet Availability of Proxy Materials (Notice). The Notice includes instructions to access our Proxy Statement and 2012 Annual Report to Shareholders and to vote online. Shareholders who do not receive the Notice will continue to receive either a paper or an electronic copy of our proxy materials, which will be sent on or about April 16, 2013. For more information, see Frequently Asked Questions About our Annual Meeting.

Your vote is important to us. Please exercise your shareholder right to vote.

Executive Summary

This summary highlights certain information contained elsewhere in our Proxy Statement. You should read the entire Proxy Statement carefully before voting.

Matters to be Voted on at our 2013 Annual Meeting

	Board Recommendation	For more detail, see page:
Management Proposals
1. Election of Directors	FOR each director	6
2. Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR	25
3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2013) (2013 SIP)	FOR	53
4. Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2013	FOR	60
Shareholder Proposals
5. Human Rights Committee Requests that our firm establish a Human Rights Committee	AGAINST	62
6. Goldman Sachs Lobbying Disclosure Requests a report disclosing various policies, procedures and expenditures relating to lobbying	AGAINST	63
7. Proxy Access for Shareholders Requests that we adopt a specific proxy access regime	AGAINST	66
8. Maximization of Value for Shareholders Requests that the Board engage an investment bank to consider the merger or sale of our firm	AGAINST	68

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	1

Recent Governance Developments

•	There have been several important developments regarding our Board composition:

–	James J. Schiro has served as our Lead Director since May 2012.

–	Adebayo O. Ogunlesi and Mark E. Tucker joined our Board as independent directors in 2012.

–	Upon his retirement as Chief Financial Officer (CFO), David A. Viniar joined our Board as a non-employee director in January 2013. Harvey M. Schwartz became our CFO at that time.

–	Having reached the retirement age under our Corporate Governance Guidelines, Stephen Friedman will retire from our Board effective May 22, 2013; Mr. Ogunlesi will replace Mr. Friedman as Chair of our Risk Committee at that time.

–	The average tenure of our director nominees is approximately five years.

•	We expanded the role of our Corporate Governance and Nominating Committee:

–	The Committee’s name was changed to the Corporate Governance, Nominating and Public Responsibilities Committee (Governance Committee).

–	We clarified that the Governance Committee would take the lead in oversight of our relationships with major external constituencies and of our reputation as well as review of our firm’s philanthropic and educational initiatives.

–	A new subcommittee (the Public Responsibilities Subcommittee) of the Governance Committee, chaired by William W. George, focuses specifically on these new responsibilities. The other members of the subcommittee are James A. Johnson, Mr. Schiro and Debora L. Spar.

Our 2012 Performance

•	We had solid performance in 2012:

–	Net earnings of $7.48 billion (a 68% increase from 2011)

–	Pre-tax earnings of $11.2 billion (an 82% increase from 2011)

–	Net revenues of $34.16 billion (a 19% increase from 2011)

–	Diluted earnings per common share of $14.13 (a more than 200% increase from 2011)[1]

–	Return on average common shareholders’ equity (ROE) of 10.7% (a 189% increase from 2011)[1]

–	Book value per common share (BVPS) of $144.67 (an 11% increase from 2011)

–	Second-lowest ratio of compensation and benefits to net revenues since we became a public company

•	The graph below demonstrates our outperformance relative to the average of our core competitors[2] with respect to 2012 ROE.

[1]	Diluted earnings per common share and ROE for 2011 were reduced by the impact of a $1.64 billion preferred dividend related to the redemption of the firm’s Series G Preferred Stock.
[2]	Core competitors in the Core Competitor Average in both graphs on pages 2 and 3 are JPMorgan Chase & Co., Morgan Stanley, Citigroup Inc. and Bank of America Corporation. Bank of America Corporation is excluded for Pre-Tax Earnings Growth due to losses in 2011 preventing a year-over-year comparison.

2	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

•	The graph below shows the growth of our BVPS, net revenues and pre-tax earnings for 2012 compared to 2011 relative to the average of our core competitors for the same period.

•

The graph below shows the reduction in our average compensation and benefits to net revenues ratio from fiscal 2000-2007 (pre-global financial crisis) compared to our average compensation and benefits to net revenues ratio from 2009-2012 (post-global financial crisis).

Compensation ratio is defined as compensation and benefits expense as a percentage of net revenues. Represents our fiscal 2000-2007 average compensation ratio versus our 2009-2012 average compensation ratio. Compensation and benefits expense includes employee initial public offering and acquisition award expenses, if any, except for nonrecurring employee initial public offering and acquisition expense in 2000 of $290 million.

Other Company Statistics

•	Market capitalization of approximately $67.3 billion as of the record date.

•	460,782,218 shares of The Goldman Sachs Group, Inc. common stock (Common Stock) outstanding as of the record date.

•	32,400 staff members (includes employees, consultants and temporary staff) as of December 31, 2012.

•

For 2012 we ranked first in worldwide announced and completed mergers and acquisitions as well as in worldwide equity and equity-related offerings and common stock offerings (as reported by Thomson Reuters).

•	Since 2008 our total charitable giving, including in support of 10,000 Women, 10,000 Small Businesses and Goldman Sachs Gives (GS Gives), has been in excess of $1.6 billion.

•

During 2012 we increased our quarterly dividend by $0.15 per share in the aggregate to $0.50 per share and repurchased approximately 42 million shares in the aggregate under our share repurchase program.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	3

Named Executive Officer Compensation (see Compensation Matters beginning on page 25)

Below are certain highlights of our compensation program. It is important that you review the Compensation Discussion and Analysis and the compensation-related tables for a complete understanding of our compensation program.

2012 Annual Compensation

•	Our 2012 named executive officers (NEOs) are Lloyd C. Blankfein (CEO), Gary D. Cohn (COO), David A. Viniar (CFO for 2012), J. Michael Evans and John S. Weinberg (two of our Vice Chairmen).

•

Consistent with our pay for performance philosophy, NEO compensation increased for 2012. Annual variable compensation for 2012 for our NEOs was $19 million for our CEO, $17.15 million for our COO and CFO and $15.15 million for each of our other NEOs.

•

Equity-based awards continue to constitute a significant portion of the annual variable compensation awarded to our NEOs. 70% of 2012 annual variable compensation awarded to our NEOs was in the form of restricted stock units (RSUs), and the remainder was in cash.

•

Key terms of the RSUs granted for 2012 performance (2012 Year-End RSUs) continue to include: pro-rata delivery over three years, five-year transfer restrictions that will apply from the date of grant to substantially all the shares of Common Stock underlying the restricted stock units (Shares at Risk) delivered to our NEOs and forfeiture and recapture provisions (Clawback Provisions).

Long-Term Performance Incentive Plan (LTIP)

•

In 2011 the first awards under our LTIP were granted. Long-term incentive awards granted under our LTIP are not part of annual compensation because they are not intended to compensate for past service but rather to further align our NEOs’ long-term compensation with our firm’s long-term future performance. No amounts are earned until the end of the performance period.

•

Consistent with the existing terms of the awards, in December 2012 our Compensation Committee extended the performance period of the LTIP awards granted in January 2011 for an additional five years, from December 2013 to December 2018, for each of our NEOs, other than Mr. Viniar. The performance objectives continue to apply during the extended performance period, no amounts are earned based on results for any one year and negative returns in any year will offset positive returns in another. The performance periods of both of Mr. Viniar’s outstanding LTIP awards were not extended as a result of his retirement as CFO.

•

In January 2013 our Compensation Committee granted to each NEO, other than Mr. Viniar, an award under our LTIP with an initial notional value of $5 million for each of our CEO and COO and $4 million for each of our other NEOs. The terms of these awards, including the performance metrics and thresholds, the Clawback Provisions and the minimum performance period of three years, are the same as the terms of the LTIP awards granted in February 2012 (2012 LTIP), other than the initial notional value; all terms, including performance objectives, continue to apply through the end of the performance period.

Additional Features of our Executive Compensation Program

•	Our Compensation Committee considers the safety and soundness of our firm in making all executive compensation determinations.

•	No executive officer has an employment agreement that provides for guaranteed payments, severance or “golden parachute” payments.

•	Equity-based awards have Clawback Provisions. Upon retirement, there is no acceleration of delivery of equity-based awards, and transfer restrictions continue.

•

Our seven senior executive officers (CEO, COO, CFO and Vice Chairmen, collectively, Senior Executives) must retain 75% of after-tax shares received as compensation, and all of our approximately 460 participating managing directors (PMDs) must retain 25% of such shares, in each case, for so long as he or she holds such position.

•

All of our executive officers are prohibited from hedging any shares of our Common Stock, even shares that may be freely sold. Equity-based awards and shares subject to transfer restrictions may not be pledged. None of our NEOs has pledged any shares of Common Stock.

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Corporate Governance Highlights (see Corporate Governance beginning on page 6)

We are committed to active engagement with our shareholders throughout the year. We believe this ongoing engagement process helps us arrive at balanced and appropriate solutions for our diverse shareholder base.

Our Board

	Director Nominees	Percentage of Independent Director Nominees	2012 Meetings
Board	12	75%	13
Audit Committee	9	100%	13
Compensation Committee	9	100%	8
Governance Committee	9	100%	8
Risk Committee	9	100%	6
Executive Sessions of Independent Directors	—	—	14	(a)

(a)

Includes seven executive sessions of our independent directors chaired by our Lead Director and seven additional sessions led by the chairs of our Audit, Risk and/or Compensation Committees during which our independent directors met without management present.

•

Our current director attendance for Board and committee meetings averaged over 98% in 2012, and each director attended well over 75% of meetings (the threshold for disclosure under Securities and Exchange Commission (SEC) rules).

•	We require each director to own a minimum of 5,000 shares or RSUs, with a transition period for new directors.

•	All RSUs granted to a director must be held for the director’s entire tenure on our Board. Directors are not permitted to hedge or pledge these RSUs.

Governance Practices

•

In 2012 our independent directors appointed Mr. Schiro as our new Lead Director. In connection with this transition, Mr. Schiro and our independent directors worked together to enhance our existing governance practices by:

–	Improving the process by which our Governance Committee reviews and considers candidates for, and the diversity of, our Board (board succession planning), including, for example, by utilizing a skills matrix geared to corporate strategy and the evolving regulatory environment as a tool to review board composition.

•

Our Board thinks broadly about diversity. It considers a range of types of diversity, including race, gender, ethnicity, sexual orientation, culture, nationality and geography, as well as diversity of viewpoints, backgrounds, skills, experiences and expertise.

–	Adopting a new framework relating to executive succession planning, both long-term and emergency, and facilitating regular and thorough discussions by our independent directors on this topic.

–	Expanding and changing our Board and Committee evaluations, including by adding a separate, individual evaluation of the Lead Director.

–	Placing additional focus on and structure around the CEO evaluation process, which is conducted by our Lead Director with our Governance Committee.

–	Implementing one-on-one discussions between the Lead Director and each non-employee director to obtain ongoing feedback and evaluations of Board and director performance.

–	Proactively reaching out, primarily through our Lead Director, to our shareholders and key constituents.

Shareholder Rights

•	We have a single class share structure.

•	We do not have a “poison pill.”

•	We have no supermajority vote requirements in our by-laws or charter.

•	We have annual elections of directors (i.e., no staggered board), with majority voting in uncontested elections.

•	Shareholders holding at least 25% of our outstanding shares of Common Stock can call a special meeting.

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Corporate Governance

Item 1. Election of Directors

Our Board currently consists of 13 directors, 10 of whom are independent and one of whom is our recently retired CFO.

Pursuant to the policies and procedures set forth in our Corporate Governance Guidelines, Stephen Friedman, having reached the Board retirement age of 75, will not stand for re-election at our Annual Meeting. Our Board extends sincere gratitude to Mr. Friedman for over eight years of service. Mr. Friedman, formerly the Chair of our Audit Committee and currently the Chair of our Risk Committee, has worked diligently and has consistently provided the Board with astute and independent insight and advice. His extensive knowledge of our business, having worked at the firm from 1966 to 1994, and the experience gained from his subsequent positions within the financial industry, were invaluable to our Board and the risk management of the firm.

On the recommendation of our independent directors, our Board has determined that Adebayo O. Ogunlesi will replace Mr. Friedman as the Chair of our Risk Committee upon Mr. Friedman’s retirement. Mr. Ogunlesi was recommended by our independent Governance Committee based on, among other things, his financial expertise and financial industry experience.

Board Succession Planning

Our Governance Committee seeks to build and maintain an effective, well-rounded, financially literate and diverse Board that operates in an atmosphere of candor and collaboration. Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our Governance Committee. The Committee carries out this function through an ongoing, year-round process, which includes the Committee’s annual evaluation of our Board.

Board of Directors’ Qualifications and Experience

Our Governance Committee does not set specific, minimum qualifications that directors must meet in order for the Committee to recommend them to our Board, but rather believes that each director and director candidate should be evaluated based on his or her individual merits, taking into account our firm’s needs and the composition of our Board. To assist the Committee in evaluating the needs of our Board and identifying director candidates, our Lead Director, based on his discussions with each member of our Governance Committee, has developed a matrix of certain skills and experiences that would be beneficial to have represented on our Board at any particular point in time.

There are certain qualifications and experience that all of our director nominees possess:

•	Integrity, business judgment and commitment;

•	Leadership and expertise in their respective fields;

•	Demonstrated management ability;

•	Financial literacy;

•	Extensive experience in the public, private or not-for-profit sectors, gained through their current and past senior executive and board positions, including on our Board; and

•	Active involvement in educational, charitable and community organizations.

Our director nominees have a great diversity of experiences and bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders. They have developed skills and gained experience across a broad range of industries, including financial services,

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consumer products, retail, industrial resources, manufacturing and academia, in both established and growth markets, and in the public, private and not-for-profit sectors. In the biographies of our director nominees below, we describe certain areas of individual expertise that each director nominee brings to our Board, including:

Directors’ Qualifications and Experience
Financial industry	Risk management	Accounting
Multi-industry experience	Business ethics	Credit evaluation
Corporate governance	Leadership	Human capital management
Global experience	Strategic thinking	Technology and new media
Management	Operations	Government, law, public policy and regulatory affairs
Marketing and branding	Philanthropy
Academia	Reputational and social issues

While we value the financial industry experience our directors bring to our Board, we take very seriously any actual or perceived conflicts of interest. We maintain a policy with respect to outside director involvement with financial firms, such as private equity firms or hedge funds. Under this policy, in determining whether to approve any current or proposed affiliation of a non-employee director or director candidate with a financial firm, our Board will consider, among other things:

•

the nature of the director’s or candidate’s current or proposed role with respect to the financial firm (for example, advisor, executive officer or partner, as well as the type of focus and degree of involvement);

•	the nature and scope of such financial firm’s business; and

•

the legal, reputational, operational and business issues presented, and the nature, feasibility and scope of any restrictions, procedures or other steps that would be necessary or appropriate to ameliorate any perceived or potential future conflicts or other issues.

Diversity

Our Board believes that diversity is an important attribute of a well-functioning board. In selecting qualified candidates to serve as directors, our Governance Committee considers a range of types of diversity, including race, gender, ethnicity, sexual orientation, culture, nationality and geography, seeking to develop a board that, as a whole, reflects diverse viewpoints, backgrounds, skills, experiences and expertise. Among the factors the Committee considers in identifying and evaluating a potential director candidate is the extent to which the candidate would add to the diversity of our Board, and the Committee considers the same factors in determining whether to re-nominate an incumbent director, as described below.

Process for the Review of Director Candidates

Throughout the year, our Governance Committee, which includes all of our independent directors and is chaired by our Lead Director, discusses, evaluates in detail and meets with, possible director candidates to join our Board. Potential director candidates may be brought to the attention of the Committee from a variety of sources, including our people, our independent directors and our shareholders. To assist in identifying possible director candidates, the Committee has also retained a professional search firm to provide the Committee with additional potential candidates and background information for review and consideration.

After the Committee’s initial review of a potential director candidate’s professional experience and assessment as to how he or she would contribute to the needs of our Board, the Committee will determine whether to recommend the potential candidate to our Board for further consideration and a more in-depth review. Potential candidates are screened to determine their qualifications, any potential conflicts of interest and any barriers to a determination of independence.

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In identifying and recommending director candidates, the Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, including:

•	judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•	diversity of viewpoints, backgrounds, experiences and other demographics;

•	business or other relevant experience; and

•

the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of our Board will build a strong, well-rounded and effective board that is collegial and responsive to the needs of our firm and our shareholders.

Our Governance Committee will consider candidates recommended by shareholders in the same manner as other candidates. Shareholders wishing to submit potential director candidates for consideration by our Governance Committee should follow the instructions in Frequently Asked Questions About our Annual Meeting.

Recent Changes to our Board

As part of its ongoing review of Board composition and in anticipation of Mr. Friedman reaching the retirement age, our Governance Committee concluded that international business experience, including current experience in the financial industry, as well as risk management expertise, remain important attributes for our Board. To this end, our Board, upon the recommendation of our Governance Committee, appointed each of Mr. Ogunlesi (in October 2012), Mr. Tucker (in November 2012) and Mr. Viniar (in September 2012, effective January 2013) as a director to hold office for a term expiring at our Annual Meeting. Mr. Ogunlesi and Mr. Tucker were each appointed to all of our Board’s standing committees. The members of our Governance Committee, based on each director’s experience working closely with Mr. Viniar as CFO, believed he would be a valuable addition to the Board. Mr. Ogunlesi was identified to our Lead Director by our Chairman and CEO, and Mr. Tucker was identified to our Lead Director by a non-executive employee of our firm. Our Lead Director then conducted a preliminary assessment of each of Messrs. Ogunlesi and Tucker, including meeting with each of them, and proposed them for consideration by the full Governance Committee, which reviewed and considered these candidates through the process described above. Our Governance Committee determined that these individuals, as well as Mr. Viniar, possess important skills that will contribute to the effective functioning of our Board.

Our Director Nominees

After consideration of the factors described below, as well as the individual qualifications and experience of each of our director nominees and his or her contributions to our Board, our Board has concluded that each of our director nominees should be re-elected to our Board.

Our Board unanimously recommends that shareholders vote FOR all of our director nominees.

Nomination Process

In considering whether to recommend that the Board nominate a director for re-election at our Annual Meeting, the Governance Committee considers a variety of factors, such as:

•	The extent to which the director’s skills, qualifications and experiences continue to contribute to the success of our Board;

•	Attendance and participation at, and preparation for, Board and Committee meetings;

•	Independence;

•	Outside board and other affiliations, including any actual or perceived conflicts of interest;

•	Feedback from the individual discussions between each non-employee director and our Lead Director;

•	Shareholder feedback; and

•	The extent to which the director continues to contribute to the diversity of our Board.

Each of our director nominees elected at our 2012 Annual Meeting of Shareholders received the overwhelming support of the votes cast.

8	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Name	Age	Independent	Director Since	Occupation/Career Highlights	Other Current Public Company Boards	Committee Membership
Lloyd C. Blankfein	58	No	April 2003	Our Chairman and CEO	0	None
M. Michele Burns	54	Yes	October 2011	CEO, Retirement Policy Center sponsored by Marsh & McLennan Companies, Inc.	2	All Chair, Audit Committee
Gary D. Cohn	52	No	June 2006	Our President and COO	0	None
Claes Dahlbäck(a)	65	Yes	June 2003	Senior Advisor, Investor AB and Foundation Asset Management	0	All
William W. George	70	Yes	December 2002	Professor of Management Practice, Harvard Business School	1	All Chair, Public Responsibilities Subcommittee
James A. Johnson	69	Yes	May 1999	Former Vice Chairman, Perseus L.L.C.	2	All Chair, Compensation Committee
Lakshmi N. Mittal	62	Yes	June 2008	Chairman and CEO, ArcelorMittal S.A.	2	All
Adebayo O. Ogunlesi	59	Yes	October 2012	Chairman and Managing Partner, Global Infrastructure Partners	2	All(b)
James J. Schiro	67	Yes	May 2009	Retired, Chairman and CEO, Zurich Financial Services	3	All Lead Director Chair, Governance Committee
Debora L. Spar	49	Yes	June 2011	President, Barnard College	0	All
Mark E. Tucker	55	Yes	November 2012	Executive Director, Group CEO and President, AIA Group Limited	0	All
David A. Viniar	57	No	January 2013	Retired, CFO, The Goldman Sachs Group, Inc.	0	None

(a)	Mr. Dahlbäck also serves as a director of our subsidiary, Goldman Sachs International.

(b)	As of May 22, 2013, Mr. Ogunlesi will be Chair of our Risk Committee.

If elected by our shareholders, the 12 director nominees, all of whom are currently members of our Board, will serve for a one-year term expiring at our 2014 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

Each of our director nominees has been recommended for election by our Governance Committee and approved and nominated for election by our Board. All of our directors are elected by majority vote of our shareholders. An incumbent director who fails to receive a majority of FOR votes will be required to tender his or her resignation to our Board. Our Governance Committee will then assess whether there is a significant reason for the director to remain on our Board, and will make a recommendation to our Board regarding the resignation.

For detailed information on the vote required for the election of directors and the choices available for casting your vote, please see Frequently Asked Questions About our Annual Meeting.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	9

Below is biographical information about our director nominees. This information is current as of February 1, 2013 and has been confirmed by each of our director nominees for inclusion in our Proxy Statement. There are no family relationships between any of our directors or executive officers.

Lloyd C. Blankfein, 58 Chairman and Chief Executive Officer Director Since: April 2003 Other Current Public Company Directorships: None Other Public Company Directorships within past 5 years: None

Career Highlights

•	Goldman Sachs

–	Chairman and Chief Executive Officer (June 2006 – Present)

–	President and Chief Operating Officer (January 2004 – June 2006)

–	Vice Chairman with management responsibility for Fixed Income, Currency and Commodities (FICC) and Equities Divisions (April 2002 – January 2004)

–	Co-head of FICC (1997 – April 2002)

–	Head and/or Co-head of the Currency and Commodities Division (1994 – 1997)

Other Professional Experience and Community Involvement

•	Member, Dean’s Advisory Board, Harvard Law School

•	Member, Dean’s Council, Harvard University

•	Member, Advisory Board, Tsinghua University School of Economics and Management

•	Member, Board of Overseers, Weill Cornell Medical College

•	Member, Board of Directors, Partnership for New York City

Experience and Qualifications

With over 30 years of experience in various positions at Goldman Sachs in New York and London, Mr. Blankfein has extensive knowledge of all aspects of our business, including our risk management practices and our strategy. Mr. Blankfein utilizes this firm-specific knowledge and experience in his role as Chairman to, among other things, guide Board discussions and keep our Board apprised of significant developments in our business.

M. Michele Burns, 54

Director Since: October 2011

Committees: Chair, Audit Committee; member of all other standing committees

Other Current Public Company Directorships: Cisco Systems, Inc. and Wal-Mart Stores, Inc.

Other Public Company Directorships within past 5 years: None

Career Highlights

•

Chief Executive Officer, Retirement Policy Center, sponsored by Marsh & McLennan Companies, Inc. (MMC); Center focuses on retirement public policy issues (October 2011 – Present); Center Fellow and Strategic Advisor, Stanford University Center on Longevity (August 2012 – Present)

•	Chairman and Chief Executive Officer, Mercer LLC, a subsidiary of MMC and a global leader in human resource consulting, outsourcing and investment services (September 2006 – early October 2011)

•	Chief Financial Officer, MMC, a global professional services and consulting firm (March 2006 – September 2006)

•	Chief Financial Officer, Chief Restructuring Officer and Executive Vice President, Mirant Corporation, a competitive energy company (May 2004 – January 2006)

•

Executive Vice President and Chief Financial Officer, Delta Air Lines, Inc., an air carrier, which filed for protection under Chapter 11 of the United States Bankruptcy Code in September 2005 (including various other positions, 1999 – April 2004)

•	Senior Partner and Leader, Southern Regional Tax Practice, Arthur Andersen LLP, an accounting firm (including various other positions, 1981 – 1999)

Other Professional Experience and Community Involvement

•	Board member and Treasurer, Elton John AIDS Foundation

Experience and Qualifications

As the former Chief Financial Officer of several global public companies, Ms. Burns brings to our Board substantial expertise in accounting and the review and preparation of financial statements, which she draws upon as our Audit Committee Chair. In addition, as the former CEO of Mercer LLC, Ms. Burns brings to our Board her experience in human capital management and strategic consulting, which assists our Board in its oversight of our firm’s strategy. Through her service on the boards of directors and board committees of other public companies and not-for-profit entities, Ms. Burns has developed additional leadership and corporate governance expertise.

10	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Gary D. Cohn, 52 President and Chief Operating Officer Director Since: June 2006 Other Current Public Company Directorships: None Other Public Company Directorships within past 5 years: None

Career Highlights

•	Goldman Sachs

–	President and Chief Operating Officer (or Co-Chief Operating Officer) (June 2006 – Present)

–	Co-head of global Securities businesses (December 2003 – June 2006)

–	Co-head of FICC (September 2002 – December 2003)

–	Co-Chief Operating Officer of FICC, Head of Commodities and other FICC businesses (variously, 1999 – 2002)

–	Head of Commodities (1996 – 1999)

Other Professional Experience and Community Involvement

•	Trustee, American University

•	Trustee, NYU Langone Medical Center

•	Chairman, Advisory Board, NYU Hospital for Joint Diseases

•	Trustee, Harlem Children’s Zone

Experience and Qualifications

Over the course of his more than 20-year career at Goldman Sachs in New York and London, and in his current role as President and Chief Operating Officer, Mr. Cohn has developed broad experience across our firm and brings to our Board substantial insight into the firm’s various business lines and day-to-day operations. Mr. Cohn has particular expertise in commodities and related markets, having previously served as a director of the London Metals Exchange and as a member of the Board of Directors and the Executive Committee of the New York Mercantile Exchange and the Commodity Exchange.

Claes Dahlbäck, 65 Director Since: June 2003 Committees: Member, all standing committees Other Current Public Company Directorships: None Other Public Company Directorships within past 5 years: None

Career Highlights

•	Investor AB, a Sweden-based investment company

–	Senior Advisor (April 2005 – Present)

–	Chairman (April 2002 – April 2005)

–	Vice-Chairman (April 1999 – April 2002)

–	President and Chief Executive Officer (1978 – 1999)

•	Senior Advisor, Foundation Asset Management, which is owned by three Wallenberg Foundations and acts as advisor to the Foundations with respect to their holdings (November 2007 – Present)

Other Professional Experience and Community Involvement

•	Director, Goldman Sachs International

•	Member, Royal Swedish Academy of Engineering Sciences and Royal Swedish Society of Naval Sciences

•	Honorary Doctor and Director, Stockholm School of Economics; Chair, Stockholm School of Economics Foundation

•	Chair, Leader of the Year Award

•	Commander, Order of the White Rose of Finland

•	Recipient, Swedish Kings Medal of the Twelfth Night with the Seraphim Ribbon

Experience and Qualifications

During his more than 30 years at Investor AB, Mr. Dahlbäck developed extensive experience in investment banking (through his involvement in Investor AB’s numerous mergers and acquisitions) and in investment management. Mr. Dahlbäck’s critical insight in these areas, along with his substantial experience in international business, assists our Board in its oversight of the firm’s global investment banking and asset management businesses. Through his current and prior service on the boards of directors and board committees of companies and not-for-profit entities, Mr. Dahlbäck has also developed expertise in corporate governance.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	11

William W. George, 70

Director Since: December 2002

Committees: Chair, Public Responsibilities Subcommittee; member of all other standing committees

Other Current Public Company Directorships: Exxon Mobil Corporation

Other Public Company Directorships within past 5 years: Novartis AG

Career Highlights

•	Professor of Management Practice, Harvard Business School (January 2004 – Present)

•	Medtronic, Inc., a medical technology company

–	Chairman (April 1996 – April 2002)

–	Chief Executive Officer (May 1991 – May 2001)

–	President and Chief Operating Officer (1989 – 1991)

•	Executive Vice President, Honeywell International Inc., a diversified technology and manufacturing company (1978 – 1989)

•	President, Litton Microwave Cooking; Vice President, Litton Industries, a diversified manufacturing company (1969 – 1978)

Other Professional Experience and Community Involvement

•	Board member, World Economic Forum USA

•	Board member, Guthrie Theater

•	Trustee, Mayo Clinic

•	Former Professor of Leadership and Governance, International Institute for Management Development

•	Former Visiting Professor of Technology Management, École Polytechnique Fédérale de Lausanne

•	Former Executive-in-Residence, Yale School of Management

•	Former Trustee, Carnegie Endowment for International Peace

Experience and Qualifications

A professor of management practice at Harvard Business School and author of books on leadership, Mr. George brings academic expertise in business management and corporate governance to our Board, along with significant practical experience in management, technology and governance developed during his career as Chief Executive Officer and Chairman of Medtronic, Inc. and as a senior executive at Honeywell International Inc. and Litton Industries. Mr. George’s current and prior service on the boards of directors and board committees of several other public companies and not-for-profit entities has given him additional perspective on management and corporate governance.

James A. Johnson, 69

Director Since: May 1999

Committees: Chair, Compensation Committee; member of all other standing committees

Other Current Public Company Directorships: Forestar Group Inc. and Target Corporation

Other Public Company Directorships within past 5 years: KB Home and UnitedHealth Group Inc.

Career Highlights

•	Vice Chairman, Perseus L.L.C., a merchant banking and private equity firm (April 2001 – June 2012)

•	Fannie Mae

–	Chairman of the Executive Committee (1999)

–	Chairman and Chief Executive Officer (February 1991 – 1998)

–	Vice Chairman (1990 – February 1991)

Other Professional Experience and Community Involvement

•	Chairman Emeritus, John F. Kennedy Center for the Performing Arts

•	Member, Council on Foreign Relations

•	Member, American Academy of Arts and Sciences

•	Member and Treasurer, American Friends of Bilderberg

•	Chairman Emeritus and Executive Committee Member, The Brookings Institution

•	Council Member, Smithsonian Museum of African American History and Culture

•	Chair, Advisory Council, Stanford University Center on Longevity

Experience and Qualifications

Through his professional experience in financial services, Mr. Johnson brings extensive knowledge of the financial services and investment management industries to our Board. In addition, Mr. Johnson offers deep insight into governmental affairs and the regulatory process, gained from, among other things, his tenure at Fannie Mae and his work with Vice President Walter F. Mondale, including as the Vice President’s Executive Assistant. Since our initial public offering, Mr. Johnson’s commitment and service to our Board have been exemplary. His many years of service have provided him with a deep institutional knowledge base that helps provide perspective to our Board and guidance to our management. Further, he has extensive expertise in compensation matters at our firm and, as a result, has been an effective leader as Chair of our Compensation Committee. Through his service on the boards of directors of not-for-profit entities, Mr. Johnson has developed additional corporate governance expertise.

12	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Lakshmi N. Mittal, 62

Director Since: June 2008

Committees: Member, all standing committees

Other Current Public Company Directorships: ArcelorMittal S.A and European Aeronautic Defence and Space Company EADS N.V.

Other Public Company Directorships within past 5 years: ICICI Bank Limited

Career Highlights

•	ArcelorMittal S.A., a steel and mining company

–	Chairman and Chief Executive Officer (May 2008 – Present)

–	President and Chief Executive Officer (November 2006 – May 2008)

•	Chief Executive Officer, Mittal Steel Company N.V. (formerly the LNM Group) (1976 – November 2006)

Other Professional Experience and Community Involvement

•	Member, International Business Council of the World Economic Forum

•	Advisory Board, Kellogg School of Management, Northwestern University

•	Board of Trustees, Cleveland Clinic

•	Member, Executive Committee, World Steel Association

•	Executive Board, Indian School of Business

Experience and Qualifications

Mr. Mittal is the founder of Mittal Steel Company and is now Chairman and Chief Executive Officer of ArcelorMittal S.A., the world’s leading integrated steel and mining company. He brings significant experience in business development and operations to our Board, along with substantial expertise in international business and growth markets. Mr. Mittal’s current and prior service on the boards of directors of other international public companies and not-for-profit entities also provides him with knowledge of corporate governance, and international governance in particular.

Adebayo O. Ogunlesi, 59

Director Since: October 2012

Committees: Chair, Risk Committee (effective May 22, 2013); member of all other standing committees

Other Current Public Company Directorships: Callaway Golf Company and Kosmos Energy Ltd.

Other Public Company Directorships within past 5 years: None

Career Highlights

•

Chairman and Managing Partner, Global Infrastructure Partners, a private equity firm that invests worldwide in infrastructure assets in the energy, transport and water and waste industry sectors (July 2006 – Present)

•	Credit Suisse, a financial services company

–	Executive Vice Chairman and Chief Client Officer (2004 – 2006)

–	Member of Executive Board and Management Committee (2002 – 2006)

–	Head of Global Investment Banking Department (2002 – 2004)

–	Head of Global Energy Group (1997 – 2002)

–	Various positions (1983 – 1993)

•	Attorney, Cravath, Swaine & Moore LLP, a law firm headquartered in New York (1981 – 1983)

Other Professional Experience and Community Involvement

•	Chairman, Africa Finance Corporation

•	Member, Board of Trustees, New York-Presbyterian Hospital

•	Member, National Board of Directors, The NAACP Legal Defense and Educational Fund, Inc.

•	Member, Advisory Board, Smithsonian National Museum of African Art

•	Member, Board of Directors, Partnership for New York City Fund

•	Member, Board of Directors, Americans for Oxford

•	Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the United States Supreme Court (1980-1981)

Experience and Qualifications

As Chairman and Managing Partner of Global Infrastructure Partners and a former executive of Credit Suisse with over 20 years of experience in the financial services industry, Mr. Ogunlesi has extensive knowledge of the global investment banking and private equity sectors. Mr. Ogunlesi provides our Board with an experienced outlook on international business and global capital markets, including emerging markets. Through his service on the boards of directors and board committees of other public companies and not-for-profit entities, and in particular as Chair of the Nominating and Corporate Governance Committees at Callaway Golf and Kosmos Energy, Mr. Ogunlesi has developed an in-depth knowledge of current corporate governance trends and best practices.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	13

James J. Schiro, 67

Lead Director

Director Since: May 2009

Committees: Chair, Governance Committee; member of all other standing committees

Other Current Public Company Directorships: PepsiCo, Inc., REVA Medical, Inc. and Royal Philips Electronics

Other Public Company Directorships within past 5 years: None

Career Highlights

•	Zurich Financial Services, an insurance-based finance group

–	Chairman of the Group Management Board and Chief Executive Officer (May 2002 – December 2009)

–	Chief Operating Officer – Finance (March 2002 – May 2002)

•	Chief Executive Officer, PricewaterhouseCoopers LLP, a provider of assurance, tax and business consulting services (1998 – 2002)

•	Chairman and Chief Executive Officer, Price Waterhouse LLP, an accounting firm (1995 – 1998)

Other Professional Experience and Community Involvement

•	Senior Advisor, CVC Capital Partners

•	Trustee Emeritus, St. John’s University

•	Trustee, Institute for Advanced Study

•	Vice-Chairman, American Friends of the Lucerne Festival

•	Former Member, Advisory Board, Tsinghua University School of Economics and Management

•	Board Member, St. Michaels Special School

Experience and Qualifications

Mr. Schiro has experience in international business, and in particular, global capital markets, developed during his tenure at the helm of Zurich Financial Services, one of the world’s largest insurance groups. As Chief Executive Officer and Chief Operating Officer – Finance at Zurich Financial Services, Mr. Schiro developed both managerial capabilities as well as experience in the review and preparation of financial statements. He also brings solid financial and banking acumen gained from his role as Chief Executive Officer and other positions held at PricewaterhouseCoopers LLP. Through his service on the boards of directors and board committees of other public companies and not-for-profit entities, Mr. Schiro has also developed corporate governance expertise, which he draws upon in his roles as our Lead Director and Governance Committee Chair.

Debora L. Spar, 49 Director Since: June 2011 Committees: Member, all standing committees Other Current Public Company Directorships: None Other Public Company Directorships within past 5 years: None

Career Highlights

•	President, Barnard College (July 2008 – Present)

•	Harvard Business School

–	Spangler Family Professor of Business Administration (2005 – 2008)

–	Senior Associate Dean; Director, Division of Research and Faculty Development (2005 – 2007)

–	Senior Associate Dean, Recruiting (2004 – 2005)

–	Professor of Business, Government and Competition; Chair, Business, Government and the International Economy Unit (1999 – 2004)

–	Associate Professor of Business, Government and Competition (1995 – 1999)

–	Assistant Professor of Business, Government and Competition (1991 – 1995)

Other Professional Experience and Community Involvement

•	Member, Council on Foreign Relations

•	Member, Board of Trustees, The Nightingale-Bamford School

•	Member, American Academy of Arts & Sciences

Experience and Qualifications

As the President of Barnard College and an author of numerous books, as well as by virtue of her previous experience as a professor at Harvard Business School, Dr. Spar brings to our Board an academic perspective on government and public policy and, in particular, the international political economy and growth markets. Through her service on the boards of directors of not-for-profit entities, Dr. Spar has developed additional leadership and corporate governance expertise.

14	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Mark E. Tucker, 55

Director Since: November 2012

Committees: Member, all standing committees

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: None

Career Highlights

•	AIA Group Limited (AIA Group), a life insurance group in the Asia Pacific region

–	Executive Director, Group Chief Executive Officer and President, AIA Group (January 2011 – Present)

–	Chairman, American International Assurance Company, Limited (February 2011 – Present)

–	Chairman, American International Assurance Company (Bermuda) Limited (February 2011 – Present)

–	Group Executive Chairman and Group Chief Executive Officer, AIA Group (October 2010 – December 2010)

–	Executive Chairman, American International Assurance Company, Limited (July 2010 – October 2010)

•	Group Chief Executive, Prudential plc, an international financial services group (2005-2009, and various other positions 1986-2003)

•	Group Finance Director, HBOS plc, a banking and insurance company in the United Kingdom (2004 – 2005)

Other Professional Experience and Community Involvement

•	Member, International Advisory Council, International Centre for Financial Regulation

•	Prior Non-Executive Director, The Court of The Bank of England

•	Prior Director, Edinburgh International Festival

Experience and Qualifications

Through his executive positions at AIA Group, Prudential plc and HBOS plc, Mr. Tucker brings to our Board substantial experience in the financial services industry, international business and global capital markets, particularly the Asia-Pacific region. This experience, along with his prior experience as a non-executive director on The Court of The Bank of England and member of its Audit and Risk and Financial Stability Committees, provides Mr. Tucker with a seasoned perspective on risk management and the stability of the financial system.

David A. Viniar, 57 Director Since: January 2013 Other Current Public Company Directorships: None Other Public Company Directorships within past 5 years: None

Career Highlights

•	Goldman Sachs

–	Executive Vice President and Chief Financial Officer (May 1999 – January 2013)

–	Head of Operations, Technology, Finance and Services Division (December 2002 – January 2013)

–	Head of the Finance Division and Co-head of Credit Risk Management and Advisory and Firmwide Risk (December 2001 – December 2002)

–	Co-head of Operations, Finance and Resources (March 1999 – December 2001)

Other Professional Experience and Community Involvement

•	Former Trustee, Union College

Experience and Qualifications

With over 30 years of experience in various roles at Goldman Sachs, Mr. Viniar brings extensive knowledge and unique insight into our firm’s compliance, controls and risk management in this dynamic regulatory environment. Further, Mr. Viniar’s intimate knowledge of the firm’s capital management processes and assessments will be invaluable to our Board.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	15

Structure and Role of our Board

Board Leadership Structure

Our Current Leadership Structure

As a result of its most recent board leadership review in December 2012, our Governance Committee determined that combining the roles of Chairman and CEO is the most effective leadership structure for our firm at this time. Should our Governance Committee ever conclude otherwise, it will not hesitate to appoint an independent Chairman.

Among other reasons:

•

Our Board leadership structure is enhanced by the independent leadership provided by our Lead Director and independent committee chairs, the independence of our Board and the governance policies and practices in place at our firm.

–	Our independent Lead Director, who is elected by our independent directors, has an expansive list of enumerated duties.

–	Our Chairman and CEO and our Lead Director meet and speak with each other regularly about our Board and our firm.

–	Our Lead Director speaks with each of our non-employee directors to obtain ongoing feedback and evaluations of Board and director performance.

–	Our independent committee chairs meet and speak regularly between meetings with each other and with members of our management as well as non-management employees.

–	The independent directors meet regularly in executive session, during which they discuss topics such as CEO performance and compensation, succession planning, board evaluation and strategy.

–	The annual evaluation of our Board included a separate, individual evaluation of the individual performance of our Lead Director.

•	A combined Chairman and CEO structure provides our firm with a single leader who represents the firm to our shareholders, clients, employees, regulators, other stakeholders and the public.

–	It also demonstrates clear accountability to our shareholders, clients and other stakeholders for, among other things, delivering strong performance.

–	The structure further provides for robust communication between our Board and management and direct messaging from the Board to our people.

•	Mr. Blankfein has extensive knowledge of all aspects of our current business, operations and risks. This knowledge helps him direct the focus of Board discussions.

–	He has served as a knowledgeable resource for our independent directors both at and between Board meetings.

–	He has provided leadership and guidance to our firm, particularly in light of the continued economic challenges and broader regulatory changes affecting our industry.

Annual Assessment of Leadership Structure

Our Board does not have a policy as to whether the roles of Chairman and CEO should be separate or combined. Rather, our Board has determined that:

•

Our Governance Committee should annually assess these roles and deliberate the merits of the Board’s leadership structure to ensure that the most efficient and appropriate structure is in place. To this end, in March 2011 we adopted a formal process for this review. This thorough review provides our Board with the necessary flexibility to make the appropriate determination about how our Board’s leadership can be structured most effectively for our firm’s needs, which may evolve over time.

•	If the Chairman is not an independent director, there should be an independent Lead Director appointed by our independent directors.

16	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

During its most recent assessment, the Governance Committee reviewed various items, including the key responsibilities of our Chairman and CEO and our Lead Director:

Chairman and CEO

•	Chairs Board meetings.

•	Chairs annual shareholder meeting.

•	Serves as a public face of our Board and our firm.

•	Works with Lead Director to set agenda for Board meetings (which the Lead Director also approves) and reviews schedule for Board meetings.

•	Guides discussions at Board meetings and encourages directors to voice their views.

•	Serves as a resource for our Board.

•	Communicates significant business developments and time-sensitive matters to the Board.

•	Establishes the “tone-at-the-top” in coordination with the Board, and embodies these values for our firm.

•	Responsible for managing the day-to-day business and affairs of our firm.

•	Sets and leads the implementation of corporate policy and strategy.

•	Interacts daily with our COO, CFO and other senior leadership of our firm.

•	Manages senior leadership of our firm.

•	Meets frequently with clients and shareholders, providing an opportunity to understand and respond to concerns and feedback; communicates feedback to our Board.

Lead Director

•	Provides independent leadership.

•

Sets agenda for Board meetings, working with our Chairman (including adding items to and approving the agenda), and approves the related materials; approves the schedule for Board and committee meetings; sets agenda and approves materials for Governance Committee meetings; approves agenda for other committee meetings (along with our other independent committee chairs, who also approve the materials for such meetings).

•	Engages with our other independent directors to identify matters for discussion at executive sessions of independent directors.

•	Presides at executive sessions of independent directors.

•	Advises our Chairman of any decisions reached and suggestions made at the executive sessions, as appropriate.

•	Calls meetings of the independent directors.

•	Presides at each Board meeting at which the Chairman is not present.

•

Facilitates communication between the independent directors and our Chairman, including by presenting the Chairman’s views, concerns and issues to the independent directors and raising to the Chairman, as appropriate, views, concerns and issues of the independent directors.

•	Engages with our Chairman between Board meetings and assists with informing or engaging non-employee directors, as appropriate.

•	Engages with each non-employee director individually regarding the performance and functioning of the Board and other matters as appropriate.

•	Oversees our Board’s governance processes, including Board evaluations, succession planning and other governance-related matters.

•	Leads the annual CEO evaluation.

•	Meets directly with management and non-management employees of our firm.

•	Is available for consultation and direct communication with shareholders and other key constituents, as appropriate.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	17

The Governance Committee also reviewed:

•	The effectiveness of the policies, practices and people in place to help ensure strong, independent Board oversight, including that:

–	nine of our 12 director nominees are independent under New York Stock Exchange (NYSE) rules (including for compensation committee members) and under SEC heightened audit committee standards;

–	each independent director is engaged in an efficient, coordinated and thorough manner in all aspects of our Board’s work;

–	our independent directors meet regularly in executive session, and any independent director may call an executive session and raise matters for discussion at these executive sessions;

–	each of our directors may contact any employee of our firm directly; and

–	our Board and each committee may engage independent advisors at their sole discretion.

•	Our performance and the effect that a particular leadership structure may have had on our performance, including:

–	the fact that evidence is inconclusive as to the effect that board leadership structure has on company performance;

–	our firm’s performance since our initial public offering, during which time we have had a combined Chairman and CEO; and

–	our firm’s solid performance in 2012, including the impact of extrinsic factors such as broader economic conditions and uncertainty in the regulatory environment.

•

The views of shareholders on leadership structure, including that support for shareholder proposals requesting an independent chairman over the past three years at U.S. public companies averaged approximately 33% of votes cast and was only approximately 19% of votes cast when shareholders last voted on an independent chairman proposal at Goldman Sachs in 2010.

•	The leadership structure at other global public companies and recent trends in leadership structure in the United States and globally.

Board Oversight

Our Board is responsible for and committed to the independent oversight of the business and affairs of our firm. In carrying out this responsibility, our Board advises our senior management to help drive success for our clients and long-term value creation for our shareholders. In addition, our Board discusses and receives regular updates on a wide variety of matters affecting our firm. In particular, certain key areas of Board oversight include:

•	CEO performance;

•	Succession planning;

•	Risk management;

•	Strategy;

•	Financial reporting; and

•	Business standards.

CEO Performance

Under the direction of our Lead Director, our Governance Committee annually evaluates Mr. Blankfein’s performance.

•

The Committee reviews the results of Mr. Blankfein’s “360 degree” review process (360 Review Process) evaluation, which includes qualitative narrative as well as quantitative feedback on a confidential basis in areas that include leadership and people management, reputational judgment and compliance with firm policies, risk management and client focus. This feedback is provided by a wide range of colleagues.

•

In addition, the independent directors regularly assess Mr. Blankfein’s performance both as CEO and as Chairman of the Board against the key criteria and responsibilities for these roles based on their own interactions with him.

•	The Committee discusses the evaluation in executive session, and communicates and discusses the evaluation in a closed session with Mr. Blankfein.

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Our Governance Committee’s assessment is then considered by our Compensation Committee when Mr. Blankfein’s compensation is determined. See Compensation Matters—Compensation Discussion and Analysis for a discussion of the factors considered by our Compensation Committee in setting Mr. Blankfein’s compensation.

Succession Planning

Succession planning is a priority for our Board; consistent with our culture of teamwork and our history of developing leaders, our goal is always to be in a position to appoint our most senior executives from within our firm.

We have developed comprehensive programs and processes for both emergency and long-term succession for our CEO and other senior management positions. Succession planning is reviewed by our Governance Committee with our CEO multiple times per year; our Lead Director also facilitates additional discussions with our independent directors about succession planning throughout the year, including at executive sessions.

During 2012, our Governance Committee adopted a new framework relating to succession planning. Under this framework, the Committee defines specific criteria for, and responsibilities of, each of the CEO, COO and CFO roles. The Committee then focuses on the particular skill set needed to succeed in each of these roles at our firm. Within this construct, the Committee reviews profiles (including results of 360 Review Process evaluations) of, and assesses, individuals identified as having potential for senior executive positions. The Committee monitors these individuals’ careers to ensure that, over time, they receive appropriate exposure both to our Board and to our diverse global businesses. Generally, our most senior people interact with our Board in various ways, such as through participation in Board meetings and other Board-related activities as well as meetings with individual directors during director visits to our offices around the world.

The most recent example of this is the transition of the CFO role from Mr. Viniar to Mr. Schwartz. Our Board was familiar with Mr. Schwartz through, among other things, his participation at Board meetings. The process for consideration of Mr. Viniar’s successor began well before Mr. Viniar tendered his retirement, including through various discussions between senior management and our Lead Director. In addition, various directors met with Mr. Viniar, Mr. Schwartz and other members of senior management regarding this specific transition, and in September 2012 our Governance Committee recommended to the Board that Mr. Schwartz be appointed as our CFO, effective January 2013.

Risk Management

We believe that effective risk management is of primary importance to the success of our firm. Accordingly, we have comprehensive risk management processes through which we monitor, evaluate and manage the risks we assume in conducting our activities. This includes an assessment of risk from the standpoint of our long-term shareholders.

Our Board’s oversight of our risk management processes is conducted primarily by our Risk Committee, which currently consists of all of our independent directors. Our Risk Committee regularly reviews and discusses with management our aggregate risk exposures, including:

•	market risk;

•	credit risk;

•	operational risk;

•	capital adequacy; and

•	key information relating to funding and liquidity.

In the course of these reviews, our Risk Committee interacts on a regular basis with our CFO and General Counsel, as well as with our Chief Risk Officer (CRO) and other key risk management executives. Our Audit Committee also periodically discusses with management the guidelines and policies that govern our risk assessment and risk management processes, coordinating with our Risk Committee as appropriate. In addition, each of our Board’s standing committees, including our Risk Committee, considers the potential effect of any matter on our reputation when fulfilling its duties and responsibilities.

Further, our Compensation Committee recognizes that our compensation program must be consistent with the safety and soundness of our firm. As part of our risk management, our Compensation Committee reviews our firmwide compensation program and policies to confirm its view that they do not raise risks that are reasonably likely to have a material adverse effect on our firm. The overlap in membership between our Compensation Committee and our Risk Committee provides our Compensation Committee with a comprehensive picture of our firm’s risk management process, which informs and assists our Compensation Committee in its review of our compensation program. In addition, our CRO presents an annual compensation-related risk assessment (CRO Risk Assessment) to our

Compensation Committee, meeting jointly with the Risk Committee, to assist our Compensation Committee in its

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	19

assessment of the effectiveness of our compensation program in addressing risk. For further discussion of our Compensation Committee’s evaluation of risk, see Compensation Matters—Compensation Discussion and Analysis.

Strategy

The formulation and implementation of our firm’s strategic plans are primarily the responsibility of management. However, through regular reviews and discussions with management, our Board takes an active role in overseeing our firm’s strategy. Our Board receives presentations and discusses strategy with management throughout the year at Board meetings. In addition, our Board holds an annual multi-day meeting focused primarily on strategy. Further, our Board’s review of our risk management processes, as described above, enhances our directors’ ability to provide insight and feedback to senior management on our firm’s strategic direction.

Our Lead Director helps to facilitate our Board’s oversight of strategy by ensuring that the directors receive adequate information about strategy and by discussing strategy with independent directors at executive sessions. Further, as part of our Governance Committee’s ongoing review of Board composition and succession planning, the Committee considers whether the skills and experiences represented by our directors allow them to effectively oversee strategy.

Financial Reporting

Our Board, through our Audit Committee, is responsible for overseeing management’s preparation and presentation of our annual and quarterly financial statements and the effectiveness of our internal control over financial reporting. In addition, our Audit Committee is directly responsible for overseeing the independence, performance and compensation of our independent auditors. Each quarter, our Audit Committee meets separately with members of our management and with our independent auditors to review and discuss our annual and quarterly financial statements as well as our quarterly earnings releases. Throughout the year, our Audit Committee meets separately in closed sessions with each of our CFO and General Counsel, with our Director of Internal Audit (who is appointed by, and reports directly to, our Audit Committee) and with our independent auditors to discuss, among other things, other financial reporting matters. For more information on our Audit Committee, see —Our Board Committees and Audit Matters—Report of our Audit Committee.

Business Standards

Through our Business Standards Committee (BSC), we conducted a thorough review of our firm across every major business, region and activity of our firm. As of the end of the first quarter of 2013, all of the BSC’s 39 recommendations had been fully implemented. Although the formal implementation of the BSC’s recommendations is complete, this is not the end of the process. The implementation of these recommendations has resulted in significant improvements in areas such as client relationships, reputational risk management and personal accountability, and we expect further improvements in these areas. Because the focus of this effort is rooted more in the judgment of our people than in a formal rule set for decision making, we also will look to multiple sources of feedback—our Board, shareholders, clients, people, regulators and other key stakeholders—to ensure that our commitment to improvement is a living, breathing and dynamic process. In December 2012 the roles and responsibilities of our Governance Committee were expanded to explicitly include oversight of the new practices emanating from recommendations of the BSC, as well as client service issues. The Governance Committee has delegated to the Public Responsibilities Subcommittee specific oversight of these ongoing business standards matters as well as our firmwide Client and Business Standards Committee (CBSC). The CBSC was established as part of the BSC’s recommendations to place our client franchise at the center of our decision-making processes. The CBSC, which is chaired by Mr. Cohn, assesses and makes determinations regarding business standards and practices, reputational risk management and client service; the CBSC will report periodically to our Public Responsibilities Subcommittee about its work.

Commitment of our Board – 2012 Board Meetings

During 2012 our Board held 13 meetings. Our independent directors also met 14 times in executive session during 2012, which included seven executive sessions chaired by John H. Bryan or Mr. Schiro, each as our Lead Director for a portion of 2012, and seven additional sessions led by the chairs of our Audit, Risk and/or Compensation Committees during which our independent directors met without management present.

Our directors meet and speak frequently with senior management on an informal basis to receive updates on business developments. In addition, our individual directors have discussions with each other, with our CEO and with other members of our senior management team as well as with our people below the senior management level, as events warrant. These informal discussions promote ongoing engagement between meetings and allow our directors to gain

20	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

additional insight into our business, as well as valuable perspective on the performance of our CEO and senior management. Our directors also receive weekly informational packages that include updates on recent developments, press coverage and current events that relate to our business.

Each of our current directors attended well over 75% (the threshold for disclosure under SEC rules) of the meetings of our Board and the committees on which he or she served during 2012 for the period he or she served as director. Overall attendance at Board and committee meetings during 2012 averaged over 98% for our current directors as a group.

We encourage our directors to attend our annual meetings. All of our current directors who were members of our Board at the time attended the 2012 Annual Meeting.

Board Evaluation

The Governance Committee, which includes all of our independent directors, is responsible for annually evaluating the performance of our Board. In 2012 the format of the evaluation was changed to request both qualitative and quantitative feedback. Additional topics were added, and director responses to the over 30 questions were collated on an unattributed basis.

During the evaluation, conducted by our Lead Director, our independent directors provided input on numerous issues, such as:

•	effectiveness of their work as a Board;

•	effectiveness of our Committee structure;

•	individual performance of our Lead Director specifically;

•	oversight of management;

•	quality of their interactions with, and information received from, management as well as those below management level;

•	satisfaction with the Board’s involvement in strategy discussions;

•	satisfaction with succession planning processes;

•	satisfaction with shareholder communication processes;

•	extent to which shareholder value is considered by the Board in its decision-making process;

•	topics that should receive more attention and discussion; and

•	adequacy and effectiveness of our governance practices.

Our Lead Director also meets and speaks individually with each non-employee director to gather additional input. Our Lead Director communicates a summary of the results of the Board evaluation to our full Board, and our Board’s policies and practices are updated as appropriate as a result of director feedback.

Each of our Board’s committees also annually conducts a self-evaluation, and the processes for these evaluations were similarly expanded; Committee Chairs then communicate the results of these evaluations to the full Board.

Independence of Directors

Independent oversight bolsters our success. A director is considered independent under NYSE rules if our Board determines that the director does not have any direct or indirect material relationship with Goldman Sachs. Our Board has established a Policy Regarding Director Independence (Director Independence Policy), which is available on our website at www.gs.com/independence, and which provides standards to assist our Board in determining which relationships and transactions might constitute a material relationship that would cause a director not to be independent. The Director Independence Policy covers, among other things, employment and compensatory relationships, relationships with our auditors, client and business relationships and contributions to not-for-profit organizations.

Our Board determined, upon the recommendation of our Governance Committee, that nine of our 10 non-employee director nominees (Ms. Burns, Mr. Dahlbäck, Mr. George, Mr. Johnson, Mr. Mittal, Mr. Ogunlesi, Mr. Schiro, Dr. Spar and Mr. Tucker) as well as Mr. Friedman, who is retiring in May 2013, are “independent” within the meaning of NYSE rules and our Director Independence Policy. Prior to their retirement from our Board in 2012, Mr. Bryan and Lois D. Juliber, each of whom served as a director for a portion of the year, also were determined to be independent.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	21

To assess independence, our Governance Committee and our Board were provided with detailed information about any relationships between the independent directors (and their immediate family members and affiliated entities) on the one hand, and Goldman Sachs and its affiliates on the other. For example, the Committee received personal data sheets for each independent director that contain, among other things, information about the director’s professional experience, investments, tax-exempt affiliations and immediate family members. In many instances, the information provided for this independence assessment, such as transactions with companies where the independent director’s only involvement is as an independent director of such other company or contributions to tax-exempt organizations where he or she is only a trustee or director, goes beyond what we are required to take into account pursuant to SEC and NYSE rules.

Specifically, our Governance Committee and our Board reviewed and considered the following categories of transactions, which our Board has determined may be deemed immaterial under our Director Independence Policy. For more detail on certain of these transactions, see Certain Relationships and Related Transactions as well as Additional Details on Director Independence in Annex A.

•	Ordinary course business transactions between us and an entity where a director or immediate family member is or was during 2012:

–	an executive officer or employee (for-profit entities) – Burns, George (a family member), Mittal (and a family member) and Tucker;

–	a non-executive board member or a similar position – Burns, Friedman, George, Johnson, Mittal (and family members), Ogunlesi and Schiro;

–	a less than 5% equity holder or limited partner and an investment advisor, advisory director or similar position – Dahlbäck, Friedman and Johnson; and

–	an executive officer, employee, trustee, board member or similar position of a not-for-profit organization – Dahlbäck, Friedman (and family members), George (and family members), Johnson, Mittal (and family members), Ogunlesi, Schiro (and a family member) and Spar.

•

Charitable donations made in the ordinary course (including pursuant to our matching gift program) by the firm, The Goldman Sachs Foundation or GS Gives to a not-for-profit organization where the director or immediate family member is an employee, trustee, board member or has a similar position – Burns, Friedman (and family members), George (and a family member), Johnson, Mittal (and family members), Ogunlesi, Schiro (and a family member) and Spar.

•

Client relationships where the director or an immediate family member is our client (for example, brokerage, discretionary and other similar accounts) on substantially the same terms as similarly-situated clients – Burns (and a family member), Friedman (and family members), George (and family members), Mittal (and family members), Ogunlesi (and a family member), Schiro (and family members) and Spar.

•	Fund investments by a director, on substantially the same terms as similarly-situated clients, in funds sponsored or managed by us – Burns, George, Mittal, Ogunlesi and Schiro.

Our Board Committees

Our Board has four standing committees: Audit, Compensation, Governance and Risk. Each of these committees operates pursuant to a written charter available on our website at www.gs.com/charters.

Each standing committee currently consists solely of directors who our Board has determined, upon the recommendation of our Governance Committee, are independent under NYSE rules. Furthermore, our Board has determined that all of our independent directors satisfy the heightened audit committee independence standards under NYSE and SEC rules.

Having each of our independent directors on each of our standing committees provides for a common knowledge base, which covers all of the key areas of Board oversight, and enhances our Board’s ability to oversee the management of our firm and protect the interests of our shareholders.

All of our standing committees evaluate their performance and review their charters annually.

22	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

	Committee Chair	2012 Meetings	Key Responsibilities

Audit	M. Michele Burns	13

•    Assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualification, independence and performance, internal audit function performance and internal control over financial reporting.

•    Decide whether to appoint, retain or terminate our independent auditors.

•    Pre-approve all audit, audit-related, tax and other services, if any, to be provided by the independent auditors.

•    Appoint and oversee the work of our Director of Internal Audit.

•    Prepare the Audit Committee Report.

Compensation	James A. Johnson	8

•    Determine and approve the compensation of our CEO and other executive officers.

•    Approve, or make recommendations to our Board for it to approve, our incentive, equity-based and other compensation plans.

•    Assist our Board in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human capital management function, including:

– recruiting;

– retention;

– career development and progression;

– management succession (other than that within the purview of the Governance Committee); and

– diversity and employment practices.

•    Prepare the Compensation Committee Report.

Corporate Governance, Nominating and Public Responsibilities(a)	James J. Schiro	8

•    Recommend individuals to our Board for nomination, election or appointment as members of our Board and its committees.

•    Oversee the evaluation of the performance of our Board and our CEO.

•    Review and concur in the succession plans for our CEO and other members of senior management.

•    Take a leadership role in shaping our corporate governance, including developing, recommending to the Board and reviewing on an ongoing basis the corporate governance principles and practices that apply to us.

•    Review periodically the form and amount of director compensation and make recommendations to the Board with respect thereto.

•    Assist our Board in its oversight of our firm’s relationships with major external constituencies and our reputation, including oversight of the implementation of the recommendations of the Business Standards Committee and of the Client and Business Standards Committee.

•    Review our firm’s philanthropic and educational initiatives.

Risk	Stephen Friedman (Mr. Ogunlesi will be Chair effective May 22, 2013)	6

•    Assist our Board in its oversight of our firm’s overall risk-taking capacity and management of financial and operational risks, including market, credit and liquidity risk.

•    Review and discuss with management our firm’s capital plan, regulatory capital ratios and internal capital adequacy assessment process and the effectiveness of our financial and operational risk management policies and controls.

(a)	The Public Responsibilities Subcommittee, chaired by Mr. George, was formed in December 2012 and met once during 2012.

The firm’s reputation is of critical importance. In fulfilling their duties and responsibilities, each of our standing committees and our Board considers the potential effect of any matter on our reputation.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	23

In addition to regular meetings of the committees, in carrying out the responsibilities of the committees, committee chairs meet and speak regularly with each other and with members of our management.

•

Mr. Schiro and Ms. Burns, each in his or her capacity as the Chair of our Audit Committee, frequently met or had discussions with our CFO, General Counsel, Director of Internal Audit, Controller, Global Head of Compliance, Secretary to the Board and independent auditors.

•

Mr. Johnson, as the Chair of our Compensation Committee, frequently met or had discussions with the Co-Chairs of our internal Compensation Policy Committee, including our CFO, as well as our Secretary to the Board.

•	Mr. Bryan and Mr. Schiro, each in his capacity as our Lead Director and Chair of our Governance Committee, frequently met or had discussions with our CEO, Secretary to the Board and General Counsel.

•	Mr. Friedman, as the Chair of our Risk Committee, frequently met or had discussions with our CFO, General Counsel, CRO and other key risk management employees, as well as our Secretary to the Board.

Audit Committee Financial Expert

Our Board, upon the recommendation of our Governance Committee, determined that each member of our Audit Committee is financially literate and that a majority of the members of our Audit Committee, including the Chair, are “audit committee financial experts” within the meaning of the rules of the SEC.

Compensation Committee’s Independent Consultant

Our Compensation Committee has for several years recognized the importance of using an independent compensation consultant that is appropriately qualified and that provides services solely to the Committee and not to our firm. Accordingly, our Compensation Committee again retained Semler Brossy Consulting Group LLC (Semler Brossy) as its independent compensation consultant in 2012. Our Compensation Committee has used, and continues to use, Semler Brossy as its compensation consultant in light of Semler Brossy’s extensive experience working with a broad cross-section of companies, its multi-faceted business perspective, its expertise in the areas of executive compensation, management incentives and performance measurement and the quality of its counsel over the past seven years.

In light of new SEC rules, in September 2012, our Compensation Committee discussed various aspects of Semler Brossy’s relationship to our firm, the members of our Compensation Committee and our executive officers, including:

•	Semler Brossy provides services only to the Committee, and not to our firm;

•	Semler Brossy has no significant business or personal relationship with any member of the Committee or any executive officer;

•	The fees our firm paid to Semler Brossy in the context of Semler Brossy’s total revenues; and

•	None of Semler Brossy’s principals owns any shares of our Common Stock.

Considering this information, our Compensation Committee determined that Semler Brossy had no conflicts of interest in providing services to the Committee. See Compensation Matters—Compensation Discussion and Analysis for a discussion of Semler Brossy’s assessment of our compensation program for PMDs.

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Compensation Matters

Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)

Our Board Unanimously Recommends a Vote FOR the Resolution Approving the Executive Compensation of our NEOs.

Our Board recognizes the fundamental interest our shareholders have in executive compensation. Our say on pay vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of our NEOs. We will include this advisory vote on an annual basis at least until the next advisory vote on the frequency of our say on pay votes (no later than our 2017 Annual Meeting of Shareholders).

Prior Say on Pay Vote and Shareholder Engagement

At our 2012 Annual Meeting of Shareholders, our advisory vote to approve executive compensation received the overwhelming support of our shareholders (approximately 95% of votes cast). We believe this was an endorsement of:

•	our pay for performance philosophy;

•	the significant portion (70%) of 2011 annual variable compensation paid in RSUs;

•	the five-year transfer restrictions from the date of grant applicable to our equity-based awards;

•	the Clawback Provisions in our equity-based awards;

•	our retention requirements; and

•	our strong focus on risk management.

Our Compensation Committee views a continuing, constructive dialogue with our shareholders on these matters as important. To this end, we engaged with many of our shareholders in advance of and following our 2012 Annual Meeting of Shareholders in order to gain further insight and understanding into their views on our executive compensation program, including as expressed through the advisory vote.

We received feedback on various aspects of our executive compensation program, including our pay for performance philosophy, our Clawback Provisions, our retention policies and the terms of our LTIP awards. The feedback from these shareholder discussions was communicated to our Compensation Committee for its consideration in connection with 2012 compensation determinations.

See —Compensation Discussion and Analysis that follows for details on our 2012 NEO compensation.

2012 Say on Pay Vote

As required by Section 14A of the U.S. Securities Exchange Act of 1934, as amended (Exchange Act), the below resolution gives shareholders the opportunity to cast an advisory vote on the compensation of our NEOs, as disclosed in this Proxy Statement, including the CD&A, the executive compensation tables and related disclosure.

Accordingly, we are asking our shareholders to vote on the following resolution:

RESOLVED, that the holders of Common Stock approve the compensation of our NEOs as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosure.

As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions About our Annual Meeting.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	25

Compensation Highlights

Paying for Performance

•	Paying for performance is a critical element of our compensation philosophy.

•	Our performance in 2012 was solid, both in terms of absolute metrics and relative to our core competitors:

–	Net earnings increased by 68% and diluted earnings per common share increased by more than 200% to $14.13, in each case as compared to 2011.[1]

–	ROE (i.e., return on average common shareholders’ equity) was 10.7%, compared to 3.7% for 2011, and was well above the 4.0% average of our core competitors.[1]

–	BVPS (i.e., book value per common share) increased by 11% compared to 2011, which was more than four times higher than the average BVPS growth of our core competitors.

–	Net revenues increased by 19% while compensation and benefits expense increased by just 6%, in each case compared to 2011.

–	Senior management continued to focus on expense management and efficiency efforts that began in early 2011, which was reflected in a 4% reduction in our non-compensation expenses compared to 2011, and our second-lowest ratio of compensation and benefits to net revenues since we became a public company.

•	Consistent with our pay for performance philosophy, NEO compensation increased for 2012. Annual variable compensation for 2012 for our NEOs was as follows:

–	$19 million, of which $13.3 million was in RSUs and $5.7 million was in cash (CEO)

–	$17.15 million, of which $12.005 million was in RSUs and $5.145 million was in cash (COO and then-CFO)

–	$15.15 million, of which $10.605 million was in RSUs and $4.545 million was in cash (other NEOs)

•	None of our NEOs has an employment agreement that provides for guaranteed payments (other than base salary), severance or “golden parachute” payments.

[1]	Diluted earnings per common share and ROE for 2011 were reduced by the impact of a $1.64 billion preferred dividend related to the redemption of the firm’s Series G Preferred Stock.

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Compensation Highlights (continued)

Aligning Executive and Shareholder Interests and Encouraging a Long-Term Firmwide Focus

•	70% of 2012 annual variable compensation awarded to our NEOs was in the form of vested RSUs, with the remainder in cash.

•	Key terms of these RSUs continue to include features that encourage a long-term firmwide focus:

–	Shares of Common Stock underlying RSUs (i.e., Shares at Risk) generally deliver in three equal installments on or about the first, second and third anniversaries of grant.

–	Five-year transfer restrictions (through January 2018) apply to 50% of the Shares at Risk, which is determined prior to tax withholding. For our NEOs, because the current tax withholding rates are approximately 50%, transfer restrictions will apply to all or substantially all Shares at Risk delivered to them under these awards.

–	RSUs and Shares at Risk are subject to Clawback Provisions as described below.

•	Each of our NEOs must retain 75% of the after-tax shares received as compensation for so long as he holds a Senior Executive position (all other PMDs must retain at least 25% of such shares).

•

All of our NEOs (and all other executive officers) are prohibited from hedging any shares of Common Stock, including those that they can freely sell (all other PMDs may hedge only shares they can freely sell). None of our NEOs has pledged any shares of Common Stock.

•

Each of our NEOs, other than Mr. Viniar who retired effective January 31, 2013, was granted a long-term incentive compensation award under our LTIP in January 2013 with an initial notional value of $5 million for each of our CEO and COO and $4 million for each of our other NEOs, although no amounts are earned until the end of the performance period (December 2015 or, if extended, December 2020). In addition, consistent with the existing terms of the awards, in December 2012 our Compensation Committee extended the performance period of the LTIP awards granted in January 2011 from December 2013 to December 2018 for each of our NEOs, other than Mr. Viniar.

•	We are seeking shareholder approval of our 2013 SIP at this Annual Meeting:

–	Approval of our 2013 SIP enables us to continue our practice of granting equity as compensation to our employees, which helps to align the interests of our employees with those of our shareholders and encourage a long-term firmwide focus.

–	Our regulators expect that a substantial portion of compensation awarded to executives and certain other employees will be in equity or equity-based instruments.

–	Our 2013 SIP has a three-year term, which provides our shareholders the opportunity to vote on our equity plan with greater frequency.

Please see below for additional details on our NEO compensation.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	27

Compensation Discussion and Analysis

Our Compensation Committee, which is comprised of all of our independent directors, determined the compensation of our 2012 NEOs: Mr. Blankfein, our CEO, Mr. Cohn, our President and COO, Mr. Viniar, our then-CFO, Mr. Evans, a Vice Chairman and Global Head of Growth Markets, and Mr. Weinberg, a Vice Chairman and Co-Head of Investment Banking. Please see below for a discussion of our compensation policies and our Compensation Committee’s decisions regarding our NEOs’ compensation.

Our Compensation Philosophy

Our compensation philosophy and the objectives of our compensation program are reflected in our Compensation Principles, which guide our Compensation Committee in its review of compensation at our firm, including the Committee’s determination of NEO compensation. Our Compensation Principles are available on our public website, and we also include them for your reference in Annex B to this Proxy Statement.

We discuss below four key elements of our compensation philosophy:

•	Paying for performance;

•	Encouraging long-term firmwide focus;

•	Maintaining safety and soundness; and

•	Attracting and retaining talent.

Paying for Performance

We believe compensation should reflect performance. In order to do so, we look at our firm’s performance and an individual’s performance over the past year, as well as over the past several years. We believe that our senior people have more responsibility for our overall performance and, as a result, they have experienced more substantial fluctuations in the amount of their compensation year-over-year.

Consistent with our pay for performance philosophy, to avoid misaligning compensation and performance, guaranteed employment contracts are used only in exceptional circumstances (for example, for certain new hires), and multi-year guarantees should be avoided.

Encouraging Long-Term Firmwide Focus

We believe that our compensation program should encourage a long-term firmwide approach to performance and discourage imprudent risk-taking, and that the following aspects of our program further this objective. Please see —Additional Details on our NEOs’ Compensation for further details.

•

Significant Portion of Variable Compensation in Equity. We pay a significant portion of variable compensation to our senior employees in the form of equity-based awards that deliver over time. For 2012 our NEOs received 70% of their annual variable compensation in RSUs that deliver in equal installments over a three-year period and are not accelerated upon retirement. See —Executive Compensation—Potential Payments Upon Termination or Change-in-Control for other types of terminations where delivery may be accelerated.

•

Transfer Restrictions. Transfer restrictions apply to Shares at Risk to further align the interests of our employees with those of our shareholders. 50% of the Shares at Risk (determined prior to tax withholding) are subject to transfer restrictions for five years after the date of grant. These restrictions remain in place even after retirement. These restrictions, coupled with our practice of paying a significant portion of variable compensation in the form of equity-based awards, lead to a considerable investment by our senior employees in our Common Stock over time. We believe that this investment advances our partnership culture of teamwork and stewardship of our firm.

•

Retention Requirements and Hedging Policies. Each Senior Executive must retain 75% of the after-tax shares received as compensation for so long as he holds a Senior Executive position. In addition, all of our executive officers, including our NEOs, are prohibited from hedging their equity-based awards and any shares of our Common Stock, including shares they can freely sell.

•

Clawback Provisions. 2012 Year-End RSUs and Shares at Risk are subject to Clawback Provisions that could result in forfeiture or recapture by us, including as a result of violating firm policies, engaging in any conduct detrimental to our firm or improper risk analysis.

•

LTIP. Our LTIP and the terms of the awards granted thereunder, including the relevant firmwide performance metrics (i.e., ROE and BVPS) and a minimum three-year performance period, are designed to further align incentives with long-term performance.

28	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Maintaining Safety and Soundness

Our compensation program is designed to be consistent with the safety and soundness of our firm. Sound risk management is a critical component of our compensation determination process, as reflected in our compensation framework (Compensation Framework), the CRO Risk Assessment and certain other risk considerations discussed below.

•

Compensation Framework. Our Compensation Framework was approved by our Compensation Committee and governs the variable compensation process for our employees (including our NEOs) who, individually or as part of a group, have the ability to expose us to material amounts of risk (Covered Employees). Our Compensation Framework is consistent with our Compensation Principles and:

–	is designed to comply with applicable regulations and regulatory guidance on variable compensation and is updated as appropriate for changes in such guidance and regulations;

–	seeks to achieve balance between risk and reward through, among other things, a robust up-front risk-adjustment process for assessing performance;

–	formalizes and documents the roles of our CFO, CRO, divisional compensation committees and others in the compensation process; and

–	requires comprehensive monitoring of the implementation of our compensation process.

•

CRO Risk Assessment. Our CRO presents his CRO Risk Assessment annually to our Compensation Committee, in a joint meeting with our Risk Committee, to assist our Compensation Committee in its assessment of the effectiveness of our compensation program in addressing risk. The CRO Risk Assessment is particularly focused on whether our program is consistent with regulatory guidance providing that financial services firms should ensure that variable compensation does not encourage imprudent risk-taking.

In the CRO Risk Assessment for 2012, our CRO presented his view that the various components of our compensation programs and policies (for example, process, structure and governance) work together to balance risk and reward in a manner that does not encourage imprudent risk-taking. In addition, our CRO expressed his conclusion that our firm has a risk management process that, among other things, is consistent with the safety and soundness of our firm. The CRO Risk Assessment also highlighted our:

–

risk management culture: while the nature of our business requires certain employees to make decisions involving the use of our capital on a daily basis, our firm’s culture emphasizes continuous and prudent risk management;

–	risk-taking authority process: there is a formal process for identifying Covered Employees;

–

upfront risk management: we have tight controls on the allocation, utilization and overall management of risk-taking, as well as frequent and comprehensive profit and loss and other management information, which provide ongoing performance feedback;

–	compensation structure and policies: there are rigorous, multi-party (i) employee performance assessments and (ii) compensation decisions; and

–

governance: our Board’s oversight, our management structure and the associated processes all contribute to a strong control environment, and control functions have input into compensation structure and design.

•

Other Risk Considerations. Prudent risk management is a hallmark of our firm’s culture, and sensitivity to risk and risk management are key elements in assessing employee performance. We require that each employee be evaluated annually as part of our annual 360 Review Process, which includes assessments of risk management, reputational judgment and compliance. For more detail, see —2012 NEO Compensation Determinations—Individual Performance—360 Review Process.

In addition, our business lines have different risk profiles, which are taken into account when determining compensation. Risks considered include credit, market, liquidity and operational risks, as well as legal, compliance and reputational risks. We provide guidelines to assist compensation managers when applying discretion during the compensation process to promote consistent consideration of the differing risks presented by our firm’s businesses. Our CRO is involved in the compensation process and reviews the risks and risk-adjusted metrics applicable to each business, as well as the manager guidelines. In addition, we are expanding our documentation for compensation decisions and refining a back-testing process, with input from our CRO, which is designed to provide assurance that our variable compensation determinations in fact have not encouraged imprudent risk-taking. Further, to promote the independence of our control function employees, compensation for those employees is not determined by individuals in revenue-producing positions.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	29

Attracting and Retaining Talent

We understand the importance of hiring and retaining talented people. Retention of talented employees is critical to executing our business strategy successfully. Compensation is, therefore, a key component of the costs we incur to generate our revenues, similar to the cost of goods sold or manufacturing costs in other industries.

In determining the compensation of our NEOs and in reviewing generally the effectiveness of our compensation program for attracting and retaining talent, our Compensation Committee reviews the competitive market for talent. Our goal is always to be in a position to appoint our most senior executives from within our firm. We believe that our compensation program should incentivize our people both to continue to work at our firm and to aspire to senior executive roles. We are proud that our NEOs have an average tenure of approximately 27 years with our firm. The members of our Management Committee (currently our 30 most senior executives) have an average tenure of approximately 22 years with our firm.

2012 NEO Compensation Determinations

Our Compensation Committee determined the form and amount of annual compensation to be awarded to our NEOs for 2012, which included salary and variable compensation in the form of cash and RSUs deliverable as Shares at Risk, as set forth in the table below. The determinations of the amounts awarded were not formulaic and were not based on specific firmwide or individual performance targets or objectives. We have also included, for comparative purposes, the annual compensation awarded to our NEOs for 2011 and 2010. The LTIP awards (discussed below) are not part of annual compensation because no amounts are earned until the end of the relevant performance period, and are not included in this table.

			Variable Compensation
Name and Principal Position	Year	Salary	Cash(a)	RSUs(b)	Total	Equity as % of Variable Compensation	Equity as % of Total
Lloyd C. Blankfein Chairman and CEO	2012	$2,000,000	$5,700,000	$13,300,000	$21,000,000	70	63
	2011	2,000,000	3,000,000	7,000,000	12,000,000	70	58
	2010	600,000	5,400,000	12,600,000	18,600,000	70	68
Gary D. Cohn President and COO	2012	1,850,000	5,145,000	12,005,000	19,000,000	70	63
	2011	1,850,000	3,000,000	7,000,000	11,850,000	70	59
	2010	600,000	5,400,000	12,600,000	18,600,000	70	68
David A. Viniar CFO	2012	1,850,000	5,145,000	12,005,000	19,000,000	70	63
	2011	1,850,000	3,000,000	7,000,000	11,850,000	70	59
	2010	600,000	5,400,000	12,600,000	18,600,000	70	68
J. Michael Evans Vice Chairman	2012	1,850,000	4,545,000	10,605,000	17,000,000	70	62
	2011	1,850,000	3,000,000	7,000,000	11,850,000	70	59
	2010	600,000	5,400,000	12,600,000	18,600,000	70	68
John S. Weinberg Vice Chairman	2012	1,850,000	4,545,000	10,605,000	17,000,000	70	62
	2011	1,850,000	3,000,000	7,000,000	11,850,000	70	59
	2010	600,000	5,400,000	12,600,000	18,600,000	70	68

(a)	Cash amounts for 2012 were paid in January 2013.

(b)

RSU amounts reflect the gross dollar amounts determined by our Compensation Committee. The grant date fair value of the 2012 awards (which were granted in January 2013), determined in accordance with generally accepted accounting principles, which includes a liquidity discount to reflect transfer restrictions on Shares at Risk, was approximately $11.3 million for our CEO, $10.2 million for each of our COO and CFO, and $9.0 million for each of our remaining NEOs. In accordance with SEC rules, the 2012 Summary Compensation Table below does not include these amounts because they were not granted in 2012. Instead, the 2013 Summary Compensation Table to be included in our proxy statement for our 2014 Annual Meeting of Shareholders will include the applicable grant date fair value of these awards for named executive officers.

30	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

In determining the amount and form of compensation to be awarded to each of our NEOs, our Compensation Committee considered:

•	Our financial performance, including our performance relative to our core competitors;

•	The individual performance of our NEOs;

•	The CRO Risk Assessment;

•	In connection with our goal of attracting and retaining the best talent, the compensation levels and practices of other financial services firms;

•	Regulatory developments and feedback from our regulators; and

•	The results of last year’s advisory vote on NEO compensation as well as other shareholder feedback.

We discuss these considerations in more detail below.

Financial Performance

In connection with making compensation decisions, our Compensation Committee reviewed with our CFO the following financial metrics and year-over-year changes:

•	ROE: 10.7% for 2012, compared to 3.7% for 2011.[1]

•	Diluted earnings per share: $14.13 for 2012, compared to $4.51 for 2011.[1]

•	BVPS: $144.67 as of December 31, 2012, compared to $130.31 as of December 31, 2011.

•	Net earnings: $7.48 billion for 2012, compared to $4.44 billion for 2011.

•	Net revenues: $34.16 billion for 2012, compared to $28.81 billion for 2011.

•	Ratio of compensation and benefits to net revenues: 37.9%, compared to 42.4% for 2011.

•	Compensation and benefits expense: $12.94 billion for 2012, 6% higher than 2011.

•	Non-compensation expense: $10.01 billion for 2012, 4% lower than 2011.

No specific goals for these metrics were used, nor were any specific weights ascribed to them, in making compensation determinations. In addition, our Compensation Committee reviewed certain financial metrics, based on publicly announced results, for our core competitors: Bank of America Corporation, Citigroup Inc., JPMorgan Chase & Co. and Morgan Stanley.

For more information on the calculation of these financial measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2012 Annual Report on Form 10-K.

Individual Performance

360 Review Process

All of our NEOs were evaluated under our 360 Review Process. Our 360 Review Process reflects confidential input from a number of employees, including those who are senior to the reviewee, peers and those who are junior to the reviewee, regarding an array of performance measures. In addition to qualitative feedback, the 360 Review Process evaluations include numerical assessments of:

•	Risk management;

•	Reputational judgment and compliance with firm policies;

•	Leadership and people management;

•	Client focus;

•	Commercial effectiveness;

•	Culture and values; and

•	Diversity and inclusion.

[1]	ROE and diluted earnings per common share for 2011 were reduced by the impact of a $1.64 billion preferred dividend related to the redemption of the firm’s Series G Preferred Stock.

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With respect to our NEOs, the results of the 360 Review Process were then considered as follows:

•

CEO: Under the direction of our Lead Director, our Governance Committee evaluated the performance of our CEO, including the results of his 360 Review Process evaluation. In addition, our Compensation Committee (which includes all members of our Governance Committee) met in executive session to discuss the performance of our CEO in connection with determining his compensation.

•

Other NEOs: Our CEO discussed the performance of our COO, including the results of his 360 Review Process, with our Compensation Committee. Our CEO and COO reviewed the performance of our other NEOs, including the results of their 360 Review Process evaluations, with our Compensation Committee. In addition, our CEO submitted variable compensation recommendations to the Committee for our other NEOs, but did not make recommendations about his own compensation.

Compensation Committee Assessment and Determination

In making its compensation determinations, our Compensation Committee considered, among other things discussed below, a summary for each NEO that included certain results of his 360 Review Process evaluation, and his responsibilities. Overall, each of our NEOs demonstrated exceptional leadership in 2012 and over the last few years. Further, each NEO performed extremely well throughout the year and made significant contributions to our firm’s overall success. 2012 compensation for our NEOs was differentiated among our NEOs primarily to reflect their individual performance, as well as their roles, with our CEO receiving the highest compensation among our NEOs, our COO and CFO receiving less than our CEO and our other NEOs receiving less than our CEO, COO and CFO. The contributions of each of our NEOs that the Committee considered included: Mr. Blankfein continued to be a strong leader who demonstrated considerable commitment to our firm and our clients, as well as a deep and nuanced understanding of the strategic aspects of all our major businesses. Mr. Cohn continued his focus on, and connectivity to, our core businesses through effective operational management. In addition, he spent considerable time and effort substantively engaging our clients around the world. Mr. Viniar continued to manage risk effectively for our firm, communicated well with our regulators, shareholders and other constituents and maintained strong relationships with other members of senior management, which enhanced coordination of firmwide policies and strategies. Mr. Evans demonstrated continued leadership in developing and delivering strategy for the growth markets with a keen focus on results and client satisfaction. Mr. Weinberg exemplified strong commitment to our investment banking franchise and our clients, and fostered our firm’s culture and values, while mentoring and developing internal talent.

Compensation-Related Risk Assessment

As discussed above in Our Compensation Philosophy, our CRO presented his annual CRO Risk Assessment to our Compensation Committee in a joint meeting with our Risk Committee. The presentation included our CRO’s view that the various components of our firm’s compensation programs and policies (for example, process, structure and governance) work together to balance risk and incentives in a manner that does not encourage imprudent risk-taking and, therefore, there are no risks arising from those programs and policies that are reasonably likely to have a material adverse effect on our firm. The CRO Risk Assessment also stated that our firm has a risk management process so that variable compensation does not encourage imprudent risk-taking, is aligned with the future performance of our firm and the interests of our shareholders, and is consistent with the safety and soundness of our firm. Semler Brossy, our Compensation Committee’s independent compensation consultant, also participated in this presentation.

Market for Talent

Our Compensation Committee evaluated our existing NEO compensation program, comparing it to other financial services firms. Consistent with past practice, our Compensation Committee asked Semler Brossy to assess our compensation program for our PMDs, including our NEOs. Semler Brossy is retained by, and provides services solely to, our Compensation Committee and does not provide services in any capacity to our firm. In connection with its work for our Compensation Committee, Semler Brossy reviews the information provided to the Committee by our CFO, our Human Capital Management Division (HCM Division) and the MGMC unit of Towers Watson, one of our firm’s compensation consultants.

32	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

In its assessment of our compensation program for PMDs, Semler Brossy confirmed that, consistent with last year, the program is aligned with, and is sensitive to, corporate performance, contains features that reinforce significant alignment with shareholders and a long-term focus, and utilizes policies and procedures, including subjective determinations, that facilitate and support our firm’s approach to risk-taking and risk management. Semler Brossy did not recommend, and was not involved in determining, the amount of any NEO’s compensation.

Our HCM Division assisted our Compensation Committee in its review of compensation plans at other financial services firms by providing the Committee with information relating to compensation plan design and compensation levels for named executive officers and, in most cases, other senior employees at these firms. The firms for which this benchmarking information was provided were our core competitors plus American Express Company, Barclays PLC, Credit Suisse Group AG, Deutsche Bank AG, UBS AG and Wells Fargo & Company. This information was obtained from an analysis of public filings as well as compensation surveys conducted by the MGMC unit of Towers Watson.

Regulatory Developments

Throughout 2012 our senior management briefed our Compensation Committee on relevant regulatory developments. These included updates on compensation-related regulations and feedback on our compensation program from the Federal Reserve Board, the Financial Services Authority in the United Kingdom (the predecessor to the Prudential Regulation Authority and Financial Conduct Authority) and other regulators around the world. Determinations regarding NEO compensation for 2012 were consistent with our Compensation Framework, which we believe conforms to applicable regulations and regulatory guidance on variable compensation.

2012 Advisory Vote to Approve Executive Compensation

At our 2012 Annual Meeting of Shareholders, the advisory vote to approve executive compensation received the overwhelming support of our shareholders (approximately 95% of votes cast). Our Compensation Committee considered these results in connection with its analysis of our executive compensation programs, including its determination of the form and amount of NEO compensation for 2012.

We engaged with many of our shareholders in advance of and following our 2012 Annual Meeting of Shareholders to gain further insight and understanding into their views on our executive compensation program, particularly as expressed through the advisory vote. We received feedback on various aspects of our executive compensation program, including our pay for performance philosophy, our Clawback Provisions, our retention policies and the terms of our LTIP awards. The feedback from shareholder discussions was communicated to our Compensation Committee for its consideration, and the Committee took the feedback into account in making its determinations.

Compensation Committee Determination

After considering all of the factors discussed above, including financial performance, individual performance and the market for talent in our industry, our Compensation Committee used its discretion to increase our NEOs’ annual variable compensation for 2012. The Committee determined that the annual variable compensation for each of our NEOs would be as follows: $19 million (CEO), $17.15 million (COO and then-CFO) and $15.15 million (other NEOs). No specific individual performance goals were used by the Committee in making these NEO compensation determinations. Consistent with regulatory guidance and the CRO Risk Assessment, the Committee determined that the appropriate balance of 2012 variable compensation was to pay 70% in RSUs and the remainder in cash.

In addition, we reduced the 2012 variable compensation available for our PMDs, including our NEOs, by approximately $160 million in the aggregate, which amount was used by our firm to make a charitable contribution to GS Gives. In January 2013, our Compensation Committee also granted to each NEO, other than Mr.  Viniar, a long-term incentive compensation award, which we discuss below.

Additional Details on our NEOs’ Compensation

Salaries

No changes were made to 2012 NEO base salaries from 2011. For 2012 Mr. Blankfein received a salary of $2 million and each of Mr. Cohn, Mr. Viniar, Mr. Evans and Mr. Weinberg received a salary of $1.85 million. Our Compensation Committee believes that these salary levels continue to provide the appropriate balance between fixed and variable compensation. Salaries for 2013 remain unchanged from 2012 levels.

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Restricted Stock Units and Shares at Risk

2012 Year-End RSUs were vested at grant and generally provide for Shares at Risk to be delivered in three equal installments on or about each of the first, second and third anniversaries of the grant date, subject to other terms and conditions of the award agreement. The number of RSUs awarded to each NEO for 2012 was determined by dividing the dollar value of the portion of the NEO’s variable compensation payable in RSUs (i.e., 70%) by $141.01, which was the closing price per share of our Common Stock on the NYSE on January 17, 2013, the grant date. In recent years, year-end RSUs have been granted shortly after the close of the relevant year.

Each of these RSUs is an unfunded, unsecured promise by us to deliver a Share at Risk on a future date. As a result, each of our NEOs has the same economic interest as our shareholders. This economic interest exists because the amount an NEO ultimately realizes from an RSU depends on the value of our Common Stock. Each RSU includes a “dividend equivalent right,” pursuant to which the holder of the RSU is entitled to receive an amount equal to any ordinary cash dividends paid to a shareholder of our Common Stock at about the same time as those dividends are paid to our shareholders.

2013 SIP. We are seeking shareholder approval of our 2013 SIP at this Annual Meeting so we can continue our practice of granting equity, which helps to align the interests of our employees with those of our shareholders and encourage a long-term firmwide focus. See —Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2013) below for further details.

Transfer Restrictions. Transfer restrictions apply to 50% of the Shares at Risk delivered in respect of RSUs (determined prior to tax withholding). Accordingly, based on current tax withholding rates, which are approximately 50%, transfer restrictions will apply to all or substantially all Shares at Risk delivered to NEOs under these awards. An NEO cannot sell, exchange, transfer, assign, pledge, hedge or otherwise dispose of any of his 2012 Year-End RSUs or underlying Shares at Risk that are subject to transfer restrictions until January 2018, even if the NEO no longer is an employee of our firm (see —Treatment Upon Termination or Change-in-Control for more details). Our Compensation Committee may permit limited exceptions to make transfers (for example, gifts to immediate family members), provided that any Shares at Risk so transferred would continue to be subject to transfer restrictions until January 2018.

Retention Requirements and Hedging Policy. In addition to imposing transfer restrictions, we also require each of our Senior Executives, for so long as he holds such a position, to retain sole beneficial ownership (including, in certain cases, ownership through his spouse or estate planning entities established by him) of a number of shares of our Common Stock equal to at least 75% of the shares received (net of payment of any option exercise price and taxes) as compensation since becoming a Senior Executive. We impose a similar 25% retention requirement on our approximately 460 PMDs. The retention requirements are described in more detail in Beneficial Ownership—Beneficial Ownership of Directors and Executive Officers.

Further, our NEOs are prohibited from hedging any shares of our Common Stock, even shares they can freely sell. Our employees, other than our executive officers, may hedge only shares of our Common Stock that they can otherwise sell. However, they may not enter into uncovered hedging transactions and may not “short” shares of our Common Stock. In addition, employees may not make investment decisions with respect to our Common Stock unless such decisions are made during applicable “window periods.” All employees are prohibited from hedging their equity-based awards.

Clawback Provisions. 2012 Year-End RSUs and underlying Shares at Risk are subject to forfeiture or recapture by us in certain cases, even after the transfer restrictions lapse. If we determine that Shares at Risk may be recaptured after delivery, we can require repayment to us of the fair market value of the shares (including those withheld to pay withholding taxes) and any other amounts paid or delivered in respect thereof.

2012 Year-End RSUs and underlying Shares at Risk provide for forfeiture or recapture if our Compensation Committee determines that during 2012, the NEO participated (which could include, depending on the circumstances, participation in a supervisory role) in the structuring or marketing of any product or service, or participated on behalf of our firm or any of our clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to our firm or the broader financial system as a whole (for example, if an NEO were to improperly analyze risk or fail sufficiently to raise concerns about such risk) and, as a result of such action or omission, our Compensation Committee determines there has been, or reasonably could be expected to be, a material adverse impact on our firm, the NEO’s business unit or the broader financial system. This provision is not limited to financial risks and is designed to encourage the consideration of the full range of risks associated with the activities (for example, legal, compliance or reputational). The provision also does not require that a material adverse impact actually occur, but rather may be triggered if we determine that there is a reasonable expectation of such an impact.

34	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Our Compensation Committee previously adopted guidelines that set forth a formal process regarding determinations to forfeit or recapture awards for improper risk analysis upon the occurrence of certain predetermined events (for example, in the event of annual firmwide, divisional, business unit or individual losses). The review of whether forfeiture or recapture is appropriate includes input from our CRO, as well as representatives from our controllers, legal and compliance departments. Determinations are made by our Compensation Committee (for NEOs) or its delegates (other than for our NEOs), with any determinations made by delegates reported to the Committee.

2012 Year-End RSUs granted to our NEOs also are subject to forfeiture if our firm is determined by bank regulators to be “in default” or “in danger of default” as defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or fails to maintain for 90 consecutive business days the required “minimum tier 1 capital ratio” (as defined under Federal Reserve Board regulations).

An NEO may forfeit all 2012 Year-End RSUs if he engages in conduct constituting “cause” prior to delivery of the underlying Shares at Risk. We may recapture Shares at Risk underlying 2012 Year-End RSUs subject to transfer restrictions if an NEO engages in such conduct at any time through January 2018. Conduct constituting “cause” includes, among other things, any material violation of any firm policy, any act or statement that negatively reflects on our name, reputation or business interests, and any conduct detrimental to our firm.

Finally, an NEO may forfeit all 2012 Year-End RSUs if he becomes associated with a “competitive enterprise” during 2013; two-thirds if he becomes associated with a “competitive enterprise” during 2014; and one-third if he becomes associated with a “competitive enterprise” during 2015. See —Executive Compensation—Potential Payments Upon Termination or Change-in-Control for further details on the meaning of “cause” and “competitive enterprise.”

Treatment Upon Termination or Change-in-Control. As a general matter, delivery schedules are not accelerated, and transfer restrictions are not removed, when an NEO leaves our firm. The limited exceptions include death and “conflicted employment.” In addition, a change-in-control alone is not sufficient to trigger acceleration of any deliveries or removal of transfer restrictions. See —Executive Compensation—Potential Payments Upon Termination or Change-in-Control for further details on the treatment of RSUs and Shares at Risk upon termination of employment or a change-in-control and on the meaning of “conflicted employment.”

Qualified Retirement Benefits

Each of our NEOs participates in The Goldman Sachs 401(k) Plan (401(k) Plan), which is our U.S. broad-based tax-qualified retirement plan. In 2012 our NEOs were eligible to make pre-tax, and/or “Roth” after-tax, contributions to our 401(k) Plan and receive a dollar-for-dollar matching contribution from us on the amount they contribute, up to a maximum of $10,000. For 2012 each of our NEOs received a matching contribution of $10,000.

Perquisites and Other Benefits

Our NEOs received in 2012 certain benefits that are considered “perquisites” required to be disclosed as part of their compensation. While our Compensation Committee was provided with the estimated value of these items, it determined, as in prior years, not to give these amounts significant consideration in determining our NEOs’ 2012 variable compensation.

We provide each of our NEOs with a car and driver and other services for security purposes. We also offer our NEOs benefits and tax counseling services, generally provided or arranged by our subsidiary, The Ayco Company, L.P. (Ayco), to assist them with tax and regulatory compliance and to provide them with more time to focus on the needs of our business. Our PMDs, including our NEOs, participate in our executive medical and dental program and receive executive life insurance and long-term disability insurance coverage. Our NEOs are also eligible for a retiree health care program and receive certain other perquisites, some of which have no incremental cost to us. See “All Other Compensation” and footnote (d) in —Executive Compensation—2012 Summary Compensation Table.

Section 162(m)

Under current law, our U.S. federal corporate tax deduction for compensation paid to certain of our NEOs is limited to $1 million of non-performance-based compensation. Our NEOs’ variable compensation for 2012, including equity-based awards, is determined under The Goldman Sachs Amended and Restated Restricted Partner Compensation Plan (RPCP). The RPCP is our shareholder-approved plan under which we pay variable compensation to members of our Management Committee, including our NEOs. The RPCP provides for a maximum amount of variable compensation determined pursuant to a formula contained in the RPCP, with the Compensation Committee retaining the discretion to

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pay less than the formula amount. Amounts awarded pursuant to the RPCP are intended to constitute qualified performance-based compensation under Section 162(m) of the Internal Revenue Code (Code) (which does not count against the $1 million deduction limit). However, we may decide to pay non-deductible variable compensation. In addition, salaries are not considered performance-based compensation under Section 162(m); therefore, salaries paid to our NEOs are not fully tax deductible by us.

Long-Term Performance Incentive Plan

To further incentivize long-term performance, in January 2013, our Compensation Committee granted to each NEO, other than Mr. Viniar, a long-term incentive award (2013 LTIP). Amounts earned under the 2013 LTIP awards, if any, will be paid in cash; however, our NEOs do not earn any amounts under these awards until the end of the performance period, based on firmwide performance metrics and individual performance, as described below. The 2013 LTIP awards are not part of annual compensation.

The initial performance period for the 2013 LTIP awards is three years beginning in 2013, and our Compensation Committee may determine, by the end of 2014, to extend the period for another five years through the end of 2020. The same financial metrics and individual performance assessments would continue to apply to such an extension unless the Committee determines otherwise. Consistent with how our Compensation Committee thought about the roles and responsibilities of our NEOs in connection with determining annual variable compensation this year, taking into account the ability of each role to impact future firm performance, our Compensation Committee determined to grant a 2013 LTIP award with an initial notional value of $5 million to each of our CEO and COO, and an award with an initial notional value of $4 million to each of our remaining NEOs who received awards (compared to $3 million for each of the 2012 LTIP awards). The initial notional value increases and decreases by an amount equal to our “annual ROE” for each year during the performance period and, at the end of the performance period, is further adjusted based on “average ROE” and “average increase in BVPS” during the performance period. (See below for details on how we calculate ROE and BVPS under the awards.) Finally, our Compensation Committee may also, in its sole discretion based on its assessment of an individual NEO’s performance, adjust the amounts that may be paid under this award to each NEO (down to 0% or up to a maximum of 150% of the amount that would have been payable following the calculations described above). No amounts are paid until January 2016 or, if the period is extended, until January 2021. There is no continuing service requirement under the award; however, upon termination of employment for any reason, including retirement, payments are not accelerated, and performance measures continue to apply.

Consistent with the existing terms of the awards, in December 2012 our Compensation Committee extended the performance period of the LTIP awards granted in January 2011 (2011 LTIP) from December 2013 to December 2018 for each of our NEOs (other than Mr. Viniar) to provide a longer cycle over which to assess management’s performance, largely because the performance period to date has been characterized by extremely high levels of uncertainty in the broader financial markets and in the regulatory environment affecting our firm. As a result of this extension, which was discussed with Semler Brossy, the interests of our NEOs (other than Mr. Viniar) will continue to be aligned with the interests of our shareholders over a longer term. The performance objectives continue to apply during the extended performance period; no amounts are earned based on results for any one year, and negative returns in any year will offset positive returns in another. The performance periods of both of Mr. Viniar’s outstanding LTIP awards were not extended due to his retirement. As such, the amounts earned under Mr. Viniar’s 2011 LTIP award, if any, will be paid in cash in January 2014, and amounts earned under Mr. Viniar’s 2012 LTIP award, if any, will be paid in cash in January 2015.

Clawback Provisions

The 2013 LTIP awards are subject to the same Clawback Provisions as the 2012 Year-End RSUs and Shares at Risk for the entire performance period (including any extension). In addition, if our Compensation Committee determines that any payment was based on materially inaccurate financial statements or performance criteria, we may require the NEO to repay us the value of the award as of the payment date.

Firmwide Performance

The initial notional value of the LTIP award will be adjusted upward or downward by an amount equal to our annual ROE for 2013 and further adjusted as of the end of each subsequent year during the performance period by an amount equal to our annual ROE for such year. At the end of the performance period, we calculate our average ROE and average increase in BVPS over the entire performance period. The adjusted notional value as of the end of the performance period based on annual ROE is then further adjusted based 50% on average ROE and 50% on average increase in BVPS as set forth in the below table. No amounts are earned based on achieving a certain ROE or BVPS for any one year, and negative returns in any year will offset positive returns during the performance period.

36	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Payout(a)	Average ROE Over Performance Period (Applies to 50% of Adjusted Notional Value at End of Performance Period)	Average Increase in BVPS Over Performance Period (Applies to 50% of Adjusted Notional Value at End of Performance Period)
Zero	<5%	<2%
50%	5%	2%
100%	10%	7%
150%	≥15%	≥12%

(a)	Payout is scaled if results are between specified percentages.

In determining the above metrics and thresholds, our Compensation Committee reviewed, among other things, (i) our performance in 2012 and over the past four years and (ii) information on ROE and change in BVPS for 2008-2011 and through the third quarter of 2012 (because full year information was not yet available) for us and each of our core competitors, as well as Barclays PLC, Credit Suisse Group AG, Deutsche Bank AG and UBS AG, in each case, based on publicly available information. After this analysis, our Compensation Committee determined to use the same performance thresholds as in prior LTIP awards.

For purposes of the calculations above:

“Annual ROE” is computed by dividing net earnings applicable to common shareholders by average monthly common shareholders’ equity. Annual ROE will be adjusted for the after-tax effects of amounts that would be excluded from “Pre-Tax Earnings” under the RPCP, which is a compensation plan in which all of our continuing NEOs participate. See Exhibit 10.3 of our 2012 Annual Report on Form 10-K for a copy of this Plan.

“Average ROE” is the average of the “annual ROE” for each year during the performance period.

“Average Increase in BVPS” is the average of the annual increases in our firm’s book value per common share for each year during the performance period.

Our Compensation Committee may determine, in its sole discretion, if particular events or transactions will be included or excluded from the calculation of the performance metrics.

Individual Performance

Our Compensation Committee may also determine, in its sole discretion based on its assessment of an individual NEO’s performance, to adjust the amounts that may be paid under this award to each NEO. The total amount paid under an award will in no event exceed 150% of the amount that would have been payable following the calculations described above.

GS Gives

We established GS Gives, a donor advised fund, to coordinate, facilitate and encourage global philanthropy by our PMDs. Since 2009, we have reduced the amount of compensation available to pay our PMDs and used that amount to make contributions to the fund. We ask our PMDs to provide us with recommendations of not-for-profit organizations that should receive donations from these contributions. These recommendations help to ensure that GS Gives invests in a diverse group of charities that improve the lives of people in communities where we work and live. GS Gives focuses on underserved communities, and we encourage our PMDs to make recommendations of grants to organizations consistent with one of four thematic pillars:

•	building and stabilizing communities;

•	increasing educational opportunities;

•	creating jobs and economic growth; and

•	honoring service and veterans.

During 2012, GS Gives accepted the recommendations of 478 current and retired PMDs and granted over $138.4 million to 1,580 not-for-profit organizations around the world. GS Gives underscores our commitment to philanthropy through diversified and impactful giving. The amounts donated in 2012 by GS Gives based on our NEOs’ recommendations were: Mr. Blankfein – $4.35 million; Mr. Cohn – $4.13 million; Mr. Viniar – $3.19 million; Mr. Evans – $7.17 million; and Mr. Weinberg – $4.17 million.

This year, we reduced the 2012 variable compensation available for our PMDs, including our NEOs, by approximately $160 million in the aggregate to make a charitable contribution to GS Gives.

GS Gives undertakes diligence procedures for each donation and has no obligation to follow recommendations made by our PMDs.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	37

Executive Compensation

The following tables include compensation information for our NEOs for the last three years. For a discussion of 2012 NEO compensation, please read —Compensation Discussion and Analysis above.

The 2012 Summary Compensation Table below sets forth compensation information for our NEOs relating to 2012, 2011 and 2010.

Pursuant to SEC rules, the 2012 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after year-end, even if awarded for services in that year. SEC rules require disclosure of cash variable compensation to be included in the year earned, even if payment is made after year-end.

Generally, we grant equity-based awards and pay any cash variable compensation for a particular year shortly after that year-end. As a result, equity-based awards and cash variable compensation are disclosed in each row of the table as follows:

•	2012

–	“Bonus” is cash variable compensation for 2012

–	“Stock Awards” are RSUs awarded for 2011

–	RSUs awarded for 2012 are not included because they were granted in January 2013. (See —Compensation Discussion and Analysis above for a discussion of these equity-based awards.)

•	2011

–	“Bonus” is cash variable compensation for 2011

–	“Stock Awards” are RSUs awarded for 2010

•	2010

–	“Bonus” is cash variable compensation for 2010

–	“Stock Awards” are RSUs awarded for 2009

2012 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(b)	Option Awards(c)	Change in Pension Value	All Other Compensation(d)	Total
Lloyd C. Blankfein Chairman and CEO	2012	$2,000,000	$5,700,000	$5,273,409	$ 0	$3,943	$ 323,514	$13,300,866
	2011	$2,000,000	$3,000,000	$10,710,073	$ 0	$4,776	$ 449,556	$16,164,405
	2010	$600,000	$5,400,000	$7,650,013	$ 0	$2,343	$ 464,067	$14,116,423
Gary D. Cohn President and COO	2012	$1,850,000	$5,145,000	$5,273,409	$ 0	$968	$ 216,419	$12,485,796
	2011	$1,850,000	$3,000,000	$10,710,073	$ 0	$1,145	$ 242,674	$15,803,892
	2010	$600,000	$5,400,000	$7,650,013	$ 0	$501	$ 212,913	$13,863,427
David A. Viniar(a) CFO	2012	$1,850,000	$5,145,000	$5,273,409	$ 0	$7,987	$ 222,123	$12,498,519
	2011	$1,850,000	$3,000,000	$10,710,073	$ 0	$9,656	$ 243,325	$15,813,054
	2010	$600,000	$5,400,000	$7,650,013	$ 0	$4,652	$ 303,346	$13,958,011
J. Michael Evans Vice Chairman	2012	$1,850,000	$4,545,000	$5,273,409	$ 0	$598	$ 191,093	$11,860,100
	2011	$1,850,000	$3,000,000	$10,710,073	$ 0	$716	$ 185,525	$15,746,314
	2010	$600,000	$5,400,000	$7,650,013	$ 0	$330	$ 277,165	$13,927,508
John S. Weinberg Vice Chairman	2012	$1,850,000	$4,545,000	$5,273,409	$ 0	$3,950	$ 212,810	$11,885,169
	2011	$1,850,000	$3,000,000	$10,710,073	$ 0	$4,743	$ 188,348	$15,753,164
	2010	$600,000	$5,400,000	$7,650,013	$ 0	$2,211	$ 158,511	$13,810,735

38	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

(a)	Effective January 31, 2013, Mr. Viniar retired as our CFO and joined our Board of Directors.

(b)

Amounts included for 2012 represent the grant date fair value of RSUs granted on February 1, 2012 for services in 2011 (2011 Year-End RSUs), in accordance with Financial Accounting Standards Board’s Accounting Standards Codification 718 Compensation—Stock Compensation (ASC 718). Grant date fair value for 2011 Year-End RSUs is determined by multiplying the aggregate number of RSUs by $113.45, the closing price per share of Common Stock on the NYSE on February 1, 2012, the grant date, and includes an approximately 25% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the 2011 Year-End RSUs. Amounts included for 2011 represent the grant date fair value of RSUs granted on January 26, 2011 for services in 2010 (2010 Year-End RSUs), in accordance with ASC 718. Grant date fair value for 2010 Year-End RSUs is determined by multiplying the aggregate number of RSUs by $161.31, the closing price per share of Common Stock on the NYSE on January 26, 2011, the grant date, and includes a 15% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the 2010 Year-End RSUs. Amounts included for 2010 represent the grant date fair value of RSUs granted on February 5, 2010 for services in 2009 (2009 Year-End RSUs), in accordance with ASC 718. Grant date fair value for 2009 Year-End RSUs is determined by multiplying the aggregate number of RSUs by $154.16, the closing price per share of Common Stock on the NYSE on February 5, 2010, the grant date, and includes a 15% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the 2009 Year-End RSUs.

(c)	No options to purchase Common Stock (Options) were granted to our NEOs during 2012, 2011 or 2010.

(d)	The charts and narrative below describe the benefits and perquisites for 2012 contained in the “All Other Compensation” column above.

Name	401(k) Matching Contribution	Term Life Insurance Premium	Executive Medical and Dental Plan Premium	Long-Term Disability Insurance Premium	Executive Life Premium	Benefits and Tax Counseling Services*	Car**
Mr. Blankfein	$ 10,000	$ 120	$ 60,793	$ 821	$ 19,591	$ 67,200	$ 47,467
Mr. Cohn	$ 10,000	$ 120	$ 60,793	$ 821	$ 12,112	$ 71,917	$ 59,642
Mr. Viniar	$ 10,000	$ 120	$ 60,793	$ 821	$ 18,738	$ 57,288	$ 72,229
Mr. Evans	$ 10,000	$ 120	$ 60,793	$ 821	$ 13,752	$ 56,516	$ 47,709
Mr. Weinberg	$ 10,000	$ 120	$ 60,793	$ 821	$ 14,392	$ 83,175	$ 42,556

*	Amounts reflect the incremental cost to us of benefits and tax counseling services provided by Ayco or by another third-party provider. For services provided by Ayco, cost is determined based on the number of hours of service provided by, and compensation paid to, individual service providers. For services provided by others, amounts are payments made by us to such providers.

**	Amounts reflect the incremental cost to us attributable to commuting and other non-business use. We provide each of our NEOs with a car and driver for security purposes. The cost of providing a car is determined on an annual basis and includes, as applicable, driver compensation, annual car lease, car rental or car service fees and insurance cost as well as miscellaneous expenses (for example, fuel and car maintenance).

Also included in the “All Other Compensation” column are amounts reflecting the incremental cost to us of providing our identity theft safeguards program for U.S. PMDs, in-office meals and security services. We provide security (the incremental cost of which was $115,894 for Mr. Blankfein) for the benefit of our firm and our shareholders and believe it is required in light of the current environment. We do not consider these security measures to be personal benefits but rather business-related necessities due to the high-profile standing of our NEOs.

We provide our NEOs, on the same terms as are provided to other PMDs and at no incremental out-of-pocket cost to our firm, waived or reduced fees and overrides in connection with investments in certain funds managed or sponsored by Goldman Sachs, unused tickets to certain events and certain negotiated discounts with third-party vendors.

We make available to our NEOs, for business use, private aircraft from third-party vendors. Our policy is not to permit personal use of such aircraft by our NEOs except in connection with business trips where the NEO pays our firm for any additional costs. In situations where an NEO brings a personal guest as a passenger on a business-related flight, the NEO pays us an amount equal to the greater of: (a) the aggregate incremental cost to us of the usage by such guest, and (b) the price of a first-class commercial airline ticket for the same trip.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	39

2012 Grants of Plan-Based Awards

The awards included in this table are 2011 Year-End RSUs and 2012 LTIP awards, each of which were granted in February 2012.

The following table sets forth plan-based awards granted in early 2012. In accordance with SEC rules, the table does not include awards that were granted in 2013. See —Compensation Discussion and Analysis above for a discussion of those awards.

Name	Grant Date				All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(d)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)
		Threshold ($)	Target ($)	Maximum ($)(b)
Lloyd C. Blankfein	2/1/2012	—	—	—	61,702	—	—	$5,273,409
	2/1/2012	$ 0	$3,000,000	—	—	—	—	—
Gary D. Cohn	2/1/2012	—	—	—	61,702	—	—	$5,273,409
	2/1/2012	$ 0	$3,000,000	—	—	—	—	—
David A. Viniar	2/1/2012	—	—	—	61,702	—	—	$5,273,409
	2/1/2012	$ 0	$3,000,000	—	—	—	—	—
J. Michael Evans	2/1/2012	—	—	—	61,702	—	—	$5,273,409
	2/1/2012	$ 0	$3,000,000	—	—	—	—	—
John S. Weinberg	2/1/2012	—	—	—	61,702	—	—	$5,273,409
	2/1/2012	$ 0	$3,000,000	—	—	—	—	—

(a)

Consists of cash awards made under our LTIP that are earned only after a minimum of three years based on firmwide performance metrics and individual performance. The initial performance period is three years beginning with 2012, and our Compensation Committee may determine, by the end of 2013, to extend the period for another five years through the end of 2019. The initial notional value of these awards will be adjusted upward or downward by an amount equal to our annual ROE for each year of the performance period. At the end of the performance period, we calculate our average ROE and average increase in BVPS over the entire performance period. The adjusted notional value as of the end of the performance period based on annual ROE is then further adjusted based 50% on average ROE and 50% on average increase in BVPS. Finally, our Compensation Committee may, in its sole discretion based on its assessment of an individual NEO’s performance, adjust the amounts that may be paid under this award to each NEO (down to 0% or up to a maximum of 150% of the amount that would have been payable following the calculations described above). Please see —Compensation Discussion and Analysis—Long-Term Performance Incentive Plan for additional details on our LTIP.

(b)

Because these awards are adjusted each year over the performance period by an amount equal to our Annual ROE (which is uncapped), no maximum award amount is determinable pursuant to the terms of these awards.

(c)	Consists of 2011 Year-End RSUs. See —2012 Non-Qualified Deferred Compensation and —Potential Payments Upon Termination or Change-in-Control below for additional information on the 2011 Year-End RSUs.

(d)

Amounts included represent the grant date fair value in accordance with ASC 718. Grant date fair value was determined by multiplying the aggregate number of RSUs by $113.45, the closing price per share of our Common Stock on the NYSE on February 1, 2012, the grant date, and includes a liquidity discount of approximately 25% to reflect the transfer restrictions on the Common Stock underlying the 2011 Year-End RSUs.

40	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

2012 Outstanding Equity Awards at Fiscal Year-End

No Options have been granted to our NEOs since December 2007.

The following table sets forth outstanding unexercised Options held by each NEO as of December 31, 2012, all of which were vested.

	Option Awards					Stock Awards
Name	Option Award Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Lloyd C. Blankfein	2007	322,104	—	$204.16	11/24/2017	—	$ —
	2006	209,228	—	$199.84	11/25/2016
	2005	218,872	—	$131.64	11/27/2015
Gary D. Cohn	2007	317,400	—	$204.16	11/24/2017	—	$ —
	2006	205,228	—	$199.84	11/25/2016
	2005	253,816	—	$131.64	11/27/2015
David A. Viniar	2007	270,380	—	$204.16	11/24/2017	—	$ —
	2006	153,184	—	$199.84	11/25/2016
	2005	135,312	—	$131.64	11/27/2015
J. Michael Evans	2007	271,416	—	$204.16	11/24/2017	—	$ —
	2006	201,224	—	$199.84	11/25/2016
	2005	171,772	—	$131.64	11/27/2015
John S. Weinberg	2007	149,944	—	$204.16	11/24/2017	—	$ —
	2006	121,160	—	$199.84	11/25/2016
	2005	117,080	—	$131.64	11/27/2015

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	41

2012 Option Exercises and Stock Vested

The following table sets forth information regarding the exercise in 2012 of Options granted in late 2002 that would have expired in November 2012. The table also sets forth the value of the 2011 Year-End RSUs granted in February 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)(b)	Value Realized on Vesting ($)(c)
Lloyd C. Blankfein	137,670	$5,978,557	61,702	$7,000,092
Gary D. Cohn	130,425	$5,528,369	61,702	$7,000,092
David A. Viniar	50,751	$2,348,756	61,702	$7,000,092
J. Michael Evans	60,408	$2,503,308	61,702	$7,000,092
John S. Weinberg	41,094	$1,895,484	61,702	$7,000,092

(a)

Values were determined by multiplying the number of shares of our Common Stock underlying the Options by the difference between the closing price per share of our Common Stock on the NYSE on the date of exercise and the exercise price of the Options.

(b)

Includes shares of Common Stock underlying 2011 Year-End RSUs, which were vested upon grant. One-third of these shares were delivered in December 2012, and one-third are deliverable on or about each of the second and third anniversaries of the grant date. Substantially all of the shares of Common Stock underlying the 2011 Year-End RSUs that are delivered to our NEOs are subject to transfer restrictions until January 2017.

(c)

Values were determined by multiplying the aggregate number of RSUs by $113.45, the closing price per share of our Common Stock on the NYSE on February 1, 2012, the grant date. In accordance with SEC rules the —2012 Summary Compensation Table and —2012 Grants of Plan-Based Awards sections above include the grant date fair value of the 2011 Year-End RSUs calculated in accordance with ASC 718.

2012 Pension Benefits

The following table sets forth pension benefit information as of December 31, 2012. The Goldman Sachs Employees’ Pension Plan (GS Pension Plan) was frozen November 27, 2004 and our NEOs have not accrued additional benefits thereunder since November 30, 1995.

Name	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year ($)
Lloyd C. Blankfein	GS Pension Plan	3	$ 33,945	—
Gary D. Cohn	GS Pension Plan	1	$ 6,851	—
David A. Viniar	GS Pension Plan	6	$ 66,744	—
J. Michael Evans	GS Pension Plan	1	$ 4,646	—
John S. Weinberg	GS Pension Plan	3	$ 31,218	—

(a)	Our U.S. employees, including each NEO, were credited for service for each year employed by us while eligible to participate in our GS Pension Plan.

(b)

Represents the present value of the entire accumulated benefit and not the annual payment an NEO would receive once his benefits commence. Prior to being frozen, our GS Pension Plan provided an annual benefit equal to between 1% and 2% of the first $75,000 of the participant’s compensation for each year of credited service under our GS Pension Plan. The normal form of payment is a single life annuity for single participants and an actuarially equivalent 50% joint and survivor annuity for married participants. The present values shown in this column were determined using the following assumptions: payment of a single life annuity following retirement at normal retirement age (age 65); a 4.25% discount rate; and mortality estimates based on the RP-2000 white collar fully generational mortality table, with adjustments to reflect continued improvements in mortality. Mr. Viniar’s retirement as CFO effective January 31, 2013 does not impact these assumptions or the value as of December 31, 2012. Our GS Pension Plan provides for early retirement benefits in some cases, and all of our NEOs are eligible to elect early retirement benefits at any time prior to normal retirement age.

For a description of our 401(k) Plan, our tax-qualified defined contribution plan, see —Compensation Discussion and Analysis—Additional Details on our NEOs’ Compensation—Qualified Retirement Benefits above.

42	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

2012 Non-Qualified Deferred Compensation

The following table sets forth information for each NEO, as applicable, with respect to (i) vested RSUs granted for services in prior years and for which the underlying shares of Common Stock had not yet been delivered as of the beginning of 2012 (Vested and Undelivered RSUs) and (ii) our Non-Qualified Deferred Compensation Plan (NQDC Plan), which was closed to new participants and deferrals in December 2008.

The Vested and Undelivered RSUs generally were awarded for services in 2011, 2010 and 2009. RSUs generally are not transferable.

•	Amounts shown as “Registrant Contributions” represent the 2011 Year-End RSUs, which were vested at grant;

•

Amounts shown as “Aggregate Earnings” reflect the change in market value of the shares of Common Stock underlying Vested and Undelivered RSUs, as well as dividend equivalents earned and paid, during 2012; and

•	Amounts shown as “Aggregate Withdrawals/Distributions” reflect the value of shares of Common Stock underlying RSUs that were delivered, as well as dividend equivalents paid, during 2012.

Prior to December 2008 (when our NQDC Plan was frozen), each participant in our NQDC Plan was permitted to elect to defer up to $1 million of his or her year-end cash variable compensation for up to the later of (i) 10 years or (ii) six months after termination of employment. Amounts deferred under our NQDC Plan are generally not forfeitable and were adjusted based on the performance of certain available “notional investments” selected by each participant. Distributions from our NQDC Plan to each of our NEOs will be made in lump-sum cash payments and will commence no earlier than 2016. Our NEOs are not subject to U.S. federal income tax on amounts that they deferred or on any “notional investment” earnings until those amounts are distributed to them, and we do not take a tax deduction on these amounts until they are distributed.

Name	Plan or Award	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(a)	Aggregate Earnings in Last Fiscal Year(b)	Aggregate Withdrawals/ Distributions in Last Fiscal Year(c)	Aggregate Balance at Fiscal Year End(d)
Lloyd C. Blankfein	Vested RSUs	—	$ 7,000,092	$4,574,206	$ 13,589,041	$8,568,460
	NQDC Plan	—	—	$13,687	—	$1,279,320(e)(f)
Gary D. Cohn	Vested RSUs	—	$ 7,000,092	$4,574,206	$ 13,589,041	$8,568,460
	NQDC Plan	—	—	$(88,883)	—	$2,531,765(f)(g)
David A. Viniar	Vested RSUs	—	$ 7,000,092	$4,574,206	$ 13,589,041	$8,568,460
	NQDC Plan	—	—	$81,489	—	$1,745,779(f)(g)
J. Michael Evans	Vested RSUs	—	$ 7,000,092	$4,574,206	$ 13,589,041	$8,568,460
	NQDC Plan	—	—	—	—	—
John S. Weinberg	Vested RSUs	—	$ 7,000,092	$4,574,206	$ 13,589,041	$8,568,460
	NQDC Plan	—	—	$(91,374)	—	$2,318,165(f)
(a)

Values were determined by multiplying the aggregate number of RSUs by $113.45, the closing price per share of our Common Stock on the NYSE on February 1, 2012, the grant date. In accordance with SEC rules, the —2012 Summary Compensation Table and —2012 Grants of Plan-Based Awards sections include the grant date fair value of the 2011 Year-End RSUs calculated in accordance with ASC 718.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	43

(b)

Aggregate earnings include changes in the market value of the shares of Common Stock underlying Vested and Undelivered RSUs. In addition, each RSU includes a dividend equivalent right, pursuant to which the holder is entitled to receive an amount equal to any ordinary cash dividends paid to the holder of a share of Common Stock approximately when those dividends are paid to shareholders. Amounts earned and paid on vested RSUs during 2012 pursuant to dividend equivalent rights also are included. The vested RSUs included in these amounts and their delivery dates are as follows:

Vested RSUs	Delivery
2011 Year-End RSUs	One-third delivered in December 2012; one-third deliverable on or about the second and third anniversaries of grant
2010 Year-End RSUs	One-third delivered in each of January 2012 and December 2012; one-third deliverable on or about the third anniversary of grant
2009 Year-End RSUs	One-third delivered in each of January 2011, January 2012 and December 2012

Delivery of shares of Common Stock underlying RSUs may be accelerated in certain limited circumstances (for example, in the event that the holder of the RSU dies or leaves us to accept a governmental position where retention of the RSU would create a conflict of interest). See —Potential Payments Upon Termination or Change-in-Control for treatment of the RSUs upon termination of employment.

With respect to our NQDC Plan, NEO account balances under our NQDC Plan were adjusted to reflect gains (or losses) based on the performance of certain “notional investments” (selected by each participant from various hedge funds and mutual funds available under the plan in 2012) to the same extent as if the NEO had actually invested in those funds.

(c)

Includes shares of Common Stock that were delivered on January 25, 2012 under the following awards: one-third of the 2009 Year-End RSUs granted on February 5, 2010 and one-third of 2010 Year-End RSUs granted on January 26, 2011. Also includes shares of Common Stock that were delivered on December 31, 2012 under the following awards: one-third of the 2009 Year-End RSUs granted on February 5, 2010, one-third of the 2010 Year-End RSUs granted on January 26, 2011 and one-third of the 2011 Year-End RSUs granted on February 1, 2012. Consistent with the terms of the awards, our Compensation Committee recommended, and our Board determined, to deliver these awards on December 31, 2012 for employee retention purposes in light of impending individual tax rate increases. Values were determined by multiplying the aggregate number of RSUs by $108.27 in the case of awards delivered on January 25, 2012, and $127.56 in the case of awards delivered on December 31, 2012, in each case, the closing price per share of our Common Stock on the NYSE on the delivery date. Amounts paid on vested but undelivered RSUs during 2012 pursuant to dividend equivalent rights are also included.

(d)

The Vested and Undelivered RSUs included in these amounts are 2011 Year-End RSUs and 2010 Year-End RSUs. These stock awards were previously reported in the Summary Compensation Table. Values for RSUs were determined by multiplying the number of RSUs by $127.56, the closing price per share of our Common Stock on the NYSE on December 31, 2012.

(e)	This amount also reflects a deferral of compensation of $1,000,000 previously reported as bonus in the fiscal 2005 Summary Compensation Table for participating executives who were NEOs in fiscal 2005.

(f)	This amount also reflects a deferral of compensation of $1,000,000 previously reported as bonus in the fiscal 2006 Summary Compensation Table for participating executives who were NEOs in fiscal 2006.

(g)	This amount also reflects a deferral of compensation of $1,000,000 previously reported as bonus in the fiscal 2007 Summary Compensation Table for participating executives who were NEOs in fiscal 2007.

44	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Potential Payments Upon Termination or Change-in-Control

Our NEOs do not have employment agreements that provide for severance or “golden parachute” payments.

Our RPCP, The Goldman Sachs Amended and Restated Stock Incentive Plan (2003 SIP), our 2013 SIP, if approved by our shareholders at this Annual Meeting, and our retiree health care program may provide for potential payments to our NEOs in conjunction with a termination of employment. The amounts potentially payable to our NEOs under our pension plans, vested RSUs and our NQDC Plan are set forth under —2012 Pension Benefits and —2012 Non-Qualified Deferred Compensation sections above. The terms of the outstanding LTIP awards are not affected by a termination of employment or change-in-control, except that following a change-in-control our Compensation Committee may not amend the terms of the awards with respect to an NEO without such NEO’s consent.

Each of our NEOs participates in our RPCP. Under our RPCP, if a participant’s employment at Goldman Sachs terminates for any reason before the end of a “contract period” (generally a one-year period as defined in the RPCP), our Compensation Committee has the discretion to determine what, if any, variable compensation will be provided to the participant for services provided in that year, subject to the formula in the RPCP. There is no severance provided under our RPCP.

Set forth below is a calculation of the potential benefits to each of our NEOs (including Mr. Viniar) assuming a termination of employment occurred on December 31, 2012, in accordance with SEC rules. Mr. Viniar’s retirement as CFO effective January 31, 2013 does not impact these assumptions or the value as of December 31, 2012. The narrative disclosure that follows the table provides important information and definitions regarding specific payment terms and conditions.

Termination Reason	Name	Value of Unvested RSUs that Vest Upon Termination	Present Value of Premiums for Retiree Health Care Program (e)	Total
Cause or Termination with Violation(a)	Lloyd C. Blankfein	$ 0	$0	$0
	Gary D. Cohn	$ 0	$0	$0
	David A. Viniar	$ 0	$0	$0
	J. Michael Evans	$ 0	$0	$0
	John S. Weinberg	$ 0	$0	$0
Termination without Violation(a), Death(b), Change-in-Control,	Lloyd C. Blankfein	$ 0	$305,932	$305,932
Disability or Conflicted Employment(c) or Downsizing(d)	Gary D. Cohn	$ 0	$372,928	$372,928
	David A. Viniar	$ 0	$308,075	$308,075
	J. Michael Evans	$ 0	$399,523	$399,523
	John S. Weinberg	$ 0	$356,797	$356,797

(a)

Except as discussed below, upon an NEO’s termination without Violation (as defined below), shares of Common Stock underlying RSUs will continue to be delivered on schedule, and Options will remain exercisable for their full term, provided that, for 2011 Year-End RSUs and 2010 Year-End RSUs, the NEO does not become associated with a Competitive Enterprise (as defined below). If the NEO does become associated with a Competitive Enterprise, the NEO will forfeit his benefits under our retiree health care program and, for 2011 Year-End RSUs, the NEO generally would have forfeited all of these awards if the association occurred in 2012; will forfeit two-thirds of these awards if the association occurs in 2013; and will forfeit one-third of these awards if association occurs in 2014. For 2010 Year-End RSUs, the NEO generally would have forfeited two-thirds of these awards if the association occurred in 2012 and will forfeit one-third of these awards if association occurs in 2013. This non-competition condition may be removed upon a termination of employment that is characterized by us as “involuntary” or by “mutual agreement” if the individual executes an appropriate general waiver and release of claims and an agreement to pay any associated tax liability.

The occurrence of a Violation, including any event constituting Cause (as defined below) or the Solicitation (as defined below) of employees or clients of our firm, by an NEO prior to delivery (in the case of RSUs) or prior to exercise (in the case of Options) will result in forfeiture of all RSUs and Options, and in some cases may result in the NEO having to repay amounts previously received. In the event of certain Violations (for example, NEO engaging in Cause) following delivery of shares of Common Stock underlying RSUs but prior to the lapse of transfer restrictions, such shares also may be recaptured.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	45

RSU awards also are subject to additional risk-related Clawback Provisions included in the definition of Violations below. As a result of these provisions, for example, an NEO will forfeit all of his 2011 Year-End RSUs, 2010 Year-End RSUs and 2009 Year-End RSUs, and any shares of Common Stock delivered under such RSUs may be recaptured, if our Compensation Committee determines that his failure to properly consider risk in 2011 (with respect to 2011 Year-End RSUs), 2010 (with respect to 2010 Year-End RSUs) or 2009 (with respect to 2009 Year-End RSUs) has, or reasonably could be expected to have, a material adverse impact on his business unit, our firm or the broader financial system.

(b)

In the event of an NEO’s death, delivery of shares of Common Stock underlying RSUs is accelerated and Options remain exercisable for their full term. Any transfer restrictions on the shares of Common Stock underlying RSUs and shares from Option exercises are removed. For information on the number of vested RSUs and unexercised Options held by the NEOs at year-end, see —2012 Outstanding Equity Awards at Fiscal Year-End and —2012 Non-Qualified Deferred Compensation above. These amounts do not reflect, in the case of death, the payment of a death benefit under our executive life insurance plan, which provides each NEO with $4.5 million of term life insurance coverage through age 75.

(c)

If a Change-in-Control (as defined below) occurs, and within 18 months thereafter we terminate an NEO’s employment without Cause or if the NEO terminates his employment for Good Reason (as defined below): (i) delivery of shares of Common Stock underlying RSUs is accelerated; and (ii) Options remain exercisable for their full term. In addition, any transfer restrictions on the shares of Common Stock underlying RSUs and shares from Option exercises are removed.

In the case of a disability, Options remain exercisable for their full term and, provided that the NEO does not become associated with a Competitive Enterprise, shares of Common Stock underlying RSUs continue to deliver on schedule. If the NEO does become associated with a Competitive Enterprise, the awards would be treated as set forth in footnote (a) above for that situation.

In the case of a termination in which an NEO resigns and accepts a position that is deemed Conflicted Employment (as defined below), the NEO will receive, at our sole discretion, (i) with respect to RSUs, either a cash payment or an accelerated delivery of, and removal of transfer restrictions on, the shares of Common Stock underlying such RSUs; and (ii) with respect to Options, one of the following: (x) a cash payment (in respect of cancellation of such Options) equal to the fair market value of the shares underlying the vested Options over the exercise price of such Options, (y) acceleration of the exercisability of such Options and removal of all transfer restrictions on the underlying shares of Common Stock or (z) permission for the participant to transfer such vested Options to another party for value.

(d)	In the event of a termination due to Downsizing (as described below), shares of Common Stock underlying RSUs deliver on schedule and Options remain exercisable for their full term.

(e)

PMDs with eight or more years of service as a PMD are eligible to receive medical and dental coverage under our retiree health care program for themselves and eligible dependents through our firm at a 75% subsidy. All of our NEOs are eligible for this coverage. The values shown in this column reflect the present value of the cost to us of the 75% subsidy and were determined using a December 31, 2012 retirement date and the following assumptions: a 4.25% discount rate; mortality estimates based on the RP-2000 white collar fully generational mortality table, with adjustments to reflect continued improvements in mortality; estimates of future increases in healthcare costs of 9.5% (initial rate for medical and pharmacy) and 2.5% (ultimate rate for medical and pharmacy), and 5.25% for dental; and assumptions for subsequent eligibility for alternative pre-65 coverage, which would limit or eliminate coverage under our program (35% primary, 35% secondary and 30% no coverage). Values and assumptions shown reflect that effective January 1, 2018, the value of the benefit under our retiree health care program for our NEOs will not exceed the annual limits under Section 4980I of the Code.

As PMDs, our NEOs are generally subject to a policy of 90 days’ notice of termination of employment. We may require (or we may waive the requirement) that a NEO be inactive (i.e., on “garden leave”) during the notice period.

For purposes of describing our RSUs and Options, the above-referenced terms have the following meanings:

“Cause” means the NEO (a) is convicted in a criminal proceeding on certain misdemeanor charges, on a felony charge or on an equivalent charge, (b) engages in employment disqualification conduct under applicable law, (c) willfully fails to perform his or her duties to Goldman Sachs, (d) violates any securities or commodities laws, rules or regulations or the rules and regulations of any relevant exchange or association of which we are a member, (e) violates any of our policies concerning hedging or pledging or confidential or proprietary information, or materially violates any other of our policies, (f) impairs, impugns, denigrates, disparages or negatively reflects upon our name, reputation or business interests or (g) engages in conduct detrimental to us.

“Change-in-Control” means the consummation of a business combination involving Goldman Sachs, unless immediately following the business combination either:

•

at least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of Goldman Sachs that were outstanding immediately prior to the transaction (or by shares into which the securities of Goldman Sachs are converted in the transaction); or

•

at least 50% of the members of the board of directors of the surviving entity, or its parent entity, if applicable, following the transaction were, at the time of our Board’s approval of the execution of the initial agreement providing for the transaction, directors of Goldman Sachs on the date of grant of the RSUs and Options (including directors whose election or nomination was approved by two-thirds of the incumbent directors).

“Competitive Enterprise” means a business enterprise that (a) engages in any activity, (b) owns or controls a significant interest in or (c) is owned by, or a significant interest in which is owned or controlled by, any entity that engages in any activity, that, in any case, competes anywhere with any activity in which we are engaged.

46	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

“Conflicted Employment” occurs where (a) a participant resigns solely to accept employment at any U.S. federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by our Compensation Committee, and as a result of such employment the participant’s continued holding of our equity-based awards would result in an actual or perceived conflict of interest, or (b) a participant terminates employment and then notifies us that he/she has accepted or intends to accept Conflicted Employment.

Whether employment is terminated by reason of “Downsizing” is determined solely by us.

“Good Reason” means (a) as determined by our Compensation Committee, a materially adverse change in the participant’s position or nature or status of the participant’s responsibilities from those in effect immediately before the Change-in-Control or (b) Goldman Sachs requiring the participant’s principal place of employment to be located more than 75 miles from the location where the participant is principally employed at the time of the Change-in-Control (except for required travel consistent with the participant’s business travel obligations in the ordinary course prior to the Change-in-Control).

“Solicitation” means any direct or indirect communication of any kind whatsoever, regardless of who initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

“Violation” includes any of the following:

•	For awards granted after 2009 (i.e., RSUs), engaging in materially improper risk analysis or failing to sufficiently raise concerns about risks during the year for which the award was granted;

•	Soliciting our clients or prospective clients to transact business with one of our competitors, or to refrain from doing business with us or interfering with any of our client relationships;

•	Failing to perform obligations under any agreement with us;

•	Bringing an action that results in a determination that the terms or conditions for the exercise of Options or the delivery of shares of Common Stock underlying RSUs are invalid;

•

Attempting to have a dispute under our equity compensation plan or the applicable award agreement resolved in a manner other than as provided for in our equity compensation plan or the applicable award agreement;

•	Any event constituting Cause;

•	Failing to certify compliance to us or otherwise failing to comply with the terms of our equity compensation plan or the applicable award agreement;

•

Upon the termination of employment for any reason, receiving grants of cash, equity or other property (whether vested or unvested) from an entity to which the participant provides services, to replace, substitute for or otherwise in respect of Options or RSUs;

•

Hiring of, or entering into a partnership or similar arrangement with, any of our employees with whom the participant worked while employed by us or who, at any time during the year immediately preceding the participant’s termination of employment with us, worked in the same division as the participant or who is a Managing Director (Selected Firm Personnel) by a competitor of ours that the participant controls or otherwise forms or is a partner or has similar status, or that bears the participant’s name, or where the participant will have responsibility over such Selected Firm Personnel, or hiring or identifying for potential hiring (or participating in any such activity) Selected Firm Personnel whether on behalf of the participant, a competitor of ours or any other person;

•	Soliciting any of our employees to resign or to accept employment with a competitor; or

•

With respect to 2011 Year-End RSUs and 2010 Year-End RSUs, our firm failing to maintain our “minimum tier 1 capital ratio” (as defined in the Federal Reserve Board regulations) for 90 consecutive business days or the Federal Reserve Board or Federal Deposit Insurance Corporation (FDIC) makes a written recommendation for the appointment of the FDIC as a receiver based on a determination that we are “in default” or “in danger of default.”

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	47

Report of our Compensation Committee

Our Compensation Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by management of Goldman Sachs, and discussed the CD&A with management of Goldman Sachs. Semler Brossy and the CRO also reviewed the CD&A. Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Compensation Committee:

James A. Johnson, Chair

M. Michele Burns

Claes Dahlbäck

Stephen Friedman

William W. George

Lakshmi N. Mittal

Adebayo O. Ogunlesi

James J. Schiro

Debora L. Spar

Mark E. Tucker

48	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Non-Employee Director Compensation

Key Features of Our Non-Employee Director Compensation Program:

•

All RSUs granted to our non-employee directors must be held for the director’s entire tenure on our Board, and shares of Common Stock underlying these RSUs are not delivered until the third quarter of the year following the year in which the non-employee director retires from our Board.

•	All non-employee directors are required to own at least 5,000 shares of Common Stock or vested RSUs at all times during their tenure, with a transition period for new directors.

•	Our non-employee directors do not receive any fees for attending Board or committee meetings.

•	Our Chairman and CEO and our President and COO do not receive any compensation for Board service.

Changes Made to Our 2012 Non-Employee Director Compensation Program:

•

For 2012, non-employee directors were given the opportunity to elect to receive certain portions of their compensation in cash or RSUs (see table below). The most significant portion of their compensation, the annual grant, remained payable only in RSUs for all continuing directors.

•

In light of the continued increase in the demands placed on our non-employee directors, particularly considering that during 2012 all of them served on each of our Board’s standing committees as well as the additional oversight responsibilities required by recent laws and regulations, the annual grant for 2012 was increased from 2,500 vested RSUs to 3,000 vested RSUs.

•	A Public Responsibilities Subcommittee Chair fee of $25,000 was added when the subcommittee was formed in December 2012.

Directors who served for the entirety of 2012 received:

Components of Awards for 2012 Service	Form of Payment
Annual Grant	3,000 vested RSUs
Annual Retainer	532 vested RSUs or $75,000, as per election
Committee Chair Fee	178 vested RSUs or $25,000, as per election
Lead Director Fee	178 vested RSUs or $25,000, as per election

For any director who started after the beginning of the year or became Chair of a committee, Chair of the Public Responsibilities Subcommittee or Lead Director after the beginning of the year, relevant compensation was prorated according to the number of months during which he or she served in that position during that year.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	49

The chart below indicates the elements and total value of cash compensation and of RSUs granted to each non-employee director for services performed in 2012:

Name	Annual Grant in RSUs	Annual Retainer	Committee/ Subcommittee Chair Fee	Lead Director Fee	Total Value(f)
John H. Bryan(a)	✓	✓	✓	✓	$ 228,346
M. Michele Burns	✓	✓	✓(c)		$ 514,828
Claes Dahlbäck	✓	✓			$ 498,047
Stephen Friedman	✓	✓	✓		$ 523,147
William W. George	✓	✓	✓(d)		$ 500,145
James A. Johnson	✓	✓	✓		$ 523,030
Lois D. Juliber(a)	✓	✓			$ 207,513
Lakshmi N. Mittal	✓	✓			$ 498,047
Adebayo O. Ogunlesi	✓(b)	✓(b)			$ 124,512
James J. Schiro	✓	✓	✓	✓(e)	$ 539,927
Debora L. Spar	✓	✓			$ 498,030
Mark E. Tucker	✓(b)	✓(b)			$ 83,055

(a)

Mr. Bryan and Ms. Juliber retired from our Board in May 2012 and were awarded compensation prorated for the five months during which they served as directors in 2012. Because they were no longer on our Board, our Board determined to pay their prorated compensation in cash rather than equity, as has been our practice. They were each awarded a prorated retainer of $31,250 and a prorated annual grant of $176,263. In addition, Mr. Bryan was awarded a prorated committee chair fee of $10,417 and a prorated Lead Director fee of $10,417, in each case for the five months during which he served in such roles.

(b)

Each of Messrs. Ogunlesi and Tucker received prorated compensation for the three months and two months, respectively, during which he served as director. Accordingly, Mr. Ogunlesi was granted a prorated annual retainer in the form of 133 vested RSUs and a prorated annual grant of 750 vested RSUs, and Mr. Tucker was granted a prorated annual retainer in the form of 89 vested RSUs and a prorated annual grant of 500 vested RSUs.

(c)	Ms. Burns received a prorated committee chair fee in the form of 119 vested RSUs for the eight months during which she served as Audit Committee Chair in 2012.

(d)	Mr. George received a prorated Public Responsibilities Subcommittee chair fee in the form of 15 vested RSUs for the one month during which he served as the Subcommittee’s Chair in 2012.

(e)	Mr. Schiro received a prorated Lead Director fee in the form of 119 vested RSUs for the eight months during which he served as Lead Director in 2012.

(f)

Comprised of cash and/or RSUs, as described above. The grant date fair value of RSUs granted on January 17, 2013 for services in 2012 was calculated in accordance with ASC 718. Grant date fair value is determined based on the closing price per share of Common Stock on the NYSE on the date of grant ($141.01).

50	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Director Summary Compensation Table

The following table sets forth the 2012 compensation for our non-employee directors as determined by SEC rules, which require us to include equity awards granted during 2012 and cash compensation earned for 2012. As a result, this table includes RSUs granted in February 2012 for services performed in 2011 and cash paid in 2013 for services performed in 2012.

Name	Fees Earned or Paid in Cash(c)	Stock Awards(d)	All Other Compensation(e)	Total
John H. Bryan	$ 228,346	$383,801	$ 0	$612,147
M. Michele Burns(a)	$ 0	$89,739	$ 20,000	$109,739
Claes Dahlbäck	$ 0	$358,729	$ 14,583	$373,312
Stephen Friedman	$ 0	$383,801	$ 0	$383,801
William W. George	$ 75,000	$358,729	$ 20,000	$453,729
James A. Johnson	$ 100,000	$383,801	$ 0	$483,801
Lois D. Juliber	$ 207,513	$358,729	$ 10,000	$576,242
Lakshmi N. Mittal	$ 0	$358,729	$ 0	$358,729
Adebayo O. Ogunlesi(b)	$ 0	$0	$ 0	$0
James J. Schiro(a)	$ 0	$383,801	$ 20,000	$403,801
Debora L. Spar	$ 75,000	$209,315	$ 9,000	$293,315
Mark Tucker(b)	$ 0	$0	$ 0	$0

(a)

As noted above, each of Ms. Burns and Mr. Schiro received prorated compensation for the eight months in 2012 during which she served as Audit Committee Chair and he served as Lead Director. In accordance with SEC rules, these amounts are not included in the above table since they were awarded in the form of vested RSUs in 2013.

(b)

As noted above, Messrs. Ogunlesi and Tucker joined our Board in October and November 2012, respectively, and received prorated compensation for the period during which they served as directors in 2012. In accordance with SEC rules, these amounts are not included in the above table since they were awarded in the form of vested RSUs in 2013.

(c)

As noted above, because Mr. Bryan and Ms. Juliber were no longer on our Board, our Board determined to pay their prorated compensation for 2012 in cash rather than equity, as has been our practice. For 2012 Mr. George and Dr. Spar elected to receive the annual retainer in cash, and Mr. Johnson elected to receive his annual retainer and Compensation Committee Chair fee in cash.

(d)

The grant date fair value of RSUs granted on February 1, 2012 for services in 2011 was calculated in accordance with ASC 718. Grant date fair value is determined based on the closing price per share of Common Stock on the NYSE on the date of grant ($113.45). These RSUs were vested upon grant and provide for delivery of the underlying shares of Common Stock on the first eligible trading day in the third quarter of the year following the year of the director’s retirement from our Board.

(e)

These values reflect the amounts that were donated to charities by our firm to match personal donations made by non-employee directors in connection with requests by such directors as of March 25, 2013 under the Goldman Sachs employee matching gift program for 2012. We allow our directors to participate in our employee matching gift program on the same terms as our non-PMD employees. We match gifts of up to $20,000 per participating individual. For Mr. Dahlbäck this is a prorated cash fee (payable in pounds sterling based on the spot rate on December 31, 2012) for his service as a member of the board of directors of our subsidiary, Goldman Sachs International, which directorship commenced in June 2012.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	51

The following table sets forth outstanding equity awards (all of which are vested) held by each non-employee director as of March 25, 2013, including RSUs granted in January 2013 for services performed in 2012. All outstanding Options were granted for services performed prior to 2010.

Name	Number of RSUs Outstanding	Number of Options Outstanding
John H. Bryan(a)	29,856	21,600
M. Michele Burns	4,442	0
Claes Dahlbäck	29,965	15,300
Stephen Friedman	23,779	10,000
William W. George	30,574	9,500
James A. Johnson	28,738	42,400
Lois D. Juliber(a)	24,398	5,000
Lakshmi N. Mittal	12,073	10,000
Adebayo O. Ogunlesi	883	0
James J. Schiro	12,221	0
Debora L. Spar	4,845	0
Mark Tucker	589	0
David A. Viniar	152,308	558,876

(a)	Mr. Bryan and Ms. Juliber retired from our Board in May 2012 and the shares underlying their RSUs will be delivered to them in July 2013.

52	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2013)

Our Board Unanimously Recommends a Vote FOR Approval of the 2013 SIP.

On March 19, 2013, upon the recommendation of our Compensation Committee, our Board of Directors unanimously approved the 2013 SIP, subject to approval by our shareholders at this Annual Meeting. The 2013 SIP would replace the 2003 SIP and would apply to awards granted on or after the date of our Annual Meeting. In assessing the appropriate terms of the 2013 SIP and the importance of equity as a component of our compensation program, our Compensation Committee considered, among other items, our compensation philosophy and practices, feedback from our shareholders, feedback from our regulators on our philosophy and practices, as well as input from Semler Brossy, the Committee’s independent compensation consultant.

•	The 2013 SIP authorizes 60 million shares over a three-year plan term.

–	We believe that this is an appropriate number of shares that will enable us to continue to grant equity as a portion of employee compensation, based on our average burn rate over the past three years (approximately 4%).[1]

•

Equity-based compensation is important to our firm, generally providing employees with long-term exposure to our performance, aligning employees’ interests with those of our shareholders and discouraging imprudent risk-taking.

•

Consistent with our philosophy, equity-based awards were granted to more than one-third of our employees as part of their 2012 annual variable compensation, and equity-based compensation represents a larger percentage of our total compensation and benefits expense as compared to our core competitors.

•	In addition, our regulators expect that a substantial portion of compensation awarded to executives and certain other employees will be in equity or equity-based instruments.

–	A three-year plan term provides us with the flexibility to respond to evolving compensation practices and allows our shareholders the opportunity to vote on our equity plan with greater frequency.

•	The 2013 SIP also includes several features designed to protect shareholder interests and to reflect our Compensation Principles and our compensation practices:

–  No “Evergreen” Provision[2]

–  No Recycling of Shares under the 2003 SIP

–  Double-Trigger Change in Control Provisions

–  50% Change in Control and Merger Consummation Triggers

–  No Hedging or Pledging of Equity-Based Awards

–  No Repricing or Below-Market Grants of Stock Options and Stock Appreciation Rights (SARs) permitted

–  No Payments of Dividend Equivalents on Performance RSU Awards Unless Performance Goals are Satisfied

•

Some of our shareholders view burn rate and dilution calculations as important in connection with determining whether to support an equity plan proposal. We recognize this and although these calculations may seem high for us relative to those of our core competitors, we do not believe these calculations reflect our capital management practices, which are beneficial to our shareholders.

–	Our historic share repurchases have significantly decreased our outstanding Common Stock, which demonstrates our commitment to dilution management.

–	As a result of our repurchases, our outstanding Common Stock has increased only 4% from the end of fiscal 1999 to the end of 2012, compared to an average of over 220% for our core competitors over the same period.

–	Notwithstanding this benefit, our repurchases have significantly increased our historic burn rate because of the manner in which burn rate is calculated.

–	Our average burn rate from 2010 to 2012 was approximately 4.0%, but if the aggregate number of shares we have repurchased since our IPO is added back to our average basic common shares outstanding,[3] this average burn rate would fall to approximately 2.7%.

[1]	Burn rate is calculated as equity-based awards granted under our equity compensation plan for the relevant year, divided by average basic common shares outstanding for that year. See “Historic Burn Rate and Potential Dilution” below for additional details on this calculation.
[2]	An evergreen provision, which we do not have in our 2013 SIP, automatically increases the number of shares available under an equity plan.
[3]	Aggregate repurchases from 2000-2012 (approximately 348.5 million shares). See “Historic Burn Rate and Potential Dilution” below for additional details on this calculation.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	53

Importance of the 2013 SIP. The 2003 SIP expires at this Annual Meeting, and if shareholders do not approve the 2013 SIP we will be unable to issue stock-settled equity awards and would be reliant on cash-settled awards. An inability to grant equity-based awards would have significant consequences to us and our shareholders, including the following:

•

Interfere with Regulatory Expectations. Our regulators across the globe, including the Federal Reserve Board and the Prudential Regulation Authority in the United Kingdom (the successor body to the Financial Services Authority), expect that a substantial portion of variable compensation awarded to executives and certain other employees will be in equity or equity-based instruments.

•

Inhibit Pay for Performance and Alignment with Shareholders. A key element of our compensation philosophy (as described in our Compensation Principles and—Compensation Discussion and Analysis) is to pay a significant portion of variable compensation in the form of equity-based awards. We believe that equity-based compensation generally provides employees with long-term exposure to the firm’s performance, aligns employees’ interests with those of our shareholders and discourages imprudent risk-taking. For 2012 over 11,000 employees (which is more than one-third of our current employees) received a portion of their annual variable compensation in equity-based awards and each year an average of an approximately additional 4,000 employees[1] receive shares under our program that provides equity-based awards to employees who have not previously received equity-based awards (new and junior employees). Of the total equity awards granted in 2012, less than 3% were granted to our NEOs.

•

Create Unpredictable Compensation Costs. Replacing equity with cash-settled awards could increase compensation expense and contribute to greater volatility in reported earnings. Under current accounting rules, we would be required to mark-to-market any cash-settled awards that are indexed to the value of our Common Stock. This would cause fluctuations in our results and, if our stock price appreciates, an increase in employee compensation expense.

Historic Burn Rate and Potential Dilution. Our equity-based compensation program results in a relatively high burn rate because of the broad-based participation of our employees and the higher percentage of our compensation and benefits expense that is equity-based compared to our core competitors. However, as indicated in the chart below, share repurchases have offset increases in our outstanding Common Stock:

	2010	2011	2012	Total/Average
(a) Equity-based awards granted(1)	35,587,039	17,407,690	11,213,901	64,208,630
(b) Shares repurchased(2)	(25,281,030)	(47,033,037)	(42,034,488)	(114,348,555)
(c) Average basic common shares outstanding	542,000,000	524,600,000	496,200,000	—
(d) Average basic common shares outstanding (adjusted for cumulative repurchases since 2000)(3)	788,803,109	807,560,143	823,693,905	—
(e) Burn rate (a/c)(4)	6.6%	3.3%	2.3%	4.0%(5)
(f) Burn rate (adjusted for repurchases) (a/d)(4)	4.5%	2.2%	1.4%	2.7%(5)

(1)

Reflects the gross number of shares underlying equity-based awards (i.e., restricted stock units, restricted stock and options) granted during the applicable year. The 2012 amount does not include approximately 16.7 million shares underlying awards granted in January 2013 with respect to 2012 service. For more information on our share repurchase program and our 2012 equity-based awards, see Notes 19 and 29, respectively, to our consolidated financial statements included in Part II, Item 8 of our 2012 Annual Report on Form 10-K.

(2)

We repurchased approximately 234.2 million shares of Common Stock from the beginning of 2000 through December 31, 2009. Repurchases are subject to the approval of the Federal Reserve Board and past repurchases do not guarantee any particular rate of repurchase in the future.

(3)

Calculated as the sum of (A) average basic common shares outstanding for the respective year (row (c) above), (B) aggregate repurchases since 2000 as of the end of the immediately preceding year and (C) 50% of repurchases (in order to estimate the average share number) during the relevant year.

(4)	Not adjusted for forfeitures, expirations or cancellation of awards to satisfy tax withholding requirements, which would further reduce the burn rate if taken into account.

(5)	Average of underlying figures.

[1]	Based on awards granted under the program since its inception in 2004.

54	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

The potential dilution resulting from issuing all 60 million shares authorized under the 2013 SIP, if approved, would be 12.9%, based on our common stock outstanding as of December 31, 2012 (approximately 465.1 million shares).1 We believe that, like our burn rate, the potential dilutive effect should be considered in the context of our historic share repurchases, which has helped maintain the appropriate level of common equity. In light of these repurchases, our outstanding Common Stock is up just 4% from the end of fiscal 1999 to 2012, compared to an average outstanding common stock increase of over 220% for our core competitors over the same period.

Summary of Material Terms of the 2013 SIP

The following summary of the material terms of the 2013 SIP is qualified in its entirety by reference to the complete text of the 2013 SIP, which is attached hereto as Annex C.

Purpose. The purposes of the 2013 SIP are to:

•

attract, retain and motivate officers, directors, employees (including prospective employees), consultants and others who may perform services for Goldman Sachs, to compensate them for their contributions to the long-term growth and profits of Goldman Sachs and to encourage them to acquire a proprietary interest in our success;

•	align the interests of officers, directors, employees, consultants and other service providers with those of our shareholders;

•	assist us in ensuring that our compensation program does not provide incentives to take imprudent risks; and

•	comply with regulatory requirements.

Types of Awards. The 2013 SIP provides for grants of the following specific types of awards, and also permits other equity-based or equity-related awards (each, an Award and, collectively, Awards). Each Award will be evidenced by an award agreement (together with any award statement or supplemental documents, an Award Agreement), which will govern that Award’s terms and conditions.

•

RSUs. An RSU is an unfunded, unsecured obligation to deliver a share of Common Stock (or cash or other securities or property) at a future date upon satisfaction of the conditions specified in the Award Agreement.

•

Restricted Shares. A Restricted Share, including a Share at Risk, is a share of Common Stock that is registered in the recipient’s name, but that is subject to transfer restrictions and may be subject to forfeiture or vesting conditions for a period of time as specified in the Award Agreement. The recipient of a Restricted Share has the rights of a shareholder, including voting and dividend rights, subject to any restrictions and conditions specified in the Award Agreement.

•

Options and SARs. An option entitles the recipient to purchase a share of Common Stock at an exercise price specified in the Award Agreement (including through a cashless exercise). The 2013 SIP permits grants of Options that qualify as “incentive stock options” under Section 422 of the Code (ISOs) and nonqualified stock options. A SAR may entitle the recipient to receive shares of Common Stock, cash or other property on the exercise date having a value equal to the excess of market value of the underlying Common Stock over the exercise price specified in the Award Agreement. Options and SARs will become exercisable as and when specified in the Award Agreement but not later than 10 years after the date of grant. The 2013 SIP provides that we may not reset the exercise price for options and SARs and that we may not issue any options or SARs with an exercise price less than the lesser of the closing price and the average of the high and low sale prices of a share of Common Stock on the NYSE on the date of grant. Grants of Options and SARs are subject to the individual limits described below.

•

Dividend Equivalent Rights. A dividend equivalent right represents an unfunded and unsecured promise to pay to the recipient an amount equal to all or any portion of the regular cash dividends that would be paid on a specified number of shares of Common Stock if those shares were owned by the recipient. A dividend equivalent right may be granted alone or in connection with another Award. Under the 2013 SIP, no payments will be made in respect of dividend equivalent rights at a time when any applicable performance goals relating to the dividend equivalent right or the related Award have not been satisfied.

[1]	The potential dilution resulting from shares under outstanding awards issued under the 2003 SIP (approximately 67 million shares as of December 31, 2012) and, if approved, shares authorized under the 2013 SIP (60 million shares), would be 27.3% (calculated as shares authorized under the 2013 SIP plus shares under outstanding awards under the 2003 SIP, divided by common stock outstanding on December 31, 2012 (approximately 465.1 million shares)).

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	55

Eligibility. The 2013 SIP permits grants of Awards to any current or prospective director, officer or employee of, or consultant or other service provider to, Goldman Sachs, and to any former director, officer or employee of, or consultant or other service provider to, Goldman Sachs with respect to the year of their departure from, or completion of service to, the firm.

Term. The 2013 SIP will terminate at, and no more Awards will be permitted to be granted thereunder without further shareholder approval on or after, the date of our annual meeting of shareholders that occurs in 2016. The termination of the 2013 SIP will not affect previously granted Awards. We would seek shareholder approval earlier than 2016 if we were to use all of the shares available for grant under the 2013 SIP prior to the expiration date (see —Shares Subject to the Plan; Other Limitations of Awards below).

Administration. The 2013 SIP generally will be administered by our Compensation Committee (and those to whom it delegates authority), unless our Board determines otherwise. For purposes of this summary, we refer to the committee that administers the 2013 SIP, and to any person or group to whom this committee delegates authority, as the “Committee.” The Committee will make all determinations in respect of the 2013 SIP, and will have no liability for any action taken in good faith. Our Board, in its sole discretion, also may grant Awards or administer the 2013 SIP.

Shares Subject to the Plan; Other Limitations of Awards. Up to 60 million shares of Common Stock may be delivered pursuant to Awards granted under the 2013 SIP. These shares may be newly issued shares or treasury shares. Each Award or share of Common Stock underlying an Award will count as one share of Common Stock for these purposes. If any Award granted under the 2013 SIP is forfeited, otherwise terminates or is canceled without the delivery of shares of Common Stock, shares of Common Stock are surrendered or withheld from any Award (including to satisfy federal, state, local or foreign taxes) or shares of Common Stock are tendered to pay the exercise price of any Award granted under the 2013 SIP, then the shares covered by such forfeited, terminated or canceled Award or equal to the number of shares surrendered, withheld or tendered will again become available to be delivered pursuant to Awards granted under the 2013 SIP. In the case of an acquisition, any shares of Common Stock that we deliver with respect to an Award that we become obligated to make through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity will not count against the shares of Common Stock available to be delivered pursuant to Awards under the 2013 SIP.

No more than 24 million shares of Common Stock may be delivered under the 2013 SIP pursuant to the exercise of ISOs. In addition, no more than 1 million shares of Common Stock underlying options or SARs may be granted to any one individual in a particular fiscal year. This 1 million share threshold is intended to qualify the options and SARs as performance-based compensation under Section 162(m) of the Code.

In the event of any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from certain corporate transactions that affect the capitalization of Goldman Sachs, the Committee will adjust the number of shares of Common Stock issuable under the 2013 SIP and the terms of any outstanding Awards in such manner as it deems appropriate to prevent the enlargement or dilution of rights.

The number of shares of Common Stock authorized under the 2013 SIP will not be increased for any shares remaining authorized under the 2003 Plan or any shares underlying any terminated, cancelled or forfeited award under the 2003 Plan.

As of March 25, 2013, the closing price of a share of Common Stock on the NYSE was $146.11.

Amendment. The Board may, at any time, suspend, discontinue, revise or amend the 2013 SIP in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any recipients of Awards. In general, we will seek shareholder approval of any suspension, discontinuance, revision or amendment only to the extent necessary to comply with any applicable law, rule or regulation.

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Double-Trigger Change in Control. The Committee may include provisions in any Award Agreement relating to a Change in Control, including the acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any outstanding Awards. No such acceleration, lapse or deemed satisfaction may occur with respect to a Change in Control unless (in addition to any other conditions set forth in the Award Agreement):

•	the Change in Control occurs; and

•	the recipient’s employment is terminated by us without Cause or by the recipient for Good Reason within 18 months following the Change in Control.

“Change in Control,” “Cause” and “Good Reason” are defined in the 2013 SIP and, unless the Award Agreement indicates otherwise, have the same meanings set forth above under Executive Compensation—Potential Payments Upon Termination or Change-in-Control.

No Hedging, Pledging or Transferring Awards. Except as provided in the Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the 2013 SIP may be sold, transferred, pledged, hedged or otherwise disposed of (including through the use of any cash-settled instrument) other than by will or by the laws of descent and distribution, and all Awards (and any rights thereunder) shall be exercisable during the life of the recipient only by the recipient or by the recipient’s legal representative. The Committee may adopt procedures pursuant to which some or all recipients of RSUs or Restricted Shares may transfer some or all of these Awards through a gift for no consideration to any immediate family member or a trust in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% (or such lesser amount as determined by the Committee from time to time) of the beneficial interest (as determined pursuant to the procedures), provided that the Award will continue to remain subject to the same terms and conditions. In addition, the Committee may adopt procedures pursuant to which a recipient may be permitted to bequeath some or all of the recipient’s outstanding RSUs under the recipient’s will to a charitable organization.

Repayment. If the Committee determines that all terms and conditions of the 2013 Plan and the Award Agreement in respect of an Award were not satisfied, then the recipient will be obligated immediately upon our demand, as determined by us in our sole discretion, (A) either to (1) return to us the number of shares of Common Stock received under the Award or (2) pay us an amount equal to the fair market value of such shares determined at the time of receipt, in each case, without reduction for any shares of Common Stock or amount applied to satisfy withholding tax or other obligations in respect of such shares (other than the payment of an exercise price), and (B) to repay to us property or cash received under any Dividend Equivalent Rights.

Right of Offset. We have the right to offset against our obligation to (i) deliver shares of Common Stock (or other property or cash), (ii) release restrictions and/or other terms and conditions in respect of Restricted Shares or (iii) pay dividends or payments under Dividend Equivalent Rights (granted alone or in connection with any Award), in each case, under the 2013 Plan or any Award Agreement any outstanding amounts the recipient then owes to us and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Our right to offset is subject to the constraints of Section 409A of the Code.

Other Terms of Awards. No recipient of any Award under the 2013 SIP will have any of the rights of a shareholder of Goldman Sachs with respect to shares subject to an Award until the delivery of the shares. Awards under the 2013 SIP may be granted in lieu of, or determined by reference to, cash bonus and/or other compensation.

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New Plan Benefits

The amount of each participant’s Awards, if any, for 2013 will be determined in the discretion of the Committee and therefore cannot be calculated. As a result, we cannot determine the number or type of Awards that will be granted under the 2013 SIP to any participant for 2013. The RSUs or Restricted Shares granted for 2012, which would not have changed if the 2013 SIP had been in place instead of the 2003 SIP, were as follows:

Name and Position	Dollar Value(a)	Number of Units
Lloyd C. Blankfein, Chairman and CEO	$13.3 million	94,320
Gary D. Cohn, President and COO	$12.0 million	85,136
David A. Viniar, CFO	$12.0 million	85,136
J. Michael Evans, Vice Chairman	$10.6 million	75,208
John S. Weinberg, Vice Chairman	$10.6 million	75,208
Current executive officers as a group	$82.6 million	585,904
Current non-employee directors as a group(b)	$16.1 million	113,877
Employees other than executive officers as a group	$2.3 billion	16.0 million

(a)

Dollar value reflects the gross number of RSUs or Restricted Shares granted by our Compensation Committee multiplied by $141.01, which was the closing price per share of our Common Stock on the NYSE on January 17, 2013, the grant date.

(b)	Includes Mr. Viniar.

U.S. Federal Tax Implications of RSUs, Options and SARs

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to the grant of RSUs, stock options and SARs. This description is not intended to, and does not, provide or supplement tax advice to recipients of Awards. Recipients are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of Awards under the 2013 SIP, including any state, local or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes.

Restricted Stock Units. A recipient of an RSU (whether time-vested or subject to achievement of performance goals) will not be subject to income taxation at grant. Instead, the recipient will be subject to income tax at ordinary rates on the fair market value of the Common Stock (or the amount of cash) received on the date of delivery. The recipient will be subject to FICA (Social Security and Medicare) tax at the time any portion of such Award is deemed vested for tax purposes. The fair market value of the Common Stock (if any) received on the delivery date will be the recipient’s tax basis for purposes of determining any subsequent gain or loss from the sale of the Common Stock, and the recipient’s holding period with respect to such Common Stock will begin at the delivery date. Gain or loss resulting from any sale of Common Stock delivered to a recipient will be treated as long- or short-term capital gain or loss depending on the holding period.

Nonqualified Options and SARs. The grant of a nonqualified option (i.e., other than an ISO) or SAR will create no tax consequences at the grant date for the recipient or Goldman Sachs. Upon exercising such an option or SAR, the recipient will recognize ordinary income equal to the excess of the fair market value of the vested shares of Common Stock (and/or cash or other property) acquired on the date of exercise over the exercise price, and will be subject to FICA tax in respect of such amounts. A recipient’s disposition of Common Stock acquired upon the exercise of a nonqualified option or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the recipient’s tax basis in such shares (the tax basis in the acquired shares of Common Stock generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the option).

Special Tax Treatment of ISOs. A recipient will not recognize taxable income upon exercising an ISO except that the alternative minimum tax may apply. Upon a disposition of Common Stock acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the recipient generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the Common Stock at the date of exercise of the ISO over the exercise price or (ii) the amount realized upon the disposition of the ISO Common Stock over the exercise price. Otherwise, a recipient’s disposition of Common Stock acquired upon the exercise of an ISO for which the ISO holding periods are met generally

58	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

will result in long-term capital gain or loss measured by the difference between the sale price and the recipient’s tax basis in such shares (the tax basis in the acquired shares of Common Stock for which the ISO holding periods are met generally being the exercise price of the ISO).

Deduction. Goldman Sachs generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the recipient in connection with the delivery of Common Stock pursuant to an RSU, or the exercise of an option or SAR. Goldman Sachs will not be entitled to any tax deduction with respect to an ISO if the recipient holds the shares for the ISO holding periods prior to disposition of Common Stock, and is generally not entitled to a tax deduction with respect to any amount that represents compensation in excess of $1 million paid to covered employees that is not qualified performance-based compensation under Section 162(m) of the Code. For this purpose, a “covered employee” means our chief executive officer and our three highest compensated employees other than the chief executive officer and the chief financial officer (based on compensation reported to our shareholders). The 2013 SIP is intended to satisfy the “performance-based compensation” exception under Section 162(m) of the Code with respect to options and SARs, and RSUs and other Awards may be deemed to be performance-based compensation if awarded as part of compensation granted in accordance with the RPCP.

Section 409A. Some Awards under the 2013 SIP may be considered to be deferred compensation subject to special U.S federal income tax rules (Section 409A of the Code). Failure to satisfy the applicable requirements under these provisions for Awards considered deferred compensation would result in the acceleration of income and additional income tax liability to the recipient, including certain penalties. The 2013 SIP and Awards under the 2013 SIP are intended to be designed and administered so that any Awards under the 2013 SIP that are considered to be deferred compensation will not give rise to any negative tax consequences to the recipient under these provisions.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 regarding securities to be issued on exercise of outstanding stock options or pursuant to outstanding RSUs and performance-based awards, and securities remaining available for issuance under our 2003 SIP, the only equity plan that was in effect during 2012.

	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation plans approved by security holders	2003 SIP	67,026,957	(a)	$99.51	(b)	188,268,143	(c)
Equity compensation plans not approved by security holders	None	—		—		—
Total		67,026,957	(a)			188,268,143	(c)

(a)

Includes: (i) 43,217,111 shares of Common Stock that may be issued upon exercise of outstanding options; (ii) 23,803,555 shares that may be issued pursuant to outstanding RSUs; and (iii) 6,291 shares that may be issued pursuant to outstanding performance-based units granted under the 2003 SIP. These awards are subject to vesting and other conditions to the extent set forth in the respective award agreements, and the underlying shares, in each case, will be delivered net of any required tax withholding.

(b)

This weighted-average exercise price relates only to the options described in footnote (a). Shares underlying RSUs and performance-based units are deliverable without the payment of any consideration, and therefore these awards have not been taken into account in calculating the weighted-average exercise price.

(c)

Represents shares remaining to be issued under the 2003 SIP, excluding shares reflected in the second column. The total number of shares of Common Stock that may be delivered pursuant to awards granted under the 2003 SIP through the end of our 2008 fiscal year could not exceed 250 million shares. The total number of shares of Common Stock that may be delivered pursuant to awards granted under the 2003 SIP in our 2009 fiscal year and each fiscal year thereafter cannot exceed 5% of the issued and outstanding shares of Common Stock, determined as of the last day of the immediately preceding fiscal year, increased by the number of shares available for awards in previous years but not covered by awards granted in such years. The 2003 SIP is the successor to The Goldman Sachs 1999 Stock Incentive Plan (1999 SIP). No additional awards have been granted under the 1999 SIP since the approval of the 2003 SIP, and there are no shares remaining to be issued under the 1999 Plan other than those reflected in the second column. Shares that remain authorized but unissued under the 2003 SIP are not carried over to the 2013 SIP.

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Audit Matters

Report of our Audit Committee

Management is responsible for the preparation, presentation and integrity of Goldman Sachs’ financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to assure compliance with generally accepted accounting principles and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of Goldman Sachs’ financial statements and of its internal control over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and expressing an opinion as to the conformity of Goldman Sachs’ financial statements with generally accepted accounting principles and the effectiveness of its internal control over financial reporting. The independent auditors have free access to the Committee to discuss any matters they deem appropriate.

In performing its oversight role, the Committee has considered and discussed the audited financial statements with each of management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by applicable requirements of the PCAOB. The Committee has received the written disclosures from the independent auditors in accordance with the applicable requirements of the PCAOB regarding the auditors’ independence and has discussed with the auditors the auditors’ independence. The Committee, or the Committee Chair if designated by the Committee, approves in advance all audit and any non-audit services rendered by PricewaterhouseCoopers LLP to us and our consolidated subsidiaries. See Item 4. Ratification of Appointment of Independent Registered Public Accounting Firm.

Based on the reports and discussions described in this Report, the Committee recommended to the Board that the audited financial statements of Goldman Sachs for 2012 be included in the 2012 Annual Report on Form 10-K.

Audit Committee:

M. Michele Burns, Chair

Claes Dahlbäck

Stephen Friedman

William W. George

James A. Johnson

Lakshmi N. Mittal

Adebayo O. Ogunlesi

James J. Schiro

Debora L. Spar

Mark E. Tucker

Item 4. Ratification of Appointment of Independent Registered Public Accounting Firm

Our Board Unanimously Recommends a Vote FOR Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2013.

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements.

•

Our Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. Further, our Audit Committee or the Committee Chair approves in advance all services rendered by PricewaterhouseCoopers LLP to us and our consolidated subsidiaries. These services include audit, audit-related services (including attestation reports, employee benefit plan audits, accounting and technical assistance, risk and control services and due diligence-related services) and tax services, subject to quarterly fee limits applicable to each project and to each category of services.

•

In order to assure continuing auditor independence, our Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in connection with the mandated rotation of our independent registered public accounting firm’s lead engagement partner, our Audit Committee and the Committee Chair are directly involved in the periodic selection of PricewaterhouseCoopers LLP’s new lead engagement partner.

60	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

The members of our Audit Committee and our Board believe that the continued retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of our firm and its shareholders.

In light of this, our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013. We are submitting the appointment of our independent registered public accounting firm for shareholder ratification at our Annual Meeting as we do each year.

We are asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as a matter of good corporate practice, although we are not legally required to do so. If our shareholders do not ratify the appointment, our Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our firm and our shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at our Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table provides information about fees paid by us to PricewaterhouseCoopers LLP.

	2012 ($ in millions)	Percent of 2012 Services Approved by Audit Committee	2011 ($ in millions)	Percent of 2011 Services Approved by Audit Committee
Audit fees	$55.5	100%	$59.1	100%
Audit-related fees(a)	$8.2	100%	$9.3	100%
Tax fees(b)	$1.8	100%	$2.3	100%
All other fees	—	—	—	—

(a)	Audit-related fees include attest services not required by statute or regulation and employee benefit plan audits.

(b)

The nature of the tax services is as follows: tax return preparation and compliance, tax advice relating to transactions, consultation on tax matters and other tax planning and advice. Of the $1.8 million for 2012, approximately $1.4 million was for tax return preparation and compliance services.

PricewaterhouseCoopers LLP also provides audit and tax services to certain merchant banking, asset management and similar funds managed by our subsidiaries. Fees paid to PricewaterhouseCoopers LLP by these funds for these services were $57.5 million in 2012 and $51.0 million in 2011.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions About our Annual Meeting.

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Shareholder Proposals

We are committed to active engagement with our shareholders. Across our diverse shareholder base, there are a wide variety of viewpoints about the corporate governance issues affecting our firm. We, including our Lead Director and other directors from time to time as appropriate, meet and speak with our shareholders throughout the year. We believe, however, that it is most productive to discuss governance issues in advance of the proxy season, so that any concerns raised by our shareholders can be discussed as appropriate with our Board and senior management in advance of our Annual Meeting. Ultimately, our goal through the engagement process is to arrive at solutions that are balanced and appropriate for our diverse shareholder base and in the best interests of our firm and our shareholders. If you would like to speak with us, please contact our Investor Relations team at gs-investor-relations@gs.com.

For detailed information on the vote required with respect to shareholder proposals and the choices available for casting your vote, please see Frequently Asked Questions About our Annual Meeting.

Item 5. Shareholder Proposal Regarding Human Rights Committee

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent. The shareholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the shareholder proposal.

Jing Zhao, beneficial owner of 29 shares of Common Stock, is the proponent of the following shareholder proposal. Mr. Zhao’s address will be provided upon request. Mr. Zhao has advised us that he or a representative will present the proposal and related supporting statement at our Annual Meeting.

Resolved: Shareholders recommend that Goldman Sachs Group establish a Human Rights Committee to review, assess, disclose, and make recommendations to enhance the company’s corporate policy and practice on human rights. The board of directors is recommended, by resolution, in its discretion and consistent with applicable laws to: (1) adopt Goldman Sachs Human Rights Principles, (2) designate the members of the committee, including outside relevant human rights experts, (3) provide the committee with sufficient funds for operating expenses, (4) adopt a charter to specify the powers of the committee, (5) empower the committee to solicit public input and to issue periodic reports to shareholders and the public, on the committee’s activities, findings and recommendations, and (6) adopt any other measures.

Supporting Statement

From the Chinese Tiananmen tragedy in 1989 to the “Arab Spring” movement today, human rights issues have become the most important international concerns for every corporation doing business globally. Human rights violations also occurred by big corporations in advanced democratic society. For example, News Corp. opposed my human rights proposal at the 2010 shareholders meeting before its scandals were exposed to the public. The human rights concern of international companies doing business in repressive countries is from the core issue of legitimacy. Goldman Sachs Statement on Human Rights only applies to countries where “national governments bear the primary responsibility for ensuring human rights”. However, since human rights concerns mainly happen in countries where governments do not “bear the primary responsibility for ensuring human rights,” our company needs to establish a human rights committee for our business in countries where the governments are not democratically elected or the authorities are not accountable to or responsible for their people.

In regard to China, our CEO and Audit Committee Chair listed their positions at Tsinghua University (where I was a Nuclear Physics student against the US and the Soviet Union in 1980 85) as a qualification for re-election. The book “On the Brink: inside the race to stop the collapse of the global financial system” by our former CEO Henry Paulson said, “from having virtually no presence there at all in 1992, we went to having perhaps 1,500 people in the country when I left Goldman in 2006. In that time I made about 70 trips to China.” “I had been invited to an upcoming lunch on April 20 at the White House in honor of Chinese president Hu Jintao.” “I flew to Washington for the Hu Jintao lunch, and I met beforehand with Zhou Xiaochuan, the Chinese central bank governor.” “In my concluding meeting with President Hu Jintao... Hu and I then adjourned to a private meeting.” These strongly demonstrate our business in China, where people’s basic human rights are severely violated (for example, I was deprived of my citizenship without any written document, because I organized human rights activities in Japan during the 1989 Tiananmen Massacre).

62	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

•

Our respect for human rights is fundamental to our business. We operate in over 50 offices in more than 30 countries; we recognize and take seriously our responsibility to help protect, preserve and promote human rights around the world.

•

Our policies and practices relating to human rights are summarized in our Statement on Human Rights, which can be found at www.gs.com/humanrights. This Statement, which was drafted following consultation with shareholders, expert consultants, and other external stakeholders, outlines the fundamental human rights standards to which we hold ourselves around the world, and reflects our commitment to ongoing engagement on these issues.

–

We are dedicated to creating a workplace that respects each employee’s human rights, and ensures that the interactions of our people with clients, vendors and other business partners comply with the spirit, as well as the letter, of regulations and laws in the jurisdictions in which we operate.

–

We place a high priority on the identification of potential human rights issues in the due diligence that precedes our business transactions and encourage clients to adopt more sustainable practices and take human rights issues into consideration in conducting their business.

–

We believe our vendors and suppliers should meet appropriate standards related to labor practices, wages and workplace safety and we work with them to encourage the utilization of responsibly and sustainably produced goods and services.

•

Given the broad, worldwide scope of our current policies and practices relating to human rights and our commitment to continuing engagement on these issues, we do not believe that the additional actions requested by the proposal are necessary.

Item 6. Shareholder Proposal Regarding Goldman Sachs Lobbying Disclosure

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent. The shareholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the shareholder proposal.

The Needmor Fund, 2123 West Webster Avenue, Chicago, IL 60647, beneficial owner of 100 shares of Common Stock, is the proponent of the following shareholder proposal. The Needmor Fund has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and therefore have strong interest in full disclosure of our company’s lobbying to assess whether it is in the best interests of shareholders and long-term stockholder value.

Resolved, the shareholders of Goldman Sachs request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Goldman Sachs used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Goldman Sachs membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 above.

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For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Goldman Sachs is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in shareholders’ best interests. Absent a system of accountability, company assets could be used for objectives contrary to Goldman Sachs long term interests. For example, Goldman’s contributions to a Chamber of Commerce foundation critical of federal regulation drew negative publicity (“Top Corporations Aid U.S. Chamber of Commerce Campaign,” New York Times, October 21, 2010).

Goldman Sachs does not disclose its trade association payments nor the portions used for lobbying on its website. Yet these organizations lobby heavily on vitally important financial issues.

We believe that it is important for companies like Goldman Sachs, which are so active in the political process to disclose both direct and indirect ways they work to influence public policy. We are perplexed about why Goldman Sachs would keep secret the trade associations they belong to and how they lobby through them.

Goldman Sachs spent approximately $11.6 million in 2010 and 2011 and three quarters of 2012 on direct federal lobbying activities, according to disclosure reports (Senate Records). These figures may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition and do not include lobbying expenditures to influence legislation or regulation in states that do not require disclosure.

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Following considerable engagement with our shareholders and other constituents, in January 2012 we enhanced our Statement on Policy Engagement and Political Participation (Policy Statement), which can be found on our website at www.gs.com/politicalstatement; additional updates were made to our Policy Statement in January 2013. As described in more detail below, we believe that these changes are responsive to the requests made in the proposal. As a result, we believe that the adoption of the proposal is unnecessary and not in the best interests of our firm or our shareholders. We also do not believe that providing any additional disclosure beyond the enhancements we have already made is warranted, in part because we do not believe implementing the other requests made in the proposal would advance our firm’s long-term interests or enhance shareholder returns.

•	Our Policy Statement already provides significant and meaningful disclosure about our policies and procedures relating to:

–	the political activities of our firm;

–	the political action committee funded by employee contributions;

–	our policy engagement efforts; and

–	our principal public policy priorities, which are updated annually and most recently in January 2013.

•	Our Policy Statement makes clear that, as a firm, we do not:

–

make any political contributions in the United States from corporate funds, including contributions to so-called Section 527 entities or independent expenditure political action committees (Super PACs);

64	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

–	spend corporate funds directly on independent expenditures, including electioneering communications; or

–	structure or facilitate any active “grassroots lobbying” or directly support or oppose ballot initiatives.

•

While we do not currently engage in grassroots lobbying or support or oppose ballot initiatives, if we determine in the future that to do so would be in the best interests of our firm and our shareholders, we are committed to publicly disclosing these activities.

•

It has been our long-held philosophy, deeply rooted in our partnership culture, that contributions in support of candidates running for office are more appropriately the responsibility of the individual and not of the corporation.

•	We instruct trade associations and industry groups not to use our funds for any election-related activity at the federal, state or local level.

–	This includes contributions and expenditures (including independent expenditures) in support of or in opposition to any:

•	candidate for any office;

•	ballot initiative campaign; or

•	political party, committee or political action committee.

•	We already publicly disclose the following information:

–

all U.S. federal lobbying costs (paid directly and through trade associations) and the issues to which our lobbying efforts relate, on a quarterly basis, pursuant to reports under the Lobbying Disclosure Act, a link to which reports can be found in our Policy Statement; and

–	examples of the types of trade associations and other industry groups in which we participate.

•	Our policy engagement and political participation are subject to a number of oversight mechanisms:

–

a comprehensive report on our trade association memberships, including membership fees and dues paid in excess of $30,000, is reviewed annually by our Governance Committee. This report also includes information about our lobbying expenditures;

–

our Executive Vice President, Chief of Staff and Secretary to the Board and staff in our Office of Government Affairs (OGA), compliance and legal departments review and approve trade association memberships to ensure that they are consistent with our public policy objectives;

–	OGA coordinates on an ongoing basis with our business unit leadership and our compliance and legal departments to identify legislative and regulatory priorities, both regionally and globally; and

–	OGA vets overall public policy priorities and related advocacy efforts with senior management.

•

In fact, given our conservative policies and practices described above and in our Policy Statement, we were not included in the 2012 CPA-Zicklin Index of Corporate Political Accountability and Disclosure, which ranks the political spending disclosure of the top 200 companies in the S&P 500.

•	A nearly identical proposal presented at our 2012 Annual Meeting was supported by only approximately 8% of the votes cast at the meeting.

•

Finally, additional disclosure may raise potential competitive and business-related concerns, including the possibility our firm could be pressured not to advocate for policies that are in our shareholders’ best interests.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	65

Item 7. Shareholder Proposal Regarding Proxy Access for Shareholders

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent. The shareholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the shareholder proposal.

James McRitchie, 9295 Yorkship Court, Elk Grove, CA 95758, beneficial owner of 40 shares of Common Stock, is the proponent of the following shareholder proposal. Mr. McRitchie has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

Proposal 7—Proxy Access for Shareholders

WHEREAS, Our company’s stock price has declined over two and five year periods. GMI Ratings gives it F for Social and Governance concerns. The CEO chairs the board. A June 2012 report by GMI Ratings found that companies with a separate CEO and chair provide investors with five-year shareholder returns nearly 28 percent higher than those with combined roles. Key committees all have the same ten “independent” director members. Governance structures discourage independent thinking and specialization by directors. There is a widespread perception that our managers put their own interests above those of clients and shareowners. It is time we allowed shareowners to nominate conscientious independent directors who will move our company forward.

RESOLVED, Shareowners ask our board, to the fullest extent permitted by law, to amend our governing documents to allow shareowners to make board nominations as follows:

1.	The Company proxy statement, form of proxy, and voting instruction forms shall include, listed with the board’s nominees, alphabetically by last name, nominees of:

a.	Any party of one or more shareowners that has collectively held, continuously for two years, at least one percent but less than five percent of the Company’s securities eligible to vote for the election of directors, and/or

b.	Any party of shareowners of whom 50 or more have each held continuously for one year a number of shares of the Company’s stock that, at some point within the preceding 60 days, was worth at least $2,000 and collectively at least one half of one percent but less than five percent of the Company’s securities eligible to vote for the election of directors.

2.	For any board election, no shareowner may be a member of more than one such nominating party. Board members and officers of the Company may not be members of any such party.

3.	Parties nominating under l(a) may collectively, and parties nominating under l(b) may collectively, make nominations numbering up to 24% of the company’s board of directors. If either group should exceed its 24% limit, opportunities to nominate shall be distributed among parties in that group as evenly as possible.

4.	If necessary, preference among l(a) nominators will be shown to those shareowners/groups holding the greatest number of the Company’s shares for at least two years, and preference among 1(b) nominators will be shown to those groups with the greatest number of shareowners who have each held continuously for one year a number of shares of the Company’s stock that, at some point within the preceding 60 days, was worth at least $2,000.

5.	Nominees may include in the proxy statement a 500 word supporting statement.

6.	Each proxy statement or special meeting notice to elect board members shall include instructions for nominating under these provisions, fully explaining all legal requirements for nominators and nominees under federal law, state law and the company’s governing documents.

Please vote to protect shareholder value. Proxy Access for Shareholders—Proposal 7

66	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

The independence and strength of our Board argue against the need for proxy access at our firm at this time and in this form. For additional information, see Corporate Governance.

•	Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our independent Governance Committee.

–

An effective board is made up of individuals having a great diversity of experiences that bring a wide variety of skills, qualifications and viewpoints. Our Governance Committee, and not any individual shareholder, is best equipped to evaluate the particular skills and experiences of potential nominees and to determine whether they will contribute to an effective, well-rounded, financially literate and diverse Board that operates in an atmosphere of candor and collaboration.

–

Our Board is committed to bringing fresh perspectives into the Board room; over the course of the last two years, our Governance Committee identified and nominated five highly qualified individuals who bring diverse viewpoints to our Board.

•	We have a robust governance structure that strongly protects shareholder rights.

–

For example, we have majority voting for uncontested director elections, annual elections of all directors, empowered independent leadership in the form of an independent Lead Director, no poison pill, a shareholder right to call special meetings, and no supermajority vote requirements in our by-laws or charter.

–

We are not a company at which shareholders should particularly call for shareholder access in the absence of a broad rule applicable to all companies. Our Board is highly protective of shareholder interests and has a track record of bringing on directors who serve shareholders well and support their rights.

•

The 48% “ceiling” on the number of Board members that could be elected through the proposed process could result in significant Board turnover in any given year, creating uncertainty and causing disruption in, among other things, the Board’s oversight of management.

•

The proposal’s thresholds for nomination are not in the best interests of our shareholders. These thresholds do not encourage meaningful or long-term share ownership and do not encourage board representation focused on the long-term best economic interests of shareholders.

–

The proposal’s thresholds of 1% ownership for two years or 0.5% ownership for one year are unreasonably low. Also, the proposal disfavors shareholders who own more meaningful amounts of stock, specifically by excluding 5% or greater shareholders. It seems inequitable that shareholders with more of an economic interest in a company would be denied a right provided to shareholders with significantly less holdings.

•

The low thresholds could result in proxy access nominations that represent only the interests of the nominating shareholders who may not hold a meaningful amount of shares and may not be long-term owners. This could result in the election of “special interest directors”.

–

Having “special interest directors” combined with the adversarial nature of the proxy access election process could adversely affect the productivity of our Board and have a meaningful and negative impact on our governance and our Board’s oversight of the firm.

•	Our shareholders already have the opportunity to provide significant input in the nomination of potential director candidates.

–

Potential director candidates may be brought to the attention of our Governance Committee from a variety of sources, including our independent directors and our shareholders. Our Governance Committee also retains independent search firms, when appropriate.

–

Our Governance Committee is committed to considering any potential director candidates recommended by shareholders in the same manner as any other candidate. The Committee will vet any such candidate to ensure that they are qualified to serve on our Board and will add to the effectiveness, diversity and expertise of our Board.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	67

Item 8. Shareholder Proposal Regarding Maximization of Value for Shareholders

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent. The shareholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the shareholder proposal.

Eric M. Fogel, 727 Arlington Road, Riverside, Illinois, 60546, beneficial owner of at least $2,000 in market value of shares of Common Stock, is the proponent of the following shareholder proposal. Mr. Fogel has advised us that he or a representative will present the proposal and related supporting statement at our Annual Meeting.

RESOLVED: That the shareholders of the Company, assembled at the annual meeting in person and by proxy, hereby request that the Board of Directors immediately engage the services of an investment banking firm to evaluate alternatives that could enhance shareholder value including, but not limited to, a merger or outright sale of the Company, and the shareholders further request that the Board take all other steps necessary to actively seek a sale or merger of the Company on terms that will maximize share value for shareholders.

Supporting Statement:

You are urged to vote “Yes” for this proposal for the following reasons:

The Company has not been successful in delivering a positive return for its shareholders. On December 31, 2007, the Company’s Common Stock prices were as follows for the year end closes of 2007 through December 12, 2012.

Year	Date	Price
2007	December 31, 2007	$215.05
2008	December 31, 2008	$84.39
2009	December 31, 2009	$168.84
2010	December 31, 2010	$168.16
2011	December 31, 2011	$90.43
2012	December 12, 2012	$118.09

In addition, a pattern of scandalous and ethical issues has tarnished and put a cloud over the Company’s once sterling reputation on Wall Street. For instance, former Company Director, Rajat Gupta, was convicted in June 2012, of three counts of securities fraud and one count of conspiracy. He was sentenced to two years in prison in October. In 2010, the Company agreed to pay $550 million and to reform its business practices to settle charges brought by the Securities and Exchange Commission that the Company mislead investors in a subprime mortgage product just as the U.S. housing market was starting to collapse.

As a committed investor in the Company, my focus is for the Company to enhance value for its investors. Therefore, I believe that the greatest value to the shareholders will be realized through a merger or sale of the Company. The Board should take advantage of the market for low interest rates by immediately seeking out opportunities to merge into a better managed and more competitive financial institution or find an opportunity for shareholders to sell their stock to a better managed and more competitive financial institution. A vote for this shareholder proposal would benefit all shareholders.

68	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

•	We are committed to maximizing value for all shareholders while managing risks appropriately.

•

We have determined that the best course of action at this time is to continue to focus management’s time and energy on operating our business, addressing the risks and challenges presented to our firm, improving our business opportunities and remaining nimble in the face of an ever-changing economic environment.

–	Our Board and management will continue to pursue strategies that they believe will best achieve the objective of further increasing the value of our firm for all shareholders.

•

Although economic conditions remained challenging during 2012, the strength of our business model and client franchise, coupled with our focus on expense management, delivered solid performance for our shareholders. Our ROE was 10.7%, net revenues increased 19% and net earnings increased 68%, in each case compared to 2011. Further, our diluted earnings per common share increased by more than 200% from 2011.

–	Over the last five years, our firm has generated an average annual ROE of 10.1% versus a peer average of 1.5%, demonstrating solid relative performance since the onset of the financial crisis.

•	Therefore, we do not believe that actively seeking a merger or sale of our company at this time, as advocated by the proposal, is the best means of maximizing value for long-term shareholders.

–	Actively seeking a buyer would be a distraction to our firm that would cause uncertainty and impair our reputation with clients.

–	Potential acquirers for our firm are almost nonexistent due to our size, the nature of our business and the complex regulatory requirements to which we are subject.

•

In addition, our Board works closely with senior management to determine the most effective strategies to maximize our value. We do not believe that hiring another bank to consider strategic alternatives would provide meaningful additional advice or insight to our Board. Rather, we believe that such a hiring would:

–	Distract our Board and management from focusing on strategies to increase shareholder value;

–	Create unwarranted uncertainty with our clients, counterparties, regulators, shareholders and other stakeholders; and

–

Be a waste of corporate funds given our Board can draw on internal resources, including our strategy group and our investment banking division, which has historically ranked first in the industry in both announced and completed mergers and acquisitions, including in 2012. As a result, it is well positioned to provide the best available advice to our Board on potential strategies to maximize shareholder value.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	69

Certain Relationships and Related Transactions

On the recommendation of our independent directors, our Board has in place both a Related Person Transactions Policy and a policy with respect to outside director involvement with financial firms (see Corporate Governance—Item 1. Election of Directors—Board Succession Planning) to provide guidelines for the review of certain relationships and transactions involving our directors and executive officers.

Related Person Transactions Policy

Our Board has a written Related Person Transactions Policy regarding the review and approval of transactions between us and “related persons” (directors, executive officers, immediate family members of an director or executive officer, or known 5% shareholders). Under this policy, transactions that exceed $120,000 in which a related person may have or may be deemed to have a direct or indirect material interest are submitted to our Governance Committee Chair, our Audit Committee Chair or the full Governance Committee for approval, as applicable. Certain transactions, including employment relationships, ordinary course brokerage, investment and other services and certain other ordinary course non-preferential transactions, are considered preapproved transactions, and thus do not require specific approval under the policy (although these transactions must be reported to the Committee and may still be submitted for approval if deemed appropriate).

In determining whether to approve a related person transaction, the following factors, among others, are considered:

•	whether the transaction is fair and reasonable to us and on substantially the same terms as would apply to comparable third parties;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of an independent director;

•

whether the transaction presents a conflict of interest, taking into account the size of the transaction, the financial position of the independent director or executive officer, the nature of the independent director’s or executive officer’s interest in the transaction and the ongoing nature of the transaction;

•	any reputational issues; and

•	whether the transaction is material, taking into account the significance of the transaction to our investors.

Certain Relationships and Transactions

Brokerage Services	Some of our directors and executive officers have brokerage and/or discretionary accounts at our broker-dealer affiliates. Transactions in these accounts are offered on substantially the same terms as those offered to other similarly-situated clients who are not directors or employees.

Firm Managed Funds and Other Investments

We have established private investment funds (Employee Funds) to permit our employees to participate in our merchant banking, venture capital and other similar activities by investing in or alongside funds that we manage or sponsor for independent investors. Many of our employees, their spouses, related charitable foundations or entities they own or control have invested in these Employee Funds. In some cases, we have limited participation to our PMDs, including our executive officers. In certain of the Employee Funds, our directors and executive officers own in the aggregate more than 10% of the interests in the Employee Funds. Certain of the Employee Funds provide investors with an interest in the overrides we receive for managing the funds for independent investors (overrides). Employee Funds generally do not require our current or retired PMDs and other current employees to pay management fees and do not deduct overrides from fund distributions. Similarly, certain other investments may be made available to our PMDs and other current employees on a fee-free or reduced fee basis.

70	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Distributions exceeding $120,000 from Employee Funds made to our current executive officers and Mr. Viniar (or persons or entities affiliated with them) during 2012, consisting of profits and other income and return of amounts initially invested (excluding overrides generally available only to PMDs, which are discussed below), were approximately, in the aggregate, as follows: Mr. Blankfein—$29.8 million; Mr. Cohn—$24.9 million; Mr. H. Schwartz—$4.1 million; Mr. Evans—$21.0 million; Mr. Weinberg—$9.2 million; Mark Schwartz (Vice Chairman)—$125,000; Michael S. Sherwood (Vice Chairman)—$18.7 million; Gregory K. Palm (General Counsel)—$28.3 million; Alan M. Cohen (Global Head of Compliance)—$626,000; John F.W. Rogers (Chief of Staff and Secretary to the Board)—$9.8 million; Edith W. Cooper (Global Head of Human Capital Management)—$855,000; and Mr. Viniar—$21.4 million.

Distributions of overrides generally available only to PMDs made to our current executive officers and Mr. Viniar (or persons or entities affiliated with them) during 2012 were approximately, in the aggregate, as follows: Mr. Blankfein—$1.4 million; Mr. Cohn—$877,000; Mr. H. Schwartz—$235,000; Mr. Evans—$323,000; Mr. Weinberg—$392,000; Mr. Palm—$1.4 million; Mr. Cohen—$20,000; Mr. Rogers—$143,000; Ms. Cooper—$14,000; and Mr. Viniar—$770,000.

In addition, certain of our directors and executive officers may from time to time invest their personal funds in other funds or investments that we have established and that we manage or sponsor. Except as described above, these other investments are made on substantially the same terms and conditions as other similarly-situated investors in these funds or investments who are neither directors nor employees.

Affiliates of Goldman Sachs generally bear overhead and administrative expenses for, and may provide certain other services free of charge to, Employee Funds.

Particular Transactions with Director-Affiliated Entities

As discussed in Corporate Governance—Item 1. Election of Directors—Board Succession Planning, as part of its ongoing review of Board composition, our Governance Committee has taken into account that ongoing experience in the financial industry is an important attribute for our Board.

We take very seriously any actual or perceived conflict of interest, and critically evaluate all potential transactions and relationships that may involve directors or director-affiliated entities.

Claes Dahlbäck

Mr. Dahlbäck serves as Chairman or a member of the investment committees of certain funds managed by EQT Partners, a private equity firm, and receives less than 1% of the total profits of each such fund in connection with his role, including the EQT fund involved in the 2012 transaction described below.

Mr. Dahlbäck also has a direct or indirect interest in each of these EQT funds, amounting to less than 1% of each such fund. Certain funds managed by one of our subsidiaries have an aggregate €53.7 million commitment in one such EQT fund (which has total committed capital of approximately €2.5 billion) and an aggregate €65 million commitment in another such EQT fund (which has total committed capital of approximately €4.3 billion). In connection with these commitments, to date the Goldman Sachs-managed funds have made aggregate capital contributions and paid fees aggregating approximately €70 million, with approximately €18 million contributed or paid in 2012 (including approximately €540,000 paid in 2012 to EQT funds as management fees).

In 2012 Goldman Sachs provided sell-side advisory services to a portfolio company 51% owned by an EQT fund in an approximately $4 billion transaction. In addition, in 2012 Goldman Sachs provided advisory services to EQT in connection with an approximately $2 billion sale of a portfolio company. Such services were provided on an arm’s-length basis.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	71

Particular Transactions with Director-Affiliated Entities (Cont.)

Lakshmi N. Mittal

Mr. Mittal is the Chairman and CEO of ArcelorMittal S.A. and beneficially owns (directly and indirectly) approximately 41% of the outstanding common shares of ArcelorMittal. Goldman Sachs provides ordinary course financial advisory, lending, investment banking, trading and other financial services to ArcelorMittal and its affiliates, which are negotiated on an arm’s-length basis, including as described below.

Since May 2010, Goldman Sachs has participated in a $4 billion ArcelorMittal credit facility in which Goldman Sachs agreed to lend up to approximately $308 million at an interest rate of between Euribor/Libor + 85 and + 225 basis points. In December 2011, this May 2010 credit facility was extended under the same terms. Since March 2011, Goldman Sachs has participated in a $6 billion five-year ArcelorMittal credit facility, agreeing to lend up to approximately $122 million at an interest rate of between Euribor/Libor + 65 and + 150 basis points. Goldman Sachs has not made a loan under any of these facilities.

In 2012 Goldman Sachs acted as an advisor to ArcelorMittal with respect to the approximately $1 billion sale of a minority stake in a subsidiary. In addition, in 2012 Goldman Sachs acted as an underwriter on a combined approximately $1.75 billion equity and $2.25 billion debt offering by ArcelorMittal.

Adebayo O. Ogunlesi

Mr. Ogunlesi is the Chairman and Managing Partner of Global Infrastructure Partners, LLC. Affiliates of the firm from time to time provide ordinary course financial advisory, lending, investment banking and other financial services to Global Infrastructure Partners, LLC and its affiliates (referred to collectively as GIP), which are negotiated on an arm’s-length basis.

In 2012 Goldman Sachs acted as an underwriter in connection with a registered offering in which funds managed by GIP sold equity interests in a portfolio company and received net proceeds of approximately $250 million. In connection with his role at GIP, Mr. Ogunlesi is entitled to less than 1.5% of the total profits of the funds that participated in this transaction, and also has a direct or indirect interest in such funds, amounting to less than 0.01% of such funds.

James J. Schiro

In 2012 Mr. Schiro was appointed as a Senior Advisor to CVC Capital Partners (CVC), a private equity firm. This affiliation was preapproved by the Board on the recommendation of the Governance Committee, with Mr. Schiro recusing himself. Mr. Schiro’s role with CVC is that of an outside advisor or consultant and not an executive officer or employee; he has no interests in CVC.

In connection with the transactions described below, Mr. Schiro had no direct negotiations with Goldman Sachs in his role as a CVC advisor at any time and received no direct or indirect compensation from Goldman Sachs. The terms of each of these transactions were negotiated on an arm’s-length basis with no involvement by Mr. Schiro.

During 2012 Goldman Sachs acted as a sell-side advisor to a private equity firm in an approximately $1 billion competitive bid sale of one of its portfolio companies, and CVC was the winning bidder. Goldman Sachs also participated in a loan syndicate to provide approximately 15% of the financing with respect to the purchase. Mr. Schiro provided advice to CVC on the acquisition and its post-acquisition strategy and as a fee received from CVC funds equity in the portfolio company valued at $175,000. Mr. Schiro did not provide any advice to CVC with respect to the financing of the transaction.

In a separate transaction in 2012, CVC funds acquired a portfolio company and asked Goldman Sachs to assist CVC in hedging currency risk relating to the acquisition. Goldman Sachs executed a €180 million equivalent derivative transaction on behalf of CVC funds. Goldman Sachs was not otherwise involved in the acquisition transaction. Mr. Schiro provided advice to CVC on the acquisition and as a fee received from CVC equity in the portfolio company valued at $150,000. Mr. Schiro did not provide any advice to CVC with respect to the derivative transaction.

72	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Employment of family members	One child of Mr. Viniar was a non-executive employee of the firm during 2012 and received compensation for 2012 of approximately $135,000. This amount was determined in accordance with our standard compensation practices applicable to similarly-situated employees.

5% shareholders

For information on transactions involving Goldman Sachs, on the one hand, and each of Berkshire Hathaway Inc. and BlackRock, Inc., on the other, see footnotes (b) and (c) under Beneficial Ownership—Beneficial Owners of More Than Five Percent.

Prior to December 31, 2012, as set forth in the Schedule 13G filed with the SEC on February 10, 2012 and Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2013, Capital World Investors was a beneficial owner of more than 5% of Common Stock, and as such was considered a “related person” pursuant to SEC rules and regulations during a portion of 2012. We and our affiliates provided ordinary course trading, brokerage, asset management and other financial services to Capital World Investors and its affiliates or their clients. These transactions are negotiated on an arm’s-length basis and contain customary terms and conditions.

Beneficial Ownership

Beneficial Ownership of Directors and Executive Officers

The following table contains certain information, as of March 25, 2013, regarding beneficial ownership of Common Stock by each director and each NEO as well as by all such directors, NEOs and other executive officers as a group as of such date.

Number of Shares of Common Stock Beneficially Owned(a)(b)
Lloyd C. Blankfein(c)	3,075,929
Gary D. Cohn(c)	1,753,032
David A. Viniar(c)	1,729,051
J. Michael Evans(c)	1,436,245
John S. Weinberg(c)	1,649,248
M. Michele Burns	5,442
Claes Dahlbäck	45,265
Stephen Friedman	132,379
William W. George	72,474
James A. Johnson	71,138
Lakshmi N. Mittal	27,073
Adebayo O. Ogunlesi	2,883
James J. Schiro	13,221
Debora L. Spar	5,845
Mark E. Tucker	1,589
All directors, NEOs and other executive officers as a group (22 persons)(d)(e)	15,292,031

(a)

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of the date of determination. In light of the nature of vested RSUs and vested Options, we have also included in this table shares of Common Stock underlying vested RSUs and vested Options. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days (as well as the shares of Common Stock underlying vested RSUs and vested Options) are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	73

The shares of Common Stock underlying vested RSUs and vested Options included in the table are as follows:

	RSUs	Options
Mr. Blankfein	161,492	750,204
Mr. Cohn	152,308	776,444
Mr. Viniar	152,308	558,876
Mr. Evans	142,380	644,412
Mr. Weinberg	142,380	388,184
Ms. Burns	4,442	0
Mr. Dahlbäck	29,965	15,300
Mr. Friedman	23,779	10,000
Mr. George	30,574	9,500
Mr. Johnson	28,738	42,400
Mr. Mittal	12,073	10,000
Mr. Ogunlesi	883	0
Mr. Schiro	12,221	0
Dr. Spar	4,845	0
Mr. Tucker	589	0
All directors, NEOs and other executive officers as a group (22 persons)	1,467,585	5,169,772

(b)

Except as discussed in footnotes (c) and (d) below, all of our directors, NEOs and other executive officers have sole voting power and sole dispositive power over all shares of Common Stock beneficially owned by them. No individual director, NEO or other executive officer beneficially owned in excess of 1% of the outstanding Common Stock as of March 25, 2013. The group consisting of all directors, NEOs and other executive officers as of March 25, 2013 beneficially owned approximately 3.27% of the outstanding shares of Common Stock (1.88% not including vested RSUs and vested Options) as of such date.

(c)

Excludes any shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement. As of March 25, 2013, each of our NEOs (other than Mr. Viniar) was a party to our Shareholders’ Agreement and each of Mr. Blankfein, Mr. Cohn and Mr. H. Schwartz was a member of our Shareholders’ Committee; however, each NEO disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement, other than those specified above for each NEO individually. See Frequently Asked Questions About our Annual Meeting—How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans? for a discussion of our Shareholders’ Agreement.

Includes shares of Common Stock beneficially owned by our NEOs indirectly through certain estate planning vehicles of our NEOs, through family trusts, the sole beneficiaries of which are immediate family members of our NEOs, and through private charitable foundations of which our NEOs are trustees, as follows: Mr. Blankfein—345,105 shares, Mr. Cohn—231,028 shares, Mr. Viniar—318,043 shares and Mr. Weinberg—315,489 shares. Each NEO shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

(d)

Each executive officer (including each NEO, other than Mr. Viniar) is a party to our Shareholders’ Agreement and disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement.

Includes an aggregate of 466,660 shares of Common Stock beneficially owned by our current executive officers indirectly through certain estate planning vehicles of our executive officers, an aggregate of 532,372 shares of Common Stock beneficially owned by family trusts, the sole beneficiaries of which are immediate family members of our current executive officers and an aggregate of 123,213 shares of Common Stock beneficially owned by the private charitable foundations of which certain of our current executive officers are trustees. Each executive officer shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

(e)	One of our executive officers, who is not an NEO, has pledged 600,000 shares of Common Stock to a bank as collateral.

Our Shareholders’ Agreement requires that each covered person remain the sole beneficial owner (including, in certain cases, ownership through such person’s spouse or estate planning entities established by such person) of no fewer than 25% of the shares he or she has received as compensation since becoming a covered person (not including any shares received in connection with our initial public offering and less allowances for the payment of any option exercise price and taxes). Our Shareholders’ Committee can waive, and has waived (other than for our Senior Executives), these retention requirements from time to time in particular situations.

Each of our Senior Executives is required by our Shareholders’ Agreement, for so long as he holds a Senior Executive position, to retain sole beneficial ownership (including, in certain cases, ownership through his spouse or estate planning entities established by him) of a number of shares of Common Stock equal to at least 75% of the shares he has received as compensation since becoming a Senior Executive (not including any shares received in connection with our initial public offering and less allowances for the payment of any option exercise price and taxes). All of our Senior Executives are in compliance with this requirement.

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Beneficial Owners of More Than Five Percent

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 25, 2013, the only persons known by us to be beneficial owners of more than 5% of Common Stock were as follows:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Parties to Shareholders’ Agreement c/o The Goldman Sachs Group, Inc. 200 West Street New York, New York 10282	56,836,844	(a)	11.59%
Berkshire Hathaway Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131	43,478,260	(b)	8.62%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	27,890,245	(c)	6.05%

(a)

Each person who is a party to our Shareholders’ Agreement disclaims beneficial ownership of the shares subject to our Shareholders’ Agreement that are owned by any other party to the agreement. As of March 25, 2013, 24,084,650 of the outstanding shares of Common Stock that were held by parties to our Shareholders’ Agreement were subject to the voting provisions of our Shareholders’ Agreement. For a discussion of our Shareholders’ Agreement, see Frequently Asked Questions About our Annual Meeting—How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans?

(b)

This information has been derived from the Schedule 13G filed with the SEC on February 11, 2009 by Warren E. Buffett, Berkshire Hathaway Inc., OBH, Inc., National Indemnity Company, BH Finance, LLC, Blue Chip Stamps, Wesco Financial Corporation, Wesco Holdings Midwest, Inc., Wesco-Financial Insurance Company, GEICO Corporation, Government Employees Insurance Company, GEICO Indemnity Company, GEICO Casualty Company, General Re Corporation, General Reinsurance Corporation, General Star Indemnity Company, General Star National Insurance Company, Genesis Insurance Company and National Reinsurance Corporation (collectively, the Berkshire Group). These shares were deemed to be beneficially owned by the Berkshire Group pursuant to Rule 13d-3(d)(1) under the Exchange Act because the Berkshire Group had the right to acquire, within 60 days, in the aggregate, up to 43,478,260 shares of Common Stock upon the exercise of warrants. On March 25, 2013, we and the Berkshire Group amended the warrants to require net share settlement, to provide that the warrants may be exercised only on October 1, 2013, and to provide that upon exercise we will deliver to the Berkshire Group a number of shares of common stock equal in value to the difference between the average closing price over the 10 trading days preceding October 1, 2013 and the exercise price of $115 multiplied by the number of shares of common stock covered by the warrants (43,478,260). We and our affiliates provide ordinary course financial advisory, lending, investment banking and other financial services to Berkshire Hathaway Inc. and its affiliates, and to third parties in transactions involving Berkshire Hathaway Inc. and its affiliates, and Berkshire Hathaway Inc. and its affiliates are investors from time to time in funds we manage or sponsor. These transactions are negotiated on an arm’s-length basis and contain customary terms and conditions.

(c)

This information has been derived from the Schedule 13G filed with the SEC on February 5, 2013 by BlackRock, Inc. which states that BlackRock, Inc. has sole voting and sole dispositive power over all 27,890,245 shares. We and our affiliates engage in ordinary course trading, brokerage, asset management or other transactions or arrangements with, and may provide ordinary course investment banking, lending or other financial services to, BlackRock, Inc. and its affiliates or their clients. These transactions are negotiated on an arm’s-length basis and contain customary terms and conditions.

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Additional Information

Communications with our Board and Reporting of Concerns

Any person who wishes to communicate with any of our directors, our Lead Director, our committee chairs or with our independent directors as a group, may mail correspondence to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282.

You may also contact Mr. Sheldon Raab of the law firm of Fried, Frank, Harris, Shriver & Jacobson LLP, our designated external contact for Board communications. Mr. Raab’s telephone number is 1-212-859-8090 and his e-mail and mailing addresses for these purposes are sheldon.raab@friedfrank.com and Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, respectively.

Any person who has a concern about the conduct of Goldman Sachs or its affiliates, or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern to Mr. Raab using one of the methods above or our reporting hotline, which will refer the matter to Mr. Raab. Mr. Raab will then communicate the concern to our Audit Committee (including for concerns related to accounting, internal accounting controls and other auditing matters) or to an appropriate independent director or to appropriate personnel within our firm, as applicable.

Our reporting hotline numbers are: 1-866-520-4056, from any phone in the U.S.; 3-8026, from Goldman Sachs phones in New York; 8-343-8026, from Goldman Sachs phones outside of New York; and 1-917-343-8026, from any phone, globally.

The guidelines for communications with our Board are set forth in our Corporate Governance Guidelines and Policy on Reporting of Concerns Regarding Accounting and Other Matters, each of which is available on our website at www.gs.com/corpgov.

Corporate Governance Materials Available on our Website

On our website (www.gs.com/shareholders) under the heading “Corporate Governance,” you can find, among other things, our:

•	Restated Certificate of Incorporation

•	Amended and Restated By-Laws

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics

•	Policy Regarding Director Independence Determinations

•	Charters of our Audit, Compensation, Governance and Risk Committees

•	Compensation Principles

•	Statement on Policy Engagement and Political Participation

•	Policy on Reporting of Concerns Regarding Accounting and Other Matters

•	Environmental, Social and Governance Report

•	Statement on Human Rights

Information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

Executive Compensation Litigation

The following description is as of April 1, 2013:

On January 17, 2008, Goldman Sachs, our Board and certain employees who were then our executive officers or members of our management committee were named as defendants in a purported shareholder derivative action in the U.S. District Court for the Eastern District of New York predicting that the firm’s then-forthcoming March 7, 2008 Proxy Statement (2008 Proxy Statement) would violate the federal securities laws by undervaluing certain Option awards and alleging that senior

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management received excessive compensation for 2007. The complaint alleged, among other things, that Goldman Sachs’ use of a discount to reflect restrictions on the stock underlying the Option awards was improper. On January 25, 2008, the plaintiff moved for a preliminary injunction, including to prevent the 2008 Proxy Statement from using Option valuations that the plaintiff alleges were incorrect; the motion was denied, and plaintiff’s appeal from this denial was dismissed. Defendants’ motion to dismiss was granted on the ground that dismissal of the shareholder plaintiff’s prior action relating to the firm’s 2007 Proxy Statement based on the failure to make a demand to the Board precluded relitigation of demand futility. On December 19, 2011, the appellate court vacated the order of dismissal, holding only that preclusion principles did not mandate dismissal and remanding for consideration of the alternative grounds for dismissal. On March 24, 2009, the same plaintiff filed an action in New York Supreme Court, New York County naming as defendants Goldman Sachs, certain current and former members of our Board and certain senior executives in connection with substantively similar allegations regarding Option awards. Defendants moved to dismiss the action, and the parties subsequently agreed to stay the state court action pending the final resolution of the appeal from the dismissal of the federal court action in respect of the firm’s 2008 Proxy Statement described above, as well as any remanded proceedings further adjudicating defendants’ motion to dismiss.

On April 18, 2012, plaintiff disclosed to the federal court that he no longer was a shareholder and thus lacked standing to continue to prosecute the actions. On January 7, 2013, the district court dismissed the federal action due to the plaintiff’s lack of standing and the lack of any intervening shareholder. On January 15, 2013, the New York state court dismissed the action before it only as to the original plaintiff with prejudice due to his lack of standing. On January 4, 2013, another purported shareholder moved to intervene as plaintiff in the state court action, which defendants have opposed. A copy of the proposed complaint-in-intervention is available at www.gs.com/litigation/proposed-complaint2013.pdf.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Our directors and executive officers are also required to furnish us with copies of all such Section 16(a) reports they file. The reports are published on our website at www.gs.com/shareholders.

Based on a review of the copies of such reports, and on written representations from our reporting persons, we believe that all such Section 16(a) filing requirements applicable to our directors and executive officers were complied with during 2012.

Incorporation by Reference

Only the following sections of this Proxy Statement shall be deemed incorporated by reference into our 2012 Annual Report on Form 10-K in response to Part III, Items 10, 11, 12, 13 and 14 thereof: Corporate Governance—Item 1. Election of Directors—Our Director Nominees; Corporate Governance—Structure and Role of our Board—Independence of Directors; Corporate Governance—Structure and Role of our Board—Our Board Committees—Audit Committee Financial Expert; Compensation Matters—Compensation Discussion and Analysis, Compensation Matters—Executive Compensation, Compensation Matters—Report of our Compensation Committee and Compensation Matters—Non-Employee Director Compensation; Audit Matters—Item 4. Ratification of Appointment of Independent Registered Public Accounting Firm; Certain Relationships and Related Transactions; Beneficial Ownership; Additional Information—Section 16(a) Beneficial Ownership Reporting Compliance; and Frequently Asked Questions About our Annual Meeting—How can I submit a recommendation of a director candidate?

To the extent that this Proxy Statement is incorporated by reference into any other filing by Goldman Sachs under either the U.S. Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Report of our Compensation Committee” and “Report of our Audit Committee” (to the extent permitted by the rules of the SEC) and the court documents to which we refer under —Executive Compensation Litigation, will not be deemed incorporated into any such filing, unless specifically provided otherwise in such filing.

Other Business

At the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at our Annual Meeting. If other matters come before our Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	77

Frequently Asked Questions About our Annual Meeting

How do we refer to Goldman Sachs in this Proxy Statement?

When we use the terms “Goldman Sachs,” “our firm,” “we,” “us” and “our,” we mean The Goldman Sachs Group, Inc., a Delaware corporation and its consolidated subsidiaries.

When and where is our Annual Meeting?

We will hold our Annual Meeting on Thursday, May 23, 2013, at 9:30 a.m., local time, at our offices at 222 South Main Street, 14th Floor, Salt Lake City, Utah, 84101.

Our Annual Meeting will also be available on audio-only webcast. Information on the webcast can be found on our website at www.gs.com/shareholders.

What is included in our proxy materials?

Our proxy materials, which are available on our website at www.gs.com/proxymaterials, include:

•	Our Notice of 2013 Annual Meeting of Shareholders;

•	Our Proxy Statement; and

•	Our 2012 Annual Report to Shareholders.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a proxy card or voting instruction form.

How are we distributing our proxy materials?

To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide proxy materials to our shareholders over the Internet. By April 12, 2013, we sent a Notice of Internet Availability of Proxy Materials to certain of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of our Proxy Statement and 2012 Annual Report to Shareholders, which will be sent on or about April 16, 2013.

Who can vote at our Annual Meeting?

You can vote your shares of Common Stock at our Annual Meeting if you were a shareholder at the close of business on March 25, 2013, the record date for our Annual Meeting.

As of March 25, 2013, there were 460,782,218 shares of Common Stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, you are considered a “shareholder of record” of those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm, broker-dealer or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

Can I attend our Annual Meeting?

Shareholders as of the record date and/or their authorized representatives are permitted to attend our Annual Meeting in person.

Shareholders or, if applicable, authorized representatives, must bring a form of government-issued photo identification, such as a driver’s license or passport, to gain admission to our Annual Meeting. If your shares are held in street name, you or your representative will also need to bring an account statement, voting instruction form or legal proxy as proof of your ownership of shares as of the close of business on March 25, 2013.

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In addition to a form of government-issued photo identification and evidence of ownership as described above, to gain admission to our Annual Meeting, a shareholder representative (for example, of an entity that is a shareholder) must also present satisfactory documentation evidencing his or her authority with respect to the shares. We urge you to contact Beverly O’Toole at 1-212-357-1584 in advance of our Annual Meeting to confirm you have such proper documentation. Failure to do so may delay your entry into or prevent you from being admitted to our Annual Meeting.

We reserve the right to limit the number of representatives for any shareholder who may attend the meeting.

Please contact Beverly O’Toole at 1-212-357-1584 in advance of our Annual Meeting if you have questions about attending our Annual Meeting.

How do I vote?

	If you are a shareholder of record:	If you hold your shares in street name:
By Internet (24 hours a day):	www.proxyvote.com	www.proxyvote.com
By Telephone (24 hours a day):	1-800-690-6903	1-800-454-8683
By Mail:	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available
In Person at our Annual Meeting:	Instructions on attending our Annual Meeting in person can be found above	To do so, you will need to bring a valid “legal proxy.” You can obtain a legal proxy by contacting your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares. Additional instructions on attending our Annual Meeting in person can be found above

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with applicable legal requirements. Shareholders voting by Internet or telephone should understand that, while we and Broadridge Financial Solutions, Inc. (Broadridge) do not charge any fees for voting by Internet or telephone, there may still be costs, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

Can I change my vote after I have voted?

You can revoke your proxy at any time before it is voted at our Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable.

You can revoke your vote:

•	By voting again by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted);

•	By signing and returning a new proxy card with a later date;

•	By obtaining a “legal proxy” from your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold shares; or

•	By attending our Annual Meeting and voting in person.

You may also revoke your proxy by giving written notice of revocation to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, that is received no later than 5:00 p.m., Eastern Time, on May 22, 2013.

If your shares are held in street name, we also recommend that you contact your broker, bank or other nominee for instructions on how to change or revoke your vote.

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How can I obtain an additional proxy card?

Shareholders of record can contact our Investor Relations team at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, e-mail: gs-investor-relations@gs.com. If you hold your shares of Common Stock in street name, contact your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares.

How will my shares be voted if I do not vote in person at the Annual Meeting?

The proxy holders (that is, the persons named as proxies on the proxy card) will vote your shares of Common Stock in accordance with your instructions at the Annual Meeting (including any adjournments or postponements thereof).

How will my shares be voted if I do not give specific voting instructions when I deliver my proxy?

Shareholder of Record. If you are a shareholder of record and you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at our Annual Meeting. While our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Governance Committee and designated by our Board.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares and your bank, brokerage firm, broker-dealer or other similar organization does not receive voting instructions from you, how your shares may be voted will depend on the type of proposal.

•

Ratification of Independent Registered Public Accounting Firm. For the ratification of the appointment of independent registered public accounting firm, the NYSE rules provide that brokers (other than brokers that are affiliated with Goldman Sachs, such as Goldman, Sachs & Co.) that have not received voting instructions from their customers 10 days before the meeting date may vote their customers’ shares in the brokers’ discretion on the ratification of independent registered public accounting firm. This is known as broker-discretionary voting.

–	If your broker is Goldman, Sachs & Co. or another affiliate of ours, NYSE policy specifies that, in the absence of your specific voting instructions, your shares of Common Stock may only be voted in the same proportion as other shares are voted with respect to the proposal.

–	For shares of Common Stock held in retail accounts at Goldman, Sachs & Co. for which specific voting instructions are not received, we will vote such shares in proportion to the voted shares of Common Stock in retail accounts at Goldman, Sachs & Co.

•

All other matters. All other proposals are “non-discretionary matters” under NYSE rules, which means your bank, brokerage firm, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must give your broker instructions in order for your vote to be counted.

Participants in our 401(k) Plan. If you sign and return the voting instruction form but otherwise leave it blank or if you do not otherwise provide voting instructions to the 401(k) Plan trustee by mail, Internet or telephone, your shares will be voted in the same proportion as the shares held under the 401(k) Plan for which instructions are received, unless otherwise required by law.

What is a Broker Non-Vote?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters.

What is the quorum requirement for our Annual Meeting?

A quorum is required to transact business at our Annual Meeting. The holders of a majority of the outstanding shares of Common Stock as of March 25, 2013, present in person or represented by proxy and entitled to vote, will constitute a quorum. Abstentions and broker non-votes are treated as present for quorum purposes.

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What vote is required for adoption or approval of each matter to be voted on?

Proposal	Vote Required	Directors’ Recommendation
Election of Directors	Majority of the votes cast FOR or AGAINST (for each director nominee)	FOR all nominees Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees
Advisory Vote to Approve Executive Compensation (Say on Pay)	Majority of the shares present in person or represented by proxy	FOR the resolution approving the Executive Compensation of our NEOs Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution
Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2013)	Majority of the shares present in person or represented by proxy, provided that a majority of the outstanding shares of common stock entitled to vote on the proposal are so voting	FOR the resolution approving The Goldman Sachs Amended and Restated Stock Incentive Plan (2013) Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution
Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of the shares present in person or represented by proxy	FOR the ratification of the appointment of PricewaterhouseCoopers LLP Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment
Shareholder Proposals	Majority of the shares present in person or represented by proxy (for each shareholder proposal)	AGAINST each shareholder proposal Unless a contrary choice is specified, proxies solicited by our Board will be voted AGAINST each shareholder proposal

What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect - not counted as a “vote cast”	No	No effect
Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2013)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	*
Ratification of Appointment of Independent Registered Public Accounting Firm	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
Shareholder Proposals	FOR, AGAINST or ABSTAIN (for each shareholder proposal)	Treated as a vote AGAINST the proposal	No	No effect

* May affect voting only if broker non-votes cause less than a majority of the shares outstanding to be voted on this matter.

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How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans?

Employees of Goldman Sachs who participate in The Goldman Sachs Partner Compensation Plan or the RPCP are “covered persons” under our Shareholders’ Agreement. Our Shareholders’ Agreement governs, among other things, the voting of shares of Common Stock owned by each covered person directly or jointly with a spouse (but excluding shares acquired under our 401(k) Plan). Shares of Common Stock subject to our Shareholders’ Agreement are called “voting shares.”

Our Shareholders’ Agreement requires that before any of our shareholders vote, a separate, preliminary vote is held by the persons covered by our Shareholders’ Agreement. In the election of directors, all voting shares will be voted in favor of the election of the 12 director nominees receiving the highest numbers of votes cast by the covered persons in the preliminary vote. For all other matters, all voting shares will be voted in accordance with the majority of the votes cast by the covered persons in the preliminary vote.

If you are a party to our Shareholders’ Agreement, you previously gave an irrevocable proxy to our Shareholders’ Committee to vote your voting shares at our Annual Meeting in accordance with the preliminary vote, and to vote on any other matters that may come before our Annual Meeting as the holder sees fit in a manner that is not inconsistent with the preliminary vote and that does not frustrate the intent of the preliminary vote.

As of March 25, 2013, 24,084,650 of the outstanding shares of Common Stock were voting shares under our Shareholders’ Agreement (representing approximately 5.23% of the outstanding shares entitled to vote at our Annual Meeting). The preliminary vote with respect to the voting shares will be concluded on or about May 8, 2013.

Who counts the votes cast at our Annual Meeting?

Representatives of Broadridge will tabulate the votes cast at our Annual Meeting, and American Election Services, LLC will act as the independent inspector of election.

Where can I find the voting results of our Annual Meeting?

We expect to announce the preliminary voting results at our Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be posted on our website.

When will Goldman Sachs next hold an advisory vote on the frequency of say on pay votes?

The next advisory vote on the frequency of say on pay votes will be held no later than our 2017 Annual Meeting of Shareholders.

How do I obtain more information about Goldman Sachs?

A copy of our 2012 Annual Report to Shareholders accompanies this Proxy Statement. You also may obtain, free of charge, a copy of that document, our 2012 Annual Report on Form 10-K, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Director Independence Policy and the charters for our Audit, Compensation, Governance and Risk Committees by writing to: The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations; e-mail: gs-investor-relations@gs.com.

These documents, as well as other information about Goldman Sachs, are also available on our website at www.gs.com/shareholders.

How do I inspect the list of shareholders of record?

A list of the shareholders of record as of March 25, 2013 will be available for inspection during ordinary business hours at our headquarters at 200 West Street, New York, New York 10282, from May 13, 2013 to May 22, 2013, as well as at our Annual Meeting.

How do I sign up for electronic delivery of proxy materials?

This Proxy Statement and our 2012 Annual Report to Shareholders are available on our website at:

www.gs.com/proxymaterials. If you would like to help reduce our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail.

For your convenience, you may find links to sign up for electronic delivery for both shareholders of record and beneficial owners who hold shares in street name at www.gs.com/electronicdelivery.

Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.

Who pays the expenses of this proxy solicitation?

Our proxy materials are being used by our Board in connection with the solicitation of proxies for our Annual Meeting. We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our Annual Meeting. In addition to the solicitation of proxies by mail, certain of our directors, officers or employees may solicit telephonically, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We have also hired Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut, to assist in the solicitation and distribution of proxies, for which they will receive a fee of $25,000, as well as reimbursement for certain out-of-pocket costs and expenses. We will reimburse brokers, including Goldman, Sachs & Co., and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

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What is “householding”?

In accordance with a notice sent to certain street name shareholders of Common Stock who share a single address, shareholders at a single address will receive only one copy of this Proxy Statement and our 2012 Annual Report to Shareholders unless we have previously received contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for shareholders of record.

If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this Proxy Statement or our 2012 Annual Report to Shareholders, you may contact us at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, e-mail: gs-investor-relations@gs.com, and we will deliver those documents to you promptly upon receiving the request.

You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares.

How can I submit a recommendation of a director candidate?

Shareholders who wish to submit director candidates for consideration by our Governance Committee for election at our 2014 Annual Meeting of Shareholders may do so by submitting in writing such candidates’ names, in compliance with the procedures and along with the other information required by our by-laws, to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282 no earlier than January 23, 2014 and no later than February 22, 2014.

How can I submit a shareholder proposal at the 2014 Annual Meeting of Shareholders?

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2014 Annual Meeting of Shareholders must submit their proposals to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282. Proposals must be received on or before Friday, December 13, 2013. As the rules of the SEC make clear, however, simply submitting a proposal does not guarantee its inclusion.

In accordance with our by-laws, for a matter not included in our proxy materials to be properly brought before the 2014 Annual Meeting of Shareholders, a shareholder’s notice of the matter that the shareholder wishes to present must be delivered to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, not less than 90 nor more than 120 days prior to the first anniversary of the 2013 Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our by-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 23, 2014 and no later than February 22, 2014.

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ANNEX A: Additional Details on Director Independence

Set forth below is detailed information regarding certain categories of transactions reviewed and considered by our Governance Committee and our Board in making independence determinations, which our Board has determined are immaterial under our Director Independence Policy.

Category	Directors
Ordinary Course Business Transactions (Revenues or payments do not exceed the greater of $1 million or 2% of the entity’s consolidated gross revenues (CGR))
Where the independent director or his or her immediate family member is or was during 2012 an executive officer or employee of the other for-profit entity	Ms. Burns, Mr. George,* Mr. Mittal* and Mr. Tucker • Aggregate revenues to us from, or payments by us to, any such entity in each case did not exceed 0.04% of such other entity’s 2012 CGR.
Where the independent director has or had a less than 5% equity or limited partnership interest and is or was during 2012 an investment advisor or advisory director or holds a similar position	Mr. Dahlbäck, Mr. Friedman and Mr. Johnson • Aggregate revenues to us from, or payments by us to, any such entity in each case did not exceed $1 million in 2012.
Where the independent director or his or her immediate family member is or was during 2012 an executive officer or employee of a not-for-profit organization (for example, management of endowments)	Mr. George* and Dr. Spar • Aggregate revenues to us from, or payments by us to, any such entity in each case did not exceed 0.42% of such other entity’s 2012 CGR.

Donations to a Not-For-Profit Organization

(Donations by our firm do not exceed the greater of $1 million or 2% of the organization’s CGR)

Where the independent director or his or her immediate family member is or was during 2012 an executive officer or employee (for example, donations made by Goldman Sachs, including pursuant to the matching gift program, The Goldman Sachs Foundation and GS Gives)

Mr. Friedman,* Mr. George and Dr. Spar • Aggregate donations by us to such organization in each case did not exceed 0.14% of the other organization’s 2012 CGR.

Transactions on Substantially the Same Terms as Similarly-Situated Persons

Where the independent director or his or her immediate family member is our client (for example, brokerage, discretionary and other similar accounts)

Ms. Burns,* Mr. Friedman,* Mr. George,* Mr. Mittal,* Mr. Ogunlesi,* Mr. Schiro* and Dr. Spar • Aggregate revenues to us from each of these accounts did not exceed 0.01% of our 2012 CGR.
Where the independent director makes investments in funds sponsored or managed by us	Ms. Burns, Mr. George, Mr. Mittal, Mr. Ogunlesi and Mr. Schiro

*	Includes or relates to immediate family member(s). An immediate family member includes an independent director’s spouse, parents, children, siblings (in each case, including in-laws and step relationships) and anyone (other than tenants or domestic employees) who shares the independent director’s home.

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ANNEX B: Goldman Sachs’ Compensation Principles

We recognize that every financial institution is different, shaped by its activities, size, history and culture. It would be unrealistic to construct a specific model of compensation that is effective and appropriate for all financial institutions.

But, that does not diminish the need for firms to set forth a set of practical principles and defined standards focused on compensation. An enhanced framework for compensation establishes a direct relationship between the longer-term evaluation of performance and an appropriately matched incentive structure. We believe strongly that, for Goldman Sachs, such an outcome aligns the long-term interests of our shareholders with that of our people, while advancing our ethos of partnership.

Effective compensation practices should:

•	Encourage a real sense of teamwork and communication, binding individual short-term interests to the institution’s long-term interests;

•	Evaluate performance on a multi-year basis;

•	Discourage excessive or concentrated risk taking;

•	Allow an institution to attract and retain proven talent; and

•	Align aggregate compensation for the firm with performance over the cycle.

Encourage a Firmwide Orientation and Culture

•	Compensation should reflect the performance of the firm as a whole

•

Employees should think and act like long-term shareholders. Being significantly invested in our stock over time, as part of an individual’s compensation, advances our partnership culture of stewardship for the firm

•	An individual’s performance evaluation should include annual narrative feedback from superiors, subordinates and peers, including peers from outside of an individual’s business unit and division

–	Assessment areas should include productivity, teamwork, citizenship, communication and compliance

•

To avoid misaligning compensation and performance, guaranteed employment contracts should be used only in exceptional circumstances (for example, for new hires) and multi-year guarantees should be avoided entirely

Evaluate Performance Over Time

•	Compensation should include an annual salary (or commissions) plus, as appropriate, discretionary compensation awarded at the end of the year

•

The percentage of compensation awarded in cash should decrease as an employee’s total compensation increases in order for long-term performance to remain the overriding aspiration to realizing full compensation

–	Cash compensation in a single year should not be so much as to overwhelm the value ascribed to longer term stock incentives that can only be realized through longer term responsible behavior

•	Equity awards should be subject to vesting and other restrictions over an extended period of time

–	These would allow for forfeiture or “clawback” effect in the event that conduct or judgment results in a restatement of the firm’s financial statements or other significant harm to the firm’s business

–	A clawback should also exist for cause, including any individual misconduct that results in legal or reputational harm

•	Equity delivery schedules should continue to apply after an individual has left the firm

Discourage Excessive or Concentrated Risk Taking

•	No one in a risk-taking role should get compensated with reference to only his or her own P&L

–	Contracts or evaluations should not be based on the percentage of revenues generated by a specific individual

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•

As part of an individual’s annual performance review, the different risk profile of businesses must be taken into account. Factors like liquidity risk, cost of capital, reputation risk, the time horizon of risks and other relevant factors should be considered

–	An outsized gain, just like an outsized loss, should be evaluated in the context of the cumulative record of that individual’s risk judgments

–	The degree to which revenues are high quality and recurring should be considered

–	Significant discretionary compensation for a particular year should not be awarded for expected future-year revenue

–	All individuals, but particularly those working in legal, compliance, operations, technology and other non-revenue and critical parts of the firm, should be evaluated on their ability to protect and enhance the firm’s reputation or contribute to its efficiency and overall well-being

•	Risk managers should have equal stature with counterparts in business units and compensation should establish and/or maintain that stature

•	Revenue producers should not determine compensation for risk managers

Attract and Retain Talent

•	Attracting and retaining talent is fundamental to our long-term success as a firm. Compensation, when structured appropriately, is one means to reinforcing the firm’s culture and mores

•	Compensation should reward an individual’s ability to identify and create value, enhance the firm’s culture of compliance and its reputation and build and nurture a dedicated client base

•	The recognition of individual performance must be constrained within the overall limits of the firm and not be out of line with the competitive market for the relevant talent and performance

•	There should be no special or unique severance agreements

Directly Align Firmwide Compensation with Firmwide Performance

•	Firmwide compensation should directly relate to firmwide performance over the cycle

–	Junior people may experience less volatility in compensation. Senior and more highly paid people may experience more variability in their compensation based on year-to-year changes in the firm’s results.

•	Overall compensation should not automatically be the same ratio of revenues year in and year out or an overly flexible formula that produces outsized compensation to real long-term performance.

•	Any compensation decisions should be overlaid with a management culture that continually invests in and is guided by strong risk management, judgment and controls

•

In addition to performance, a wide range of risk factors, in conjunction with underlying industry and market dynamics of individual businesses, should be weighed carefully by executive and divisional management when allocating aggregate discretionary compensation amounts to divisions and business units

–	To more effectively compare and contrast individual performance as well as the results across different businesses, compensation should be reviewed by a specific compensation committee within each division of the firm as well as the firmwide compensation committee

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ANNEX C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2013)

ARTICLE I

GENERAL

1.1 Purpose

The purpose of The Goldman Sachs Amended and Restated Stock Incentive Plan (2013) is to: (i) attract, retain and motivate officers, directors, employees (including prospective employees), consultants and others who may perform services for the Firm (as hereinafter defined), to compensate them for their contributions to the long-term growth and profits of the Firm and to encourage them to acquire a proprietary interest in the success of the Firm, (ii) align the interests of officers, directors, employees, consultants and others who may perform services for the Firm with those of shareholders of GS Inc., (iii) assist the Firm in ensuring that its compensation program does not provide incentives to take imprudent risks and (iv) comply with regulatory requirements.

The Plan was originally adopted by the Board of Directors of GS Inc. (the “Board”) on April 30, 1999 as The Goldman Sachs 1999 Stock Incentive Plan (the “1999 SIP”) and was amended and restated as The Goldman Sachs Amended and Restated Stock Incentive Plan (the “2003 SIP”) by the Board on January 16, 2003, subject to the approval by the shareholders of GS Inc., which approval was obtained on April 1, 2003. The 2003 SIP was further amended and restated, effective as of December 31, 2008, and subsequently amended as of December 20, 2012.

The Plan was amended and restated as The Goldman Sachs Amended and Restated Stock Incentive Plan (2013) by the Board on March 19, 2013, subject to the approval by the shareholders of GS Inc.

The amendments made to the 2003 SIP shall affect only Awards granted on or after the Effective Date (as hereinafter defined). Awards granted prior to the Effective Date shall be governed by the terms of the 2003 SIP (as in effect prior to the Effective Date) or 1999 SIP (as in effect prior to the effective date of the 2003 SIP), as applicable, and the applicable Award Agreements. The terms of this Plan are not intended to affect the interpretation of the terms of the 2003 SIP or the 1999 SIP, as applicable, as they existed prior to the Effective Date.

1.2 Definitions of Certain Terms

Unless otherwise specified in an applicable Award Agreement, the terms listed below shall have the following meanings for purposes of the Plan and any Award Agreement.

1.2.1 “Account” means any brokerage account, custody account or similar account, as approved or required by GS Inc. from time to time, into which shares of Common Stock, cash or other property in respect of an Award are delivered.

1.2.2 “Award” means an award made pursuant to the Plan.

1.2.3 “Award Agreement” means the written document or documents by which each Award is evidenced, including any Award Statement.

1.2.4 “Award Statement” means a written statement that reflects certain Award terms.

1.2.5 “Board” means the Board of Directors of GS Inc.

1.2.6 “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.

1.2.7 “Cause” means (a) the Grantee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (i) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (ii) on a felony charge, or (iii) on an equivalent charge to those in clauses (i) and (ii) in jurisdictions which do not use those designations, (b) the Grantee’s engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act), (c) the Grantee’s willful failure to perform the Grantee’s duties to the Firm, (d) the Grantee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Firm is a member, (e) the Grantee’s violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or the Grantee’s material violation of any other Firm

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policy as in effect from time to time, (f) the Grantee’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm or (g) the Grantee’s engaging in any conduct detrimental to the Firm. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause). Any rights the Firm may have hereunder and in any Award Agreement in respect of the events giving rise to Cause shall be in addition to the rights the Firm may have under any other agreement with a Grantee or at law or in equity.

1.2.8 “Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.

1.2.9 “Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or substantially all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires the approval of GS Inc.’s shareholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (a) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (i) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the “Surviving Entity”), or (ii) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of the 1999 SIP) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by GS Inc.’s securities (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (b) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (i) were members of the Board on the Effective Date or (ii) became directors subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named as nominees for director).

1.2.10 “Client” means any client or prospective client of the Firm to whom the Grantee provided services, or for whom the Grantee transacted business, or whose identity became known to the Grantee in connection with the Grantee’s relationship with or employment by the Firm.

1.2.11 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

1.2.12 “Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 1.3, and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance based” compensation under Section 162(m) of the Code, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m), and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

1.2.13 “Common Stock” means common stock of GS Inc., par value $0.01 per share.

1.2.14 “Competitive Enterprise” means an existing or planned business enterprise that (a) engages, or may reasonably be expected to engage, in any activity, (b) owns or controls, or may reasonably be expected to own or control, a significant interest in or (c) is, or may reasonably be expected to be, owned by, or a significant interest in which is, or may reasonably expected to be, owned or controlled by, any entity that engages in any activity that, in

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any case, competes or will compete anywhere with any activity in which the Firm is engaged. The activities covered by this definition include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than the Grantee and members of the Grantee’s family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.

1.2.15 “Conflicted Employment” means the Grantee’s employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by the Committee, if, as a result of such employment, the Grantee’s continued holding of any Outstanding Award would result in an actual or perceived conflict of interest.

1.2.16 “Date of Grant” means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.

1.2.17 “Delivery Date” means each date specified in the Grantee’s Award Agreement as a delivery date, provided, unless the Committee determines otherwise, such date is during a Window Period or, if such date is not during a Window Period, the first trading day of the first Window Period beginning after such date.

1.2.18 “Dividend Equivalent Right” means a dividend equivalent right granted under the Plan, which represents an unfunded and unsecured promise to pay to the Grantee amounts equal to all or any portion of the regular cash dividends that would be paid on shares of Common Stock covered by an Award if such shares had been delivered pursuant to an Award.

1.2.19 “Effective Date” means the date this Plan is approved by the shareholders of GS Inc. pursuant to Section 3.15 hereof.

1.2.20 “Employment” means the Grantee’s performance of services for the Firm, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings. The Committee in its sole discretion may determine (a) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee shall be treated as terminating Employment with the Firm upon the occurrence of an Extended Absence), (b) whether and when a change in a Grantee’s association with the Firm results in a termination of Employment and (c) the impact, if any, of any such leave of absence or change in association on Awards theretofore made. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated shall include both voluntary and involuntary terminations.

1.2.21 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.

1.2.22 “Exercise Price” means (i) in the case of Options, the price specified in the Grantee’s Award Agreement as the price-per-share of Common Stock at which such share can be purchased pursuant to the Option or (ii) in the case of SARs, the price specified in the Grantee’s Award Agreement as the reference price-per-share of Common Stock used to calculate the amount payable to the Grantee.

1.2.23 “Expiration Date” means the date specified in the Grantee’s Award Agreement as the final expiration date of the Award.

1.2.24 “Extended Absence” means the Grantee’s inability to perform for six (6) continuous months, due to illness, injury or pregnancy-related complications, substantially all the essential duties of the Grantee’s occupation, as determined by the Committee.

1.2.25 “Fair Market Value” means, with respect to a share of Common Stock on any day, the fair market value as determined in accordance with a valuation methodology approved by the Committee.

1.2.26 “Firm” means GS Inc. and its subsidiaries and affiliates.

1.2.27 “Good Reason” means, in connection with a termination of employment by a Grantee following a Change in Control, (a) as determined by the Committee, a materially adverse alteration in the Grantee’s position or in the nature or status of the Grantee’s responsibilities from those in effect immediately prior to the Change in Control or

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(b) the Firm’s requiring the Grantee’s principal place of Employment to be located more than seventy-five (75) miles from the location where the Grantee is principally Employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with the Grantee’s customary business travel obligations in the ordinary course of business prior to the Change in Control).

1.2.28 “Grantee” means a person who receives an Award.

1.2.29 “GS Inc.” means The Goldman Sachs Group, Inc., and any successor thereto.

1.2.30 “Incentive Stock Option” means an option to purchase shares of Common Stock that is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Option Award Agreement.

1.2.31 “Initial Exercise Date” means, with respect to an Option or an SAR, the date specified in the Grantee’s Award Agreement as the initial date on which such Award may be exercised, provided, unless the Committee determines otherwise, such date is during a Window Period or, if such date is not during a Window Period, the first trading day of the first Window Period beginning after such date.

1.2.32 “1999 SIP” means The Goldman Sachs 1999 Stock Incentive Plan, as in effect prior to the effective date of the 2003 SIP.

1.2.33 “New York Stock Exchange” means the New York Stock Exchange, Inc. and any successor exchange or trading market that is the principal trading market for the Common Stock.

1.2.34 “Nonqualified Stock Option” means an option to purchase shares of Common Stock that is not an Incentive Stock Option.

1.2.35 “Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

1.2.36 “Outstanding” means any Award to the extent it has not been forfeited, canceled, terminated, exercised or with respect to which the shares of Common Stock underlying the Award have not been previously delivered or other payments made.

1.2.37 “Plan” means The Goldman Sachs Amended and Restated Stock Incentive Plan (2013), as described herein and as hereafter amended from time to time.

1.2.38 “RSU” means a restricted stock unit Award granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock in accordance with the terms of the RSU Award Agreement.

1.2.39 “RSU Shares” means shares of Common Stock that underlie an RSU.

1.2.40 “Restricted Share” means a share of Common Stock delivered under the Plan that is subject to Transfer Restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the Restricted Share Award Agreement or other applicable Award Agreement. All references to Restricted Shares include “Shares at Risk.”

1.2.41 “Retirement” means termination of the Grantee’s Employment (other than for Cause) on or after the Date of Grant at a time when (i) (A) the sum of the Grantee’s age plus years of service with the Firm (as determined by the Committee in its sole discretion) equals or exceeds 60 and (B) the Grantee has completed at least 10 years of service with the Firm (as determined by the Committee in its sole discretion) or, if earlier, (ii) (A) the Grantee has attained age 50 and (B) the Grantee has completed at least five years of service with the Firm (as determined by the Committee in its sole discretion).

1.2.42 “SAR” means a stock appreciation right granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock, cash or other property equal in value to the excess of the Fair Market Value per share of Common Stock over the Exercise Price per share of the SAR, subject to the terms of the SAR Award Agreement.

1.2.43 “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.

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1.2.44 “Shares at Risk” means Restricted Shares that are designated as “Shares at Risk” in the applicable Award Agreement.

1.2.45 “SIP Administrator” means each person designated by the Committee as a “SIP Administrator” with the authority to perform day-to-day administrative functions for the Plan.

1.2.46 “SIP Committee” means the persons who have been delegated certain authority under the Plan by the Committee.

1.2.47 “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

1.2.48 “Transfer Restrictions” means restrictions that prohibit the sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposal of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by the Grantee, of an Award or any shares of Common Stock, cash or other property delivered in respect of an Award.

1.2.49 “Transferability Date” means the date Transfer Restrictions on a Restricted Share will be released. Within 30 Business Days after the applicable Transferability Date, GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove Transfer Restrictions.

1.2.50 “2003 SIP” means The Goldman Sachs Amended and Restated Stock Incentive Plan, as in effect prior to the Effective Date.

1.2.51 “Vested” means, with respect to an Award, the portion of the Award that is not subject to a condition that the Grantee remain actively employed by the Firm in order for the Award to remain Outstanding. The fact that an Award becomes Vested shall not mean or otherwise indicate that the Grantee has an unconditional or nonforfeitable right to such Award, and such Award shall remain subject to such terms, conditions and forfeiture provisions as may be provided for in the Plan or in the Award Agreement.

1.2.52 “Vesting Date” means each date specified in the Grantee’s Award Agreement as a date on which part or all of an Award becomes Vested.

1.2.53 “Window Period” means a period designated by the Firm during which all employees of the Firm are permitted to purchase or sell shares of Common Stock (provided that, if the Grantee is a member of a designated group of employees who are subject to different restrictions, the Window Period may be a period designated by the Firm during which an employee of the Firm in such designated group is permitted to purchase or sell shares of Common Stock).

1.3 Administration

1.3.1 Subject to Sections 1.3.3 and 1.3.4, the Plan shall be administered by the Committee.

1.3.2 The Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (a) exercise all of the powers granted to it under the Plan, (b) construe, interpret and implement the Plan and all Award Agreements, (c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (d) make all determinations necessary or advisable in administering the Plan, (e) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (f) amend the Plan to reflect changes in applicable law (whether or not the rights of the Grantee of any Award are adversely affected, unless otherwise provided in such Grantee’s Award Agreement), (g) grant Awards and determine who shall receive Awards, when such Awards shall be granted and the terms of such Awards, including setting forth provisions with regard to termination of Employment, such as termination of Employment for Cause or due to death, Conflicted Employment, Extended Absence, or Retirement, (h) unless otherwise provided in an Award Agreement, amend any outstanding Award Agreement in any respect, whether or not the rights of the Grantee of such Award are adversely affected, including, without limitation, to (1) accelerate the time or times at which the Award becomes Vested, unrestricted or may be exercised (and, in connection with such acceleration, the Committee may provide that any shares of Common Stock acquired pursuant to such Award shall be Restricted Shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (2) accelerate the time or times at which shares of Common Stock are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that

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any shares of Common Stock delivered pursuant to such Award shall be Restricted Shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (3) waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions or (4) reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities) and (i) determine at any time whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement), (B) exercised (including a “cashless” exercise) or (C) canceled, forfeited or suspended, (2) shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee and (3) Awards may be settled by GS Inc., any of its subsidiaries or affiliates or any of its or their designees.

1.3.3 Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee or to any administrative group within the Firm, including the SIP Committee, the SIP Administrators or any of them, any of its powers, responsibilities or duties. In delegating its authority, the Committee shall consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m) of the Code or to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act.

1.3.4 Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.

1.3.5 No Liability

No member of the Board or the Committee or any employee of the Firm (each such person, a “Covered Person”) shall have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by GS Inc. against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (b) any and all amounts paid by such Covered Person, with GS Inc.’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that GS Inc. shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once GS Inc. gives notice of its intent to assume the defense, GS Inc. shall have sole control over such defense with counsel of GS Inc.’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under GS Inc.’s Restated Certificate of Incorporation, as may be amended from time to time, or Amended and Restated Bylaws, as may be amended from time to time, as a matter of law, or otherwise, or any other power that GS Inc. may have to indemnify such persons or hold them harmless.

1.4 Persons Eligible for Awards

Awards under the Plan may be made to such current, former (solely with respect to their final year of service) and prospective officers, directors, employees, consultants and other individuals who may perform services for the Firm, as the Committee may select.

1.5 Types of Awards Under Plan

Awards may be made under the Plan in the form of (a) Options, (b) SARs, (c) Restricted Shares, (d) RSUs, (e) Dividend Equivalent Rights and (f) other equity-based or equity-related Awards that the Committee determines are

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consistent with the purpose of the Plan and the interests of the Firm. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by GS Inc. in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.

1.6 Shares Available for Awards

1.6.1 Total Shares Available. Subject to adjustment pursuant to Section 1.6.2, the total number of shares of Common Stock which may be delivered pursuant to Awards granted under the Plan on or after the Effective Date shall not exceed sixty million (60,000,000) shares. Each Option, SAR, Restricted Share, RSU or similar Award or share of Common Stock underlying an Award shall count as one share of Common Stock. No further Awards shall be granted pursuant to the 2003 SIP. If, on or after the Effective Date, any Award that was granted on or after the Effective Date is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, shares of Common Stock are surrendered or withheld from any Award to satisfy any obligation of the Grantee (including Federal, state or foreign taxes) or shares of Common Stock owned by a Grantee are tendered to pay the exercise price of any Award granted under the Plan, then the shares covered by such forfeited, terminated or canceled Award or which are equal to the number of shares surrendered, withheld or tendered shall again become available to be delivered pursuant to Awards granted under this Plan. Notwithstanding the foregoing, but subject to adjustment as provided in Section 1.6.2, no more than twenty-four million (24,000,000) shares of Common Stock that can be delivered under the Plan shall be deliverable pursuant to the exercise of Incentive Stock Options. The maximum number of shares of Common Stock with respect to which Options or SARs may be granted to an individual Grantee in any fiscal year shall equal one million (1,000,000) shares of Common Stock. Any shares of Common Stock (a) delivered by GS Inc., (b) with respect to which Awards are made hereunder and (c) with respect to which the Firm becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not count against the shares of Common Stock available to be delivered pursuant to Awards under this Plan. Shares of Common Stock that may be delivered pursuant to Awards may be authorized but unissued Common Stock or authorized and issued Common Stock held in GS Inc.’s treasury or otherwise acquired for the purposes of the Plan.

1.6.2 Adjustments. The Committee shall adjust the number of shares of Common Stock authorized pursuant to Section 1.6.1 and shall adjust (including, without limitation, by payment of cash) the terms of any Outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each Outstanding Award, the type of property to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate to prevent the enlargement or dilution of rights, for any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or any other change in corporate structure or event the Committee determines in its sole discretion affects the capitalization of GS Inc., provided, however, that no such adjustment shall be required if the Committee determines that such action would cause an award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A or otherwise would subject a Grantee to an additional tax imposed under Section 409A in respect of an Outstanding Award. After any adjustment made pursuant to this Section 1.6.2, the number of shares of Common Stock subject to each Outstanding Award shall be rounded up or down to the nearest whole number as determined by the Committee.

1.6.3 Except as provided in this Section 1.6 or under the terms of any applicable Award Agreement, there shall be no limit on the number or the value of shares of Common Stock that may be subject to Awards to any individual under the Plan.

1.6.4 There shall be no limit on the amount of cash, securities (other than shares of Common Stock as provided in Section 1.6.1, as adjusted by Section 1.6.2) or other property that may be delivered pursuant to any Award.

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ARTICLE II

AWARDS UNDER THE PLAN

2.1 Agreements Evidencing Awards

Each Award granted under the Plan shall be evidenced by an Award Agreement, which shall contain such provisions and conditions as the Committee deems appropriate (and which may incorporate by reference some or all of the provisions of the Plan). The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Firm. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2 No Rights as a Shareholder

No Grantee (or other person having rights pursuant to an Award) shall have any of the rights of a shareholder of GS Inc. with respect to shares of Common Stock subject to an Award until the delivery of such shares. Except as otherwise provided in Section 1.6.2, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property), or other events relating to, shares of Common Stock subject to an Award for which the record date is prior to the date such shares are delivered.

2.3 Options

2.3.1 Grant. Subject to the individual limit described in Section 1.6.1, the Committee may grant Awards of Options in such amounts and subject to such terms and conditions as the Committee may determine (and may include a grant of Dividend Equivalent Rights under Section 2.8 in connection with such Option grants); provided, however, that (i) the Exercise Price for any Option may not be less than the lesser of (A) the closing price of a share of Common Stock on the New York Stock Exchange on the Date of Grant for such Option and (B) the average of the high and low sale prices of a share of Common Stock on the New York Stock Exchange on the Date of Grant for such Option and (ii) the Expiration Date in respect of an Option may not be later than the tenth anniversary of the Date of Grant. Except as provided for in Section 1.6.2, the Exercise Price for any Outstanding Option may not be reduced after the Date of Grant.

2.3.2 Exercise. Options that are not Vested or that are not Outstanding may not be exercised. Outstanding Vested Options may be exercised in accordance with procedures established by the Committee (but, subject to the applicable Award Agreement, may not be exercised earlier than the Initial Exercise Date). The Committee may from time to time prescribe periods during which Outstanding Vested Options shall not be exercisable.

2.3.3 Payment of Exercise Price. Any acceptance by the Committee of a Grantee’s written notice of exercise of a Vested Option shall be conditioned upon payment for the shares of Common Stock being purchased. Such payment may be made in cash or by such other methods as the Committee may from time to time prescribe.

2.3.4 Delivery of Shares. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Sections 3.3, 3.4, 3.11 and 3.17.1, and subject to Section 3.2, upon receipt of payment of the full Exercise Price (or upon satisfaction of procedures adopted by the Committee in connection with a “cashless” exercise method adopted by it) for shares of Common Stock subject to an Outstanding Vested Option, delivery of such shares of Common Stock shall be effected by book-entry credit to the Grantee’s Account. The Grantee shall be the beneficial owner and record holder of such shares of Common Stock properly credited to the Account. No delivery of such shares of Common Stock shall be made to a Grantee unless the Grantee has timely returned all required documentation specified in the Grantee’s Award Agreement or as otherwise required by the Committee or the SIP Administrator.

2.3.5 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s Option Award Agreement in respect of exercised Options were not satisfied, then the Grantee shall be obligated immediately upon demand therefor, as determined by the Firm in its sole discretion, to either: (i) return to the Firm such number of shares of Common Stock that were delivered in excess of the Exercise Price paid therefor or (ii) pay the Firm an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the shares of Common Stock that were delivered in respect of such exercised Options over the Exercise Price paid therefor, in each case, without reduction for any shares of Common Stock, cash or other property applied to satisfy withholding tax or other obligations in respect of such shares.

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2.4 SARs

2.4.1 Grant. Subject to the individual limit described in Section 1.6.1, the Committee may grant Awards of SARs in such amounts and subject to such terms and conditions as the Committee may determine (and may include a grant of Dividend Equivalent Rights under Section 2.8 in connection with such SAR grants); provided, however, that (i) the Exercise Price for any SAR may not be less than the lesser of (A) the closing price of a share of Common Stock on the New York Stock Exchange on the Date of Grant for such SAR and (B) the average of the high and low sale prices of a share of Common Stock on the New York Stock Exchange on the Date of Grant for such SAR and (ii) the Expiration Date in respect of an SAR may not be later than the tenth anniversary of the Date of Grant. Except as provided for in Section 1.6.2, the Exercise Price for any SAR may not be reduced after the Date of Grant.

2.4.2 Exercise. SARs that are not Vested or that are not Outstanding may not be exercised. Outstanding Vested SARs may be exercised in accordance with procedures established by the Committee (but, subject to the applicable Award Agreement, may not be exercised earlier than the Initial Exercise Date). The Committee may from time to time prescribe periods during which Outstanding Vested SARs shall not be exercisable.

2.4.3 Delivery of Shares. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Sections 3.3, 3.4, 3.11 and 3.17.1, and subject to Section 3.2, upon exercise of an Outstanding Vested SAR for which payment will be made partly or entirely in shares of Common Stock, delivery of shares of Common Stock (and cash in respect of fractional shares), with a Fair Market Value (on the exercise date) equal to (i) the excess of (a) the Fair Market Value of a share of Common Stock (on the exercise date) over (b) the Exercise Price of such SAR multiplied by (ii) the number of SARs exercised, shall be effected by book-entry credit to the Grantee’s Account. The Grantee shall be the beneficial owner and record holder of such shares of Common Stock properly credited to the Account on such date of delivery. No delivery of such shares of Common Stock shall be made to a Grantee unless the Grantee has timely returned all required documentation specified in the Grantee’s Award Agreement or as otherwise required by the Committee or the SIP Administrator.

2.4.4 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s SAR Award Agreement in respect of exercised SARs were not satisfied, then the Grantee shall be obligated immediately upon demand therefor, as determined by the Firm in its sole discretion, to either: (i) return to the Firm such number of shares of Common Stock that were delivered in excess of the Exercise Price paid therefor or (ii) pay the Firm an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the shares of Common Stock subject to the exercised SARs over the Exercise Price therefor, in each case, without reduction for any shares of Common Stock, cash or other property applied to satisfy withholding tax or other obligations in respect of such SARs.

2.5 Restricted Shares

2.5.1 Grant. The Committee may grant or offer for sale Awards of Restricted Shares in such amounts and subject to such terms and conditions as the Committee may determine. Upon the issuance of such shares in the name of the Grantee, the Grantee shall have the rights of a shareholder with respect to the Restricted Shares and shall become the record holder of such shares, subject to the provisions of the Plan and any restrictions and conditions as the Committee may include in the applicable Award Agreement. In the event that a Certificate is issued in respect of Restricted Shares, such Certificate may be registered in the name of the Grantee but, unless otherwise determined by the Committee, shall be held by a custodian (which may be GS Inc. or one of its affiliates) until the time the restrictions lapse.

2.5.2 Condition to Grant. Any grant or offer for sale of Awards of Restricted Shares is subject to the Grantee’s irrevocable grant of full power and authority to GS Inc. to register in GS Inc.’s name, or that of any designee, any and all Restricted Shares that have been or may be delivered to the Grantee, and the Grantee’s irrevocable authorization of GS Inc., or its designee, to sell, assign or transfer such shares to GS Inc. or such other persons as it may determine in the event of a forfeiture of such shares pursuant to any Award Agreement.

2.5.3 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s Restricted Share Award Agreement (or other Award Agreement which provides for delivery of Restricted Shares) in respect of Restricted Shares which have become Vested (or for which Transfer Restrictions have been released) were not satisfied, then the Grantee shall be obligated immediately upon demand therefor, as determined by the Firm in its sole discretion, to either: (i) return to the Firm such number of Restricted Shares for

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which such terms and conditions were not satisfied or (ii) pay an amount equal to the Fair Market Value (determined at the time such shares became Vested, or at the time Transfer Restrictions were released, as applicable) of such Restricted Shares, in each case, without reduction for any shares of Common Stock, cash or other property applied to satisfy withholding tax or other obligations in respect of such Restricted Shares.

2.6 RSUs

2.6.1 Grant. The Committee may grant Awards of RSUs in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of an RSU has only the rights of a general unsecured creditor of GS Inc. until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement.

2.6.2 Delivery of Shares. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Sections 3.3, 3.4, 3.11 and 3.17.3, and subject to Section 3.2, on each Delivery Date the number or percentage of RSU Shares specified in the Grantee’s Award Agreement with respect to the Grantee’s then Outstanding Vested RSUs (which amount may be rounded to avoid fractional RSU Shares) shall be delivered. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, delivery of RSU Shares shall be effected by book-entry credit to the Grantee’s Account. The Grantee shall be the beneficial owner and record holder of any RSU Shares properly credited to the Grantee’s Account. No delivery of shares of Common Stock underlying a Grantee’s RSUs shall be made unless the Grantee has timely returned all required documentation specified in the Grantee’s Award Agreement or as otherwise determined by the Committee or the SIP Administrator.

2.6.3 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s RSU Award Agreement in respect of the delivery of shares underlying such RSUs were not satisfied, then the Grantee shall be obligated immediately upon demand therefor, as determined by the Firm in its sole discretion, to either: (i) return to the Firm such number of the shares of Common Stock delivered in respect of such RSUs for which such terms and conditions were not satisfied or (ii) pay the Firm an amount equal to the Fair Market Value (determined at the time of delivery) of the shares of Common Stock delivered with respect to such Delivery Date, in each case, without reduction for any shares of Common Stock, cash or other property applied to satisfy withholding tax or other obligations in respect of such shares of Common Stock.

2.7 Other Stock-Based Awards

The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.8 Dividend Equivalent Rights

2.8.1 Grant. The Committee may grant, either alone or in connection with any other Award, a Dividend Equivalent Right.

2.8.2 Payment. The Committee shall determine whether payments in connection with a Dividend Equivalent Right shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise of any Award to which they relate, the time or times at which they shall be made and such other terms and conditions as the Committee shall deem appropriate. No payments will be made in respect of any Dividend Equivalent Right at a time when any performance-based goals that apply to the Dividend Equivalent Right or Award that is granted in connection with a Dividend Equivalent Right have not been satisfied (as determined by the Firm in its sole discretion).

2.8.3 Certain Section 162(m) Related Conditions. No Dividend Equivalent Right shall be conditioned on the exercise of any Option or SAR, if and to the extent such Dividend Equivalent Right would cause the compensation payable to a “covered employee” as a result of the related Option or SAR not to constitute performance-based compensation under Section 162(m)(4)(C) of the Code.

2.8.4 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s Award Agreement in respect of which a Dividend Equivalent Right was granted were not satisfied

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(including the terms and conditions of any other Award that was granted in connection with the Dividend Equivalent Right), then the Grantee shall be obligated to pay the Firm immediately upon demand therefor, any payments in connection with such Dividend Equivalent Right (and, if such payments in respect of the Dividend Equivalent Right were made in a form other than cash, as determined by the Firm in its sole discretion, either return to the Firm the property paid in respect of such Dividend Equivalent Right or an amount equal to the Fair Market Value of such payment determined at the time of payment), without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such payments.

ARTICLE III

MISCELLANEOUS

3.1 Amendment of the Plan or Award Agreement

3.1.1 Unless otherwise provided in the Plan or in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any Grantee of an Award.

3.1.2 Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment shall be obtained only to the extent necessary to comply with any applicable law, rule or regulation; provided, however, if and to the extent the Board determines that it is appropriate for Awards granted under the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, no amendment that would require shareholder approval in order for amounts paid pursuant to the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be effective without the approval of the shareholders of GS Inc. as required by Section 162(m) of the Code and the regulations thereunder and, if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require shareholder approval under Section 422 of the Code shall be effective without the approval of the shareholders of GS Inc.

3.2 Tax Withholding

3.2.1 As a condition to the delivery of any shares of Common Stock, other property or cash pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a Federal or other governmental tax withholding obligation on the part of the Firm relating to an Award (including, without limitation, FICA tax), (a) the Firm may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Grantee, whether or not pursuant to the Plan, (b) the Committee shall be entitled to require that the Grantee remit cash to the Firm (through payroll deduction or otherwise) or (c) the Firm may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Firm to satisfy such withholding obligation.

3.2.2 If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the discretion of the Committee, the Grantee may satisfy the withholding obligation described under Section 3.2.1 by electing to have GS Inc. withhold shares of Common Stock (which withholding, unless otherwise provided in the applicable Award Agreement, will be at a rate not in excess of the statutory minimum rate) or by tendering previously owned shares of Common Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules). For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined, which may, as determined by the Committee, be the closing price of a share of Common Stock on the New York Stock Exchange on the trading day immediately prior to the date shares of Common Stock (or cash or other property) are delivered in respect of RSUs (and GS Inc. may cause any fractional share amount to be settled in cash).

3.3 Required Consents and Legends

3.3.1 If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be

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taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop order against any legended shares.

3.3.2 By accepting an Award, each Grantee shall have expressly provided consent to the items described in Section 3.3.3(d) hereof.

3.3.3 The term “consent” as used herein with respect to any plan action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any Federal, state or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the Grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (d) any and all consents by the Grantee to (i) the Firm’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) the Firm’s deducting amounts from the Grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Firm for advances made on the Grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (iii) the Firm’s imposing sales and transfer procedures and restrictions and hedging restrictions on shares of Common Stock delivered under the Plan and (e) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require GS Inc. to list, register or qualify the shares of Common Stock on any securities exchange.

3.4 Right of Offset

The Firm shall have the right to offset against its obligation to (i) deliver shares of Common Stock (or other property or cash), (ii) release restrictions and/or other terms and conditions in respect of Restricted Shares or (iii) pay dividends or payments under Dividend Equivalent Rights (granted alone or in connection with any Award), in each case, under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Firm pursuant to tax equalization, housing, automobile or other employee programs) the Grantee then owes to the Firm and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

3.5 Nonassignability

3.5.1 Except to the extent otherwise expressly provided in the applicable Award Agreement and Sections 3.5.2 and 3.5.3 below, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) shall be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the preceding sentence, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer any Award to any person or entity that the Committee so determines. Any sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the provisions of this Section 3.5 shall be void. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any permitted successors and assigns.

3.5.2 The Committee may adopt procedures pursuant to which some or all Grantees of RSUs or Restricted Shares may transfer some or all of their RSUs or Restricted Shares, in each case, which shall continue to be subject to the same terms and conditions on such Award, through a gift for no consideration to any immediate family member (as determined pursuant to the procedures) or a trust in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% (or such lesser amount as determined by the Committee from time to time) of the beneficial interest (as determined pursuant to the procedures).

3.5.3 The Committee may adopt procedures pursuant to which a Grantee may be permitted to specifically bequeath some or all of the Grantee’s Outstanding RSUs under the Grantee’s will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).

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3.6 Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision

No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the law of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. If a Grantee of an Award, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted under the terms of the Award Agreement or by such Committee action to make any such election and the Grantee makes the election, the Grantee shall notify the Committee of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

3.7 Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

If any Grantee shall make any disposition of shares of Common Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Grantee shall notify GS Inc. of such disposition within ten (10) days thereof.

3.8 Change in Control

3.8.1 The Committee may provide in any Award Agreement for provisions relating to a Change in Control, including, without limitation, the acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any Outstanding Awards; provided, however, that, in addition to any conditions provided for in the Award Agreement, any acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any Outstanding Awards in connection with a Change in Control may occur only if (i) the Change in Control occurs and (ii) the Grantee’s Employment is terminated by the Firm without Cause or by the Grantee for Good Reason within 18 months following such Change in Control.

3.8.2 Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of GS Inc. with or into any other entity (“successor entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of GS Inc., or all or substantially all of the assets of GS Inc., Outstanding Awards may be assumed or a substantially equivalent Award may be substituted by such successor entity or a parent or subsidiary of such successor entity, and such an assumption or substitution shall not be deemed to violate this Plan or any provision of any Award Agreement.

3.9 Other Conditions to Awards

Unless the Committee determines otherwise, the Grantee’s rights in respect of all of his or her Outstanding Awards (whether or not Vested) shall immediately terminate and such Awards shall cease to be Outstanding if: (a) the Grantee attempts to have any dispute under the Plan or his or her Award Agreement resolved in any manner that is not provided for by Section 3.17, (b) the Grantee in any manner, directly or indirectly, (1) Solicits any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm or (2) interferes with or damages (or attempts to interfere with or damage) any relationship between the Firm and any Client or (3) Solicits any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise, (c) the Grantee fails to certify to GS Inc., in accordance with procedures established by the Committee, that the Grantee has complied, or the Committee determines that the Grantee in fact has failed to comply, with all the terms and conditions of the Plan or Award Agreement, (d) any event constituting Cause occurs with respect to the Grantee, (e) the Committee determines that the Grantee failed to meet, in any respect, any obligation the Grantee may have under any agreement between the Grantee and the Firm, or any agreement entered into in connection with the Grantee’s Employment with the Firm or the Grantee’s Award, (f) as a result of any action brought by the Grantee, it is determined that any of the terms or conditions for delivery of shares of Common Stock (or cash or other property) in respect of an Award are invalid or (g) the Grantee’s Employment terminates for any reason or the Grantee is otherwise no longer actively Employed with the Firm and an entity to which the Grantee provide services grants the Grantee cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Award. By exercising any Option or SAR or by accepting delivery of shares of Common Stock (including, for the avoidance of doubt, in the case of Restricted Shares, accepting Restricted Shares for which Transfer Restrictions are released), payment in respect of Dividend Equivalent Rights or any other payment under this Plan, the Grantee shall be deemed to have represented and certified at such time that the Grantee has complied with all the terms and conditions of the Plan and the Award Agreement.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	C-13

3.10 Right of Discharge Reserved

Neither the grant of an Award nor any provision in the Plan or in any Award Agreement shall confer upon any Grantee the right to continued Employment by the Firm or affect any right that the Firm may have to terminate or alter the terms and conditions of the Grantee’s Employment.

3.11 Nature and Form of Payments

3.11.1 Any and all grants of Awards and deliveries of shares of Common Stock, cash or other property under the Plan shall be in consideration of services performed or to be performed for the Firm by the Grantee. Awards under the Plan may, in the sole discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to an Employee. Without limitation on Section 1.3 hereof, unless otherwise specifically provided in an Award Agreement or by applicable law, the Committee shall be permitted with respect to any or all Awards to exercise all of the rights described in Sections 1.3.2(h) and 1.3.2(i). Deliveries of shares of Common Stock may be rounded to avoid fractional shares. In addition, the Firm may pay cash in lieu of fractional shares.

3.11.2 All grants of Awards and deliveries of shares of Common Stock, cash or other property under the Plan shall constitute a special discretionary incentive payment to the Grantee and shall not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Firm or under any agreement with the Grantee, unless the Firm specifically provides otherwise.

3.12 Non-Uniform Determinations

None of Committee’s determinations under the Plan and Award Agreements need to be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards, (c) whether a Grantee’s Employment has been terminated for purposes of the Plan and (d) any adjustments to be made to Awards pursuant to Section 1.6.2 or otherwise.

3.13 Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Firm from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.14 Plan Headings; References to Laws, Rules or Regulations

The headings in this Plan are for the purpose of convenience only, and are not intended to define or limit the construction of the provisions hereof.

Any reference in this Plan to any law, rule or regulation shall be deemed to include any amendments, revisions or successor provisions to such law, rule or regulation.

3.15 Date of Adoption and Term of Plan; Shareholder Approval Required

The adoption of the Plan as amended and restated on March 19, 2013 is expressly conditioned on the approval of the shareholders of GS Inc. in accordance with Treasury Regulation §1.162-27(e)(4), Section 422 of the Code, the rules of the New York Stock Exchange and other applicable law.

Unless sooner terminated by the Board, the Plan shall terminate on the date of the annual meeting of shareholders of GS Inc. that occurs in 2016. The Board reserves the right to terminate the Plan at any time. All Awards made under the Plan prior to the termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.16 Governing Law

ALL RIGHTS AND OBLIGATIONS UNDER THE PLAN AND EACH AWARD AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

C-14	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

3.17 Arbitration

3.17.1 Unless otherwise specified in an applicable Award Agreement, it shall be a condition of each Award that any dispute, controversy or claim between the Firm and a Grantee, arising out of or relating to or concerning the Plan or applicable Award Agreement, shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter in New York City (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by the Grantee must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This Section is subject to the provisions of Sections 3.17.2 and 3.17.3 below.

3.17.2 Unless otherwise specified in an applicable Award Agreement, it shall be a condition of each Award that the Firm and the Grantee irrevocably submit to the exclusive jurisdiction of any state or Federal court located in the City of New York over any suit, action or proceeding arising out of or relating to or concerning the Plan or the Award that is not otherwise arbitrated or resolved according to Section 3.17.1. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. By accepting an Award, the Grantee acknowledges that the forum designated by this Section 3.17.2 has a reasonable relation to the Plan, any applicable Award and to the Grantee’s relationship with the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm from bringing any suit, action or proceeding in any other court for the purpose of enforcing the provisions of this Section 3.17 or otherwise.

3.17.3 Unless otherwise specified in an applicable Award Agreement, the agreement by the Grantee and the Firm as to forum is independent of the law that may be applied in the suit, action or proceeding and the Grantee and the Firm agree to such forum even if the forum may under applicable law choose to apply non-forum law. By accepting an Award, (a) the Grantee waives, to the fullest extent permitted by applicable law, any objection which the Grantee may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 3.17.2, (b) the Grantee undertakes not to commence any action arising out of or relating to or concerning any Award in any forum other than a forum described in Section 3.17 and (c) the Grantee agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Grantee and the Firm.

3.17.4 Unless otherwise specified in an applicable Award Agreement, by accepting an Award, the Grantee irrevocably appoints each General Counsel of GS Inc. as his or her agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning this Plan or any Award which is not arbitrated pursuant to the provisions of Section 3.17.1, who shall promptly advise the Grantee of any such service of process.

3.17.5 Unless otherwise specified in an applicable Award Agreement, by accepting an Award, the Grantee agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 3.17, except that the Grantee may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to his or her legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

3.17.6 By accepting an Award, Grantee agrees to arbitrate all claims as described in this Section 3.17, in accordance with the arbitration procedure set forth in this Section 3.17. Nothing herein shall be construed as an agreement by either the Firm or Grantee to arbitrate claims on a collective or class basis. In addition, by accepting an Award, Grantee agrees that, to the fullest extent permitted by applicable law, no arbitrator shall have the authority to consider class or collective claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.

3.18 Severability; Entire Agreement

If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided that, if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	C-15

to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. By accepting an Award, the Grantee acknowledges that the Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.19 Waiver of Claims

By accepting an Award, the Grantee recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits under such Award. Accordingly, in consideration of the Grantee’s receipt of any Award, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the SIP Administrator, GS Inc. or the Board or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement), and the Grantee expressly waives any claim related in any way to any Award including any claim based upon any promissory estoppel or other theory in connection with any Award and the Grantee’s employment with the Firm.

3.20 No Third Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Firm and the Grantee of the Award any rights or remedies thereunder; provided that the exculpation and indemnification provisions of Section 1.3.5 shall inure to the benefit of a Covered Person’s estate, beneficiaries and legatees.

3.21 Limitations Imposed by Section 162(m) of the Code

Notwithstanding any other provision hereunder, prior to a Change in Control, if and to the extent that the Committee determines GS Inc.’s Federal tax deduction in respect of a particular Grantee’s Award may be limited as a result of Section 162(m) of the Code, the Committee may determine to delay delivery or payment under the Award in such manner as it deems appropriate, including the following actions:

3.21.1 With respect to such Grantee’s Options, SARs and Dividend Equivalent Rights, the Committee may delay the payment in respect of such Options, SARs and Dividend Equivalent Rights until a date that is within 30 Business Days after the earlier to occur of (i) the date that compensation paid to the Grantee is no longer subject to the deduction limitation under Section 162(m) of the Code and (ii) the occurrence of a Change in Control. In the event that a Grantee exercises an Option or SAR or would receive a payment in respect of a Dividend Equivalent Right at a time when the Grantee is a “covered employee” and the Committee determines to delay the payment in respect of any such Award, the Committee shall credit cash or, in the case of an amount payable in Common Stock, the Fair Market Value of the Common Stock, payable to the Grantee to a book account. The Grantee shall have no rights in respect of such book account, and the amount credited thereto shall be subject to the transfer restrictions in Section 3.5. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded unsecured promise to pay the amount credited thereto to the Grantee in the future.

3.21.2 With respect to such Grantee’s Restricted Shares, the Committee may require the Grantee to surrender to the Committee any certificates and agreements with respect to such Restricted Shares in order to cancel the Awards of Restricted Shares. In exchange for such cancellation, the Committee shall credit the Fair Market Value of the Restricted Shares subject to such Awards to a book account. The amount credited to the book account shall be paid to the Grantee within 30 Business Days after the earlier to occur of (i) the date that compensation paid to the Grantee is no longer subject to the deduction limitation under Section 162(m) of the Code and (ii) the occurrence of a Change in Control. The Grantee shall have no rights in respect of such book account, and the amount credited thereto shall be subject to the transfer restrictions in Section 3.5. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded unsecured promise to pay the amount credited thereto to the Grantee in the future.

3.21.3 With respect to such Grantee’s RSUs, the Committee may elect to delay delivery of such RSU Shares until a date that is within 30 Business Days after the earlier to occur of (i) the date that compensation paid to the Grantee is no longer subject to the deduction limitation under Section 162(m) of the Code and (ii) the occurrence of a Change in Control.

C-16	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

3.22 Certain Limitations on Transactions Involving Common Stock; Fees and Commissions

3.22.1 Each Grantee shall be subject to, and acceptance of an Award shall constitute an agreement to be subject to, the Firm’s policies in effect from time to time concerning trading in Common Stock, hedging or pledging and confidential or proprietary information. In addition, with respect to any shares of Common Stock delivered to any Grantee in respect of an Award, sales of such Common Stock shall be effected in accordance such rules and procedures as may be adopted from time to time with respect to sales of such shares of Common Stock (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm).

3.22.2 Each Grantee may be required to pay any brokerage costs or other fees or expenses associated with any Award, including, without limitation, in connection with the sale of any shares of Common Stock delivered in respect of any Award or the exercise of an Option or SAR.

3.23 Deliveries

3.23.1 Deliveries of shares of Common Stock, cash or other property under the Plan shall be made to the Grantee reasonably promptly after the Delivery Date or any other date such delivery is called for, but in no case more than thirty (30) Business Days after such date.

3.23.2 In the discretion of the Committee, delivery of shares of Common Stock (including Restricted Shares) or the payment of cash or other property may be made initially into an escrow account meeting such terms and conditions as are determined by the Firm and may be held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of shares of Common Stock, cash or other property required by this Award Agreement have been satisfied. The Firm may establish and maintain an escrow account on such terms and conditions (which may include, without limitation, the Grantee’s (or the Grantee’s estate or beneficiary) executing any documents related to, and the Grantee (or the Grantee’s estate or beneficiary) paying for any costs associated with, such account) as the Firm may deem necessary or appropriate. Any such escrow arrangement shall, unless otherwise determined by the Firm, provide that (A) the escrow agent shall have the exclusive authority to vote such shares of Common Stock while held in escrow and (B) dividends paid on such shares of Common Stock held in escrow may be accumulated and shall be paid as determined by the Firm in its sole discretion.

3.24 Successors and Assigns of GS Inc.

The terms of this Plan shall be binding upon and inure to the benefit of GS Inc. and its successors and assigns.

Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders	C-17

Directions to our 2013 Annual Meeting of Shareholders

The Goldman Sachs Group, Inc.

222 South Main Street

14th Floor

Salt Lake City, Utah 84101

Public Transport

TRAX stop located at: Gallivan Plaza, Main Street at 275 South, Salt Lake City

Driving Directions

From SLC International Airport

•	Head west on North Terminal Drive

•	Continue straight and make slight right onto Terminal Drive

•	Continue straight on Terminal Drive

•	Take I-80 East ramp on the left to City Center/Ogden/Provo

•	Keep left at fork, follow signs for I-80 East and merge onto I-80 East

•	Take exit 121 for 600 South

•	Merge onto West 600 South

•	Turn left onto South West Temple

•	Turn right onto West 200 South

Parking is available at AMPCO Parking Garage (on West 200 South between South West Temple and Main Street)

THE GOLDMAN SACHS GROUP, INC. 200 WEST STREET NEW YORK, NEW YORK 10282

THE GOLDMAN SACHS GROUP, INC.

ANNUAL MEETING FOR HOLDERS

AS OF 3/25/13 TO BE HELD ON 5/23/13

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until (i) for shares held through our 401(k) plan, 5:00 p.m. Eastern time on May 20, 2013 and (ii) for all other shares, 11:59 p.m. Eastern time on May 22, 2013. Have your proxy card in hand when you access the web site and follow the instructions to complete an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until (i) for shares held through our 401(k) plan, 5:00 p.m. Eastern time on May 20, 2013 and (ii) for all other shares, 11:59 p.m. Eastern time on May 22, 2013. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy at your earliest convenience and in any event by May 16, 2013 to ensure timely receipt.

If you vote by Internet or by telephone, please do NOT mail back the proxy card below.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M52518-Z59825-Z59826 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GOLDMAN SACHS GROUP, INC.

Matters to be voted on: The Board of Directors recommends you vote FOR proposals 1-4:		For	Against	Abstain
1.	Election of Directors	i
	1a. Lloyd C. Blankfein	☐	☐	☐

	1b. M. Michele Burns	☐	☐	☐

	1c. Gary D. Cohn	☐	☐	☐

	1d. Claes Dahlbäck	☐	☐	☐

	1e. William W. George	☐	☐	☐

	1f. James A. Johnson	☐	☐	☐

	1g. Lakshmi N. Mittal	☐	☐	☐

	1h. Adebayo O. Ogunlesi	☐	☐	☐

	1i. James J. Schiro	☐	☐	☐

	1j. Debora L. Spar	☐	☐	☐

	1k. Mark E. Tucker	☐	☐	☐

	1l. David A. Viniar	☐	☐	☐

		For	Against	Abstain
i
2.	Advisory Vote to Approve Executive Compensation (Say on Pay)	☐	☐	☐
3.	Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2013)	☐	☐	☐

4.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 5-8:		For	Against i	Abstain
5.	Shareholder Proposal Regarding Human Rights Committee	☐	☐	☐
6.	Shareholder Proposal Regarding Goldman Sachs Lobbying Disclosure	☐	☐	☐
7.	Shareholder Proposal Regarding Proxy Access for Shareholders	☐	☐	☐
8.	Shareholder Proposal Regarding Maximization of Value for Shareholders	☐	☐	☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement, the 2012 Annual Report to Shareholders and other related materials are available at: www.proxyvote.com

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M52519-Z59825-Z59826

THE GOLDMAN SACHS GROUP, INC. ANNUAL MEETING: MAY 23, 2013 This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Lloyd C. Blankfein and James J. Schiro, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote for, and on behalf of, the undersigned as designated on the reverse side at the 2013 Annual Meeting of Shareholders to be held on May 23, 2013 and at any adjournment or postponement thereof. Other than with respect to shares held through The Goldman Sachs 401(k) Plan, the undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2013 Annual Meeting of Shareholders, the Proxy Statement in connection with such meeting and the 2012 Annual Report to Shareholders is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, this proxy will be voted “FOR” Proposals (1), (2), (3) and (4), “AGAINST” Proposals (5), (6), (7) and (8) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Unless otherwise specified, in order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly complete and return this proxy in order that, in either case, your vote is received no later than 11:59 p.m. Eastern time on May 22, 2013.

Parties to the Goldman Sachs Shareholders’ Agreement should refer to the e-mail notice that accompanied the proxy card for information regarding the authorization granted by the proxy card.

Special instructions with respect to shares held through The Goldman Sachs 401(k) Plan. This proxy also provides voting instructions for shares held by State Street Bank and Trust Company, Trustee of the Goldman Sachs Stock Fund under The Goldman Sachs 401(k) Plan and authorizes and directs the Trustee to vote in person or by proxy all shares credited to the undersigned’s account as of the March 25, 2013 record date. You must indicate how the shares allocated to your account are to be voted by the Trustee by Internet or telephone or by completing and returning this form no later than 5:00 p.m. Eastern time on May 20, 2013. If you (i) sign and return this form but do not give any direction or (ii) fail to sign and return this form or vote by Internet or telephone, the shares will be voted in the same proportion as the shares held under the Plan for which instructions are received, unless otherwise required by law.

Submitting your proxy via the Internet or by telephone or mail will not affect your right to vote in person should you decide to attend the Annual Meeting.